Exhibit 4.1
Execution Version
CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT KEEPS PRIVATE OR CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER
dated as of
December 12, 2024,
by and among
GAMBLING.COM GROUP LIMITED
ODYSSEY MERGER CORP.,
ODDS HOLDINGS, INC.,
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC
(solely in its capacity as Stockholders’ Representative)

TABLE OF CONTENTS
-i-

-ii-

-iii-

Exhibits

Exhibit A – Company Disclosure Schedules
Exhibit B – Form of Specified Offer Letters
Exhibit C – Specified Individuals
Exhibit D – Form of Registration Rights Agreement
Exhibit E – Form of Closing Consideration Schedule
Exhibit F – Form of Restrictive Covenant Agreement
Exhibit G – Form of Resignation Letter
Exhibit H – Form of Shareholder Consent

Schedules

Schedule A – Adjusted EBITDA
Schedule B – Key Employees
Schedule C – Total Revenue
Schedule D – Net Working Capital Illustrative Calculation
Schedule 1.1 – Accounting Policies
Schedule 3.3 – Closing Balance Sheet
Schedule 6.1 – Conduct of Business prior to Closing
Schedule 6.13 – Termination of Contracts with Affiliates
Schedule 6.24 – Dividend Covenant
Schedule 7.2(g) – Consents
-iv-

Page
Schedule 9.1(a)(viii) – Special Indemnification Items
Schedule 10.7(b) – NOL Cap
-v-

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of December 12, 2024 (this “Agreement”), is entered into by and among Gambling.com Group Limited, a company registered in Jersey (“Parent”), Odyssey Merger Corp., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Sub”), Odds Holdings, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Stockholders (as defined herein) (the “Stockholders’ Representative”) (each of the foregoing, a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);
WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of Common Stock and each vested Company Option (each as defined herein and collectively, the “Shares”) will be converted into the right to receive the Merger Consideration (as defined herein).
WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it fair and advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;
WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth in this Agreement, approved this Agreement;
WHEREAS, concurrent with the execution of this Agreement, each Specified Individual has executed a Specified Offer Letter, to be effective upon and subject to the consummation of the Merger; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I.

DEFINITIONS
Section 1.1.    Definitions. The terms defined in this Article I, whenever used herein (including the Exhibits and Schedules hereto), shall have the following meanings for all purposes of this Agreement:
“2025 Adjusted EBITDA” means the Adjusted EBITDA of the Company and its Subsidiaries calculated for the time period starting on January 1, 2025, and ending December 31, 2025.

“2025 Performance Amount” has the meaning set forth in Section 2.6(a)(i)(A).
“2025 Transaction Bonus Amount” means a dollar amount equal to the sum of (i) 2.5% of the 2025 Performance Amount plus (ii) the employer portion of any payroll, employment or similar Taxes related to the bonuses to be paid to employees holding Bonus Eligible Options from the amount described in clause (i), with such payroll, employment or similar Taxes related to such bonuses to be computed as if such bonuses were the last wages to be paid to such employees in the applicable taxable year.
“2026 Adjusted EBITDA” means the Adjusted EBITDA of the Company and its Subsidiaries calculated for the time period starting on January 1, 2026, and ending December 31, 2026.
“2026 Performance Amount” has the meaning set forth in Section 2.6(a)(i)(B).
“2026 Transaction Bonus Amount” means a dollar amount equal to the sum of (i) 2.5% of the 2026 Performance Amount plus (ii) the employer portion of any payroll, employment or similar Taxes related to the bonuses to be paid to employees holding Bonus Eligible Options from the amount described in clause (i), with such payroll, employment or similar Taxes related to such bonuses to be computed as if such bonuses were the last wages to be paid to such employees in the applicable taxable year.
“Accounting Policies” means in accordance with GAAP as in effect on the date of this Agreement and prepared on an accruals basis and otherwise in accordance with the principles set forth on Schedule 1.1; provided, that for the avoidance of doubt, the calculation of the amount of Accrued Income Taxes shall be calculated as set forth in the definition thereof and Taxes for any Straddle Period shall be calculated as set forth in Section 10.4.
“Accounts Receivable” means all of the accounts and notes receivable and other receivables of the Business as of the Closing.
“Accredited Investor Questionnaire” means an investor questionnaire in the form attached to the Letter of Transmittal.
“Accredited Investors” means (a) the Stockholders identified as such on the Closing Consideration Schedule, except for any Stockholders listed thereon that Parent notifies Company prior to the Closing Date is being removed because Parent has not received evidence reasonably satisfactory to it that the Stockholder is an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act, (b) any other Stockholder that executes and delivers to Company or Parent after the date of this Agreement an Accredited Investor Questionnaire that indicates that such Stockholder is an accredited investor and that Parent in its sole discretion determines is, in fact, an “accredited investor” and (c) any other Stockholder that Parent in its sole discretion determines is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) without having received such a questionnaire.
“Accrued Income Taxes” means all unpaid Income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period that begins on a date that is between (and including) November 16, 2023 and the Closing Date with respect to the Company Consolidated Group and for any other Pre-Closing Tax Period for which the Tax Return (other than a Tax Return for estimated Income Taxes) is originally due (taking into account applicable extensions of time to file) after, the Closing Date; provided that such Income Taxes shall be computed (a) on a jurisdiction-by-jurisdiction basis (with no amount for any jurisdiction being less than zero), (b) not taking into account any deferred Tax assets or deferred Tax liabilities established for GAAP purposes, (c) without regard to any accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions; (d) by disregarding any financing or refinancing arrangements entered into at any time by or at the direction of Parent or any of its Affiliates (other than the Company and its Subsidiaries) in connection with the transactions contemplated hereby, (e) by excluding any Taxes that result from an action taken, or election made, by Parent or any of its Affiliates (including the Company and its Subsidiaries) after the Closing that is outside of the ordinary course of business, (f) by treating any deferred revenue or prepaid income received in any Pre-Closing Tax Period that are not includable in taxable income for Income Tax purposes until a Post-Closing Tax Period as subject to Tax in such Pre-Closing Tax period, provided that this clause (f) shall not include any amount of deferred revenue or prepaid income that is otherwise actually included as an item in the calculation of Indebtedness, (g) by including any Tax expected to arise in any Post-Closing Tax Period in respect of (w) any change in any method of accounting made prior to Closing with respect to any Pre-Closing Tax Period under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), (x) any installment sale, open transaction or intercompany transaction occurring on or prior to the Closing Date, (y) any deferral pursuant to any provision of the COVID-19 Tax Acts and (z) Section 965 of the Code, including by reason of any election under Section 965(h) of the Code), (h) taking into account that the Company and its Subsidiaries will file the Initial Consolidated Tax Returns for the taxable period beginning November 16, 2023 and ending September 30, 2024 and adopt a September 30 tax year for such Income Taxes in all applicable jurisdictions, and (i) except as provided in the foregoing clauses (a) through (h), in a manner consistent with the accounting methodologies and past practices of the Company or applicable Subsidiary (including reporting positions, elections and accounting methods) to the extent reflected in the most recently filed Tax Returns with respect to Income Taxes and permitted under applicable Law at a “more likely than not” or greater level of confidence.
“Acquisition Proposal” means any written inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any Subsidiary of the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Subsidiary of the Company; or (iii) the sale, lease, exchange or other disposition of any portion of the properties or assets of the Company or any Subsidiary of the Company outside of any of the Company’s or its Subsidiaries’ ordinary course of business.
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Entity.
“Adjusted EBITDA” means an amount calculated in accordance the principles set forth on Schedule A hereto; provided, however, that if Adjusted EBITDA with respect to any Calculation Period, as calculated hereunder, would exceed [***]% of the Total Revenue from such Calculation Period, the Adjusted EBITDA for such Calculation Period shall be deemed to be an amount equal to [***]% of Total Revenue for such Calculation Period.
“Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or as may otherwise be defined by the Code or 13 C.F.R. § 121 et seq.

“Affiliated Group” means an affiliated, consolidated, combined, unitary or similar group for Tax purposes (including any arrangement for group or consortium relief or similar arrangement).
“Aggregate Exercise Price” means the sum of the exercise prices for all Company Options with respect to the Vested Option Shares represented thereby that are outstanding and unexercised as of immediately prior to the Effective Time.
“AGI” means artificial general intelligence or any advanced form of AI capable of performing a range of diverse tasks (as opposed to a single task) in a broad replication of human levels of intelligence.
“Agreement” has the meaning set forth in the Preamble.
“AI” means a field of study within computer science concerned with developing computer systems that perform specific functions or tasks, including by utilizing, incorporating, employing, or otherwise making use of large language models, which would normally require human intelligence.
“AI Products” means any and all Software or products that utilize, incorporate, employ or otherwise make use of any AGI or Generative AI.
“Ancillary Agreements” means the Escrow Agreement, the Paying Agent Agreement, the Specified Offer Letters, the Registration Rights Agreement, and any certificate delivered pursuant to this Agreement.
“Balance Sheet” has the meaning set forth in Section 4.4(a).
“Balance Sheet Date” has the meaning set forth in Section 4.4(a).
“Breach of Security” has the meaning set forth in Section 4.3(b).
“Business” means the business owned or operated, in whole or in part, by the Company and/or its Subsidiaries as of the Closing Date, including operating websites and applications for gambling odds data and betting tools and recommendations.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.
“Calculation Periods” means (a) with respect to the 2025 Performance Amount, the period beginning on January 1, 2025, and ending on December 31, 2025, and (b) with respect to the 2026 Performance Amount, the period beginning on January 1, 2026, and ending on December 31, 2026 (the period in clause (b) is herein referred to as the “2026 Calculation Period”).
“Cancelled Shares” has the meaning set forth in Section 2.4(a).
“Cash and Cash Equivalents” means, without duplication, all cash and cash equivalents of the Company and its Subsidiaries determined in accordance with the Accounting Policies, including cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts and excluding cash security deposits and other cash collateral posted with vendors, landlords, and other parties; provided, that “Cash and Cash Equivalents” shall be calculated net of (i) issued but uncleared checks, outgoing wire transfers, bond guarantees, collateral reserve accounts, amounts held in escrow and deposits or other amounts related to work or service not yet performed and (ii) amounts that are not freely usable, distributable or transferable (including as a result of Taxes imposed as a result of any distribution or transfer).
“Certificate of Merger” has the meaning set forth in Section 2.1(a).
“Closing” means the closing of the transactions contemplated by this Agreement which shall occur on the Closing Date.
“Closing Balance Sheet” has the meaning set forth in Section 3.3(b).
“Closing Cash” means the aggregate amount of Cash and Cash Equivalents of the Company and its Subsidiaries as at the Closing Date immediately after giving effect to the Closing.
“Closing Date” has the meaning set forth in Section 2.11.
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Subsidiaries as at the Closing Date immediately prior to the Closing, excluding any item actually included in the Calculation of Company Transaction Expenses.
“Closing Working Capital” means the Net Working Capital as of the Closing Date, immediately after giving effect to the Closing, as finally determined in accordance with the terms of this Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
“Commercial Tax Obligation” means any customary obligation to assume responsibility, or reimburse another Person, for any Taxes that is part of a larger commercial agreement entered into in the ordinary course of business not primarily related to Taxes (excluding any commercial agreement to sell or otherwise dispose of (1) any equity of any entity or (2) any assets other than inventory sold in the ordinary course of business of the Company or its Subsidiaries), such as an obligation of a borrower to gross up a lender under a credit agreement or a tenant’s obligation to make tax escalation payments to a landlord.
“Common Stock” means the capital stock, par value $0.00001 per share, of the Company.
“Company” has the meaning set forth in the Preamble.
“Company Board of Directors” has the meaning set forth in the Recitals.
“Company Disclosure Schedules” means the disclosure schedules of the Company attached hereto as Exhibit A.
“Company Insurance Policies” has the meaning set forth in Section 4.13.
“Company IT Systems” means any and all IT Systems owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries, or leased, licensed, outsourced, or controlled by or for the Company or any of its Subsidiaries, or used or held for use in the operation of the Business.
“Company Option” means each vested and unvested, unexpired and unexercised option to purchase Shares of Common Stock.

“Company Products” means any and all products, technologies or services currently being marketed, advertised, sold, offered for sale or distributed by or on behalf of the Company or any of its Subsidiaries, including in the operation of the Business.
“Company Registered Intellectual Property” means any and all Owned Intellectual Property that is the subject of issuance or registration (or an application for issuance or registration) with any Governmental Entity, and any domain name that is the subject of any registration with any domain name registrar.
“Company Stockholder Approval” means the affirmative vote of a majority of the outstanding Shares of Common Stock.
“Company Transaction Expenses” means, to the extent not paid by the Company prior to Closing and, solely to avoid double counting, not included (as a deduct, where applicable) in the calculation of Closing Working Capital, (a) all costs, fees and expenses incurred by the Company or any of its Subsidiaries (to the extent that the Company or any of its Subsidiaries is responsible for the payment therefor) at or prior to the Effective Time (including those of any Stockholder or the Stockholders’ Representative for which the Company or any of its Subsidiaries is responsible), or pursuant to any Contract or other arrangement entered into at or prior to the Effective Time, related to the transactions contemplated by this Agreement or any of the other Ancillary Agreements (or any other sale, debt, or equity financing process conducted or pursued by any of the Company or its Subsidiaries), whether payable prior to, at or after the Closing, including (i) costs, fees and expenses of investment bankers (including the brokers referred to in Section 4.16), attorneys, accountants and other consultants and advisors, (ii) all retention, change of control, transaction or similar bonuses, compensation (including with respect to options or equity), incentive and/or severance payments incurred or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, plus the employer portion of any payroll, employment or similar Taxes related to the payments described in this clause (a)(ii), (b) all costs, fees and expenses incurred as a result (or that would be incurred as a result of) the termination of any Affiliate Contract as contemplated hereby, (c) any assignment, change in control or similar fees expressly payable as a result of the execution of this Agreement or any Ancillary Agreements, (d) the employer portion of all payroll, employment or similar Taxes in respect of all payments with respect to Company Options under Section 2.5, (e) fifty percent (50%) of the fees and out-of-pocket costs payable to the Escrow Agent, (f) fifty percent (50%) of the fees and out-of-pocket costs payable to the Paying Agent, (g) fifty percent (50%) of the fees, premiums and out-of-pocket costs associated with obtaining any “tail” directors’ and officers’, cyber and other insurance policies required by this Agreement, (h) one hundred percent (100%) of the fees, premiums and out-of-pocket costs associated with obtaining the R&W Policy, (i) no more than $100,000 in costs, fees and expenses related to the procurement of the audit of the Company and its Subsidiaries for the years ended December 31, 2023 and December 31, 2024 (the “2024 Audit”) and any other financial statements or financial reviews required in connection with any registration statement the Parent is required to file pursuant to the Registration Rights Agreement and (j) all other obligations which are specifically denoted herein as Company Transaction Expenses. For the avoidance of doubt, (i) Company Transaction Expenses shall include any Company Transaction Expenses that arise as a result of the payment of any amounts following the Closing (including pursuant to Article III and Article IX), and any such post-Closing payments shall be payable net of any such Company Transaction Expenses and (ii) the employer portion of all payroll, employment or similar Taxes in respect of all payments with respect to the Initial Transaction Bonus Amount, the 2025 Transaction Bonus Amount, and the 2026 Transaction Bonus Amount shall be limited to the amounts specified in the definitions of such terms.

“Confidential Information” has the meaning set forth in Section 11.11(b).
“Confidentiality Agreement” means that certain confidentiality agreement, by and between Parent and the Company, dated August 31, 2023.
“Contingent Payment Calculation” has the meaning set forth in Section 2.6(b)(i).
“Contingent Payment Calculation Objection Notice” has the meaning set forth in Section 2.6(b)(ii).
“Contingent Payment Calculation Statement” has the meaning set forth in Section 2.6(b)(i).
“Continuing General Claim” has the meaning set forth in Section 9.8.
“Contract” means any written or oral contract, note, bond, mortgage, indenture, document, agreement, lease, license, commitment or other arrangement, undertaking, or other instrument or obligation (including master service agreements, task orders, work orders, or delivery orders or any such similar document and work orders entered into pursuant to or under such master service agreements), including any exhibits, annexes, appendices, or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.
“Contributor” has the meaning set forth in Section 4.8(b).
“Copyleft Terms” means any terms of any Open Source License that requires, as a condition of or in connection with any use, modification, reproduction, or distribution of any Open Source Software licensed thereunder (or any Proprietary Software, Company Product or other Owned Intellectual Property that is used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Open Source Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of Source Code of such Proprietary Software, Company Product or other Owned Intellectual Property for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Proprietary Software, Company Product or other Owned Intellectual Property; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any third party under Owned Intellectual Property rights (including patents) in, to, or regarding such Proprietary Software or Company Product or other Owned Intellectual Property (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future patent licensing terms, or other abridgement or restriction of exercise or enforcement of any Owned Intellectual Property rights.
“COVID-19 Tax Acts” means the Families First Coronavirus Response Act (Pub. L. 116-127), The Coronavirus Aid, Relief, and Economic Security (CARES) Act (Pub. L. 116-136) (including by the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142)), the Consolidated Appropriations Act, 2021 (Pub. L. 116-260), any similar provision of applicable Law, and any executive order relating to the deferral of any payroll or similar Taxes, and includes any Treasury Regulations or other official guidance promulgated under any of the foregoing.
“Customs and International Trade Laws” means any law, statute, order of a Governmental Entity, regulation, rule, permit, license, directive, decree, ordinance or other written decision or requirement having the force or effect of law of any arbitrator, court, government or government agency or instrumentality or other Governmental Entity, concerning the importation, exportation, re-exportation, or deemed exportation of products, technical data, technology or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation, including, as applicable, the Tariff Act of 1930, and other laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the U.S. Department of State; and any and all, economic or financial sanctions, trade embargoes, or other restrictions administered and enforced by the United States Government (including the United States Department Treasury’s Office of Foreign Assets Control (“OFAC”)), the United Nations Security Council, the European Union (“EU”) or any of the EU member states, His Majesty’s Treasury of the United Kingdom or any other Governmental Entity with jurisdiction over the Company (“Sanctions”).
“Debt Commitment Letter” means the executed commitment letter (together with all annexes, schedules, and exhibits thereto), dated as of the date hereof, among the Parent and the Debt Financing Sources identified therein.
“Debt Financing” means the lending of the amounts set forth in the Debt Commitment Letter pursuant to the terms and conditions set forth in the Debt Commitment Letter for the purpose of funding a portion of the transactions contemplated by this Agreement (subject solely to the terms and conditions set forth therein).
“Debt Financing Source Related Party” shall mean any Debt Financing Source, together with their respective Affiliates and their and their respective Affiliates’ former, current and future agents and Representatives and their respective successors and assigns.
“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide, arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing in connection with the transactions contemplated by this Agreement, including the parties of the Debt Commitment Letter and any joinder agreements, indentures, engagement letters, credit agreements or other agreements entered into pursuant thereto or relating thereto, together with their respective Debt Financing Source Related Parties involved in the Debt Financing.
“Determination Date” has the meaning set forth in Section 3.3(c).
“DGCL” has the meaning set forth in Section 2.1(a).
“Dispute Notice” has the meaning set forth in Section 3.3(c).
“Dissenting Shares” has the meaning set forth in Section 2.15(a).
“Dissenting Stockholder” has the meaning set forth in Section 2.15(a).
“Dissenting Shares Amount” means the product of (a) the Closing Date Purchase Price and (b) a fraction, the numerator of which is the number of Dissenting Shares and the denominator of which is the number of Shares outstanding immediately prior to the Effective Time (other than any Shares which are held in the treasury of the Company or by Parent, Merger Sub or any other Affiliate of Parent, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto).
“Effective Time” has the meaning set forth in Section 2.1(a).

“Employee Plans” has the meaning set forth in Section 4.9(a).
“Encumbrance” means any charge, claim, community property interest, pledge, lien (statutory or other), license, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction on use, voting, transfer, receipt of income or exercise of any other similar attribute of ownership.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.
“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes and regulations (including common law) applicable to the Company or its Subsidiaries concerning (a) the pollution, protection or cleanup of the Environment or natural resources, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission, Release or threat of Release of, or exposure to, Hazardous Substances in effect as of the Closing Date, or (b) human health or safety.
“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating in any way to any Environmental Law for any damages (including natural resource damages), injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those resulting from: (a) compliance or non-compliance with any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the Release or threat of Release of any Hazardous Substances or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permits” means any and all permits, consents, certifications, licenses, approvals, registrations, filings, notifications, exemptions and other authorizations required under any applicable Environmental Law.
“ERISA” has the meaning set forth in Section 4.9(a).
“ERISA Affiliate” any employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.
“Escrow Agent” has the meaning set forth in Section 2.8.
“Escrow Agreement” has the meaning set forth in Section 2.8.
“Escrow Amount” means the sum of the Indemnification Escrow Amount, the Special Indemnification Escrow Amount, and the Purchase Price Escrow Amount.
“Escrow Fund” means collectively or individually, as context requires, the Indemnification Escrow Fund, the Purchase Price Escrow Fund, and the Special Indemnification Escrow Fund.
“Escrow Release Date” has the meaning set forth in Section 9.8(a).
“Estimated Closing Cash” means the estimated amount of Closing Cash as determined in accordance with Section 2.7(a).

“Estimated Closing Indebtedness” means the estimated amount of Closing Indebtedness as determined in accordance with Section 2.7(a).
“Estimated Company Transaction Expenses” means the estimated amount of Company Transaction Expenses as determined in accordance with Section 2.7(a).
“Estimated Initial Merger Consideration” means a dollar amount equal to (i) the aggregate Market Value of the Parent Share Consideration, plus (ii) the Merger Cash Consideration, plus (iii) Estimated Closing Cash, if any, minus (iv) Estimated Company Transaction Expenses, minus (v) Estimated Closing Indebtedness, minus (vi) the Escrow Amount, minus (vii) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital and plus (viii) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, if any, minus (ix) the Holdback Amount, minus (x) the Estimated Initial Transaction Bonus Amount.
“Estimated Initial Transaction Bonus Amount” means a dollar amount equal to the sum of (i) 2.5% of the Estimated Initial Merger Consideration before taking into account the deduction of the Estimated Initial Transaction Bonus Amount in clause (x) thereof plus (ii) the employer portion of any payroll, employment or similar Taxes related to the bonuses to be paid to employees holding Bonus Eligible Options from the amount described in clause (i), with such payroll, employment or similar Taxes related to such bonuses to be computed as if such bonuses were the last wages to be paid to such employees in the applicable taxable year.
“Estimated Net Working Capital” means the estimated amount of Closing Working Capital as determined in accordance with Section 2.7(a).
“Estimated Net Working Capital Certificate” has the meaning set forth in Section 2.7(a).
“Estimated Per Share Merger Consideration” means the positive number equal to the quotient of (i) (x) the Estimated Initial Merger Consideration, plus (y) the Aggregate Exercise Price, divided by (ii) the Fully Diluted Common Number.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Federal Acquisition Regulation” means Title 48 Code of Federal Regulations.
“Financial Statements” has the meaning set forth in Section 4.4(a).
“Fraud” means an actual and intentional fraud under Delaware common law with respect to the making of the representations and warranties in this Agreement and the Ancillary Agreements, (a) in the case of Stockholder that was relied upon by Parent to Parent’s detriment, and (b) in the case of Parent, that was relied upon by Stockholder to such Stockholder’s detriment.
“Fully Diluted Common Number” shall equal (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Vested Option Shares subject to Company Options that are outstanding and unexercised as of immediately prior to the Effective Time, and minus (iii) the aggregate number of shares of Company Common Stock, if any, to be canceled at the Effective Time pursuant to Section 2.4(a).

“Fundamental Representations and Warranties” means the representations contained in Section 4.1 (Organization), Section 4.2 (Capitalization), Section 4.3 (Authority of the Company; No Conflict; Required Filings and Consents), and Section 4.16 (No Brokers).
“GAAP” means generally accepted accounting principles in effect in the United States, applied on a consistent basis.
“Gaming Laws” means all applicable Laws (including any requirement, standard, guidance, Order, announcement or notice of any Gaming Regulatory Authority) or industry codes of practice or conduct which are relevant to any of the Company or its Subsidiaries and/or the business thereof.
“Gaming Permits” means the gaming and sports betting Permits set forth on Schedule 4.22 of the Company Disclosure Schedule.
“Gaming Regulatory Authority” means any Governmental Entity in any jurisdiction with regulatory control, authority or jurisdiction over gambling, online gambling, betting and gaming activities (if any), including, for the avoidance of doubt, the Governmental Entities issuing the Gaming Permits and the Governmental Entities responsible for the enforcement of Laws relating to illegal gambling activity.
“Generative AI” means any type of AI that uses computer algorithms to create, produce or generate outputs (including text, images, video, audio, code or synthetic data) including from or based on the data on which it was trained or other prompts or inputs.
“Government Approvals” has the meaning set forth in Section 6.5(a).
“Government Contracts” means any Contract between the Company or any Subsidiary and (i) any Governmental Entity (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of any Governmental Entity, or (iii) any subcontractor (at any tier) to the Company or any Subsidiary with respect to any Contract of a type described in clauses (i) or (ii) above. For purposes of clarity, a task order, purchase order or delivery order issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.
“Government Official” means any Person employed by or that is an agent of any Governmental Entity (or Person with authority to contractually bind a Governmental Entity) or any political party or that is a candidate for Governmental Entity office.
“Governmental Entity” means the government of the United States or any other nation or supernational, or of any political subdivision thereof, whether state, local, county, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank, works council, commission or other government or quasi-government authority or entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any arbitrator, court or tribunal of competent jurisdiction.
“Hazardous Substance” means any waste, pollutant, contaminant, substance or material, including petroleum, petroleum-based or petroleum-derived substance or waste, asbestos or asbestos-containing material, radiological, biological or medical substances or wastes, the presence of which is regulated, or requires investigation or remediation, under any Environmental Laws.
“Holdback Amount” means $200,000, which amount shall be held by the Stockholders’ Representative to satisfy its obligations under this Agreement (including Section 11.18).

“Income Tax” means any Tax imposed on or measured or determined by reference to gross or net income, profits or receipts (however denominated) and any other similar Tax (including franchise, margin, business profits and withholding Taxes imposed in lieu of Taxes denominated as “income” Taxes).
“Indebtedness” means, with respect to the Company and its Subsidiaries, all obligations and other Liabilities (including all obligations in respect of principal, accrued interest, penalties, fees and premiums (including make-whole premiums) and all prepayment premiums, penalties, breakage costs and other amounts that may become due as a result of the transactions contemplated hereby) of any the Company or its Subsidiaries (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar Contracts or securities, (iii) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, (v) for the deferred purchase price of assets, property, goods or other services, including all seller notes and “earn-out” payments (in each case, assuming the maximum achievement of performance targets), including any unpaid royalties or other amounts owed to Daily Grind Fantasy Sports, LLC, and purchase price adjustment payments, (vi) for capitalized liabilities under the Accounting Policies of such Person as lessee under leases (other than real property leases) that have been or should be, in accordance with the Accounting Policies, recorded as capital leases, (vii) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments (to the extent drawn), (viii) for Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements, (ix) all deferred revenue (x) deferred rent, asset retirement obligations and payables related thereto, (xi) Accrued Income Taxes, (xii) any accrued but unpaid vacation or bonus amounts or any unfunded deferred compensation obligations, (xiii) any payables that are over ninety (90) days past due, (xiv) any amounts owed or commitments to OpenPay, (xv) any amounts owed or commitments or contributions to the Brazilian joint venture, (xvi) any amounts due or payments owed to any Related Party, (xvii) (I) any Income Taxes required to be withheld or deducted paid by the Company or any of its Subsidiaries and (II) any payroll, employment, social security, unemployment, Medicare and similar Taxes required to be withheld, deducted or otherwise paid by the Company or any of its Subsidiaries, in each case of clauses (I) and (II) with respect to payments made by the Company and its Subsidiaries to Ankit Goyal and Alex Monahan for the 2024 Payroll Tax Period, and (xviii) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (xvi) guaranteed by, or secured by any of the assets of, the Company or any of its Subsidiaries.
“Indemnification Claims Period” has the meaning set forth in Section 9.4.
“Indemnification Escrow Amount” means $[***].
“Indemnification Escrow Fund” means the Indemnification Escrow Amount, and the funds from time to time in such account established with the Escrow Agent pursuant to the Escrow Agreement.
“Independent Auditor” has the meaning set forth in Section 3.3(c).
“Industry” means those businesses with similar business operations as the Company and its Subsidiaries.
“Information Statement” has the meaning set forth in Section 6.6.

“Initial Merger Consideration” means a dollar amount equal to (i) the aggregate Market Value of the Parent Share Consideration, plus (ii) the Merger Cash Consideration, plus (iii) Closing Cash, minus (iv) Company Transaction Expenses, minus (v) Closing Indebtedness, minus (vi) the Escrow Amount, minus (vii) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, plus (viii) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital, if any, minus (ix) the Holdback Amount, minus (x) the Initial Transaction Bonus Amount.
“Initial Transaction Bonus Amount” means a dollar amount equal to the sum of (i) 2.5% of the Initial Merger Consideration before taking into account the deduction of the Initial Transaction Bonus Amount in clause (x) thereof plus (ii) the employer portion of any payroll, employment or similar Taxes related to the bonuses to be paid to employees holding Bonus Eligible Options from the amount described in clause (i), with such payroll, employment or similar Taxes related to such bonuses to be computed as if such bonuses were the last wages to be paid to such employees in the applicable taxable year.
“Intellectual Property” means any and all intellectual or industrial property, and all right, title, and interest therein and thereto, in any jurisdiction throughout the world, including any and all of the following: (a) patents, patent disclosures, designs, utility models, and statutory inventions; (b) trademarks, service marks, slogans, logos, designs, certification marks, trade dress, corporate names, trade names, domain names, brand names, and other indicia of source or origin, and all goodwill associated therewith (collectively, “Marks”); (c) copyrights, including copyrights (and other intellectual property rights) in Software, Internet websites and the contents thereof, works of authorship, and moral and economic rights of authors and inventors and rights of attribution; (d) confidential or proprietary information, technology, know-how, trade secrets, production procedures and techniques, inventions, designs, research and development information, methods, plans, formulae, descriptions, compositions, drawings, specifications, databases and data, including technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information; (e) rights of publicity and privacy, including with respect to name, image, likeness, signature, photograph voice, gestures, distinctive appearances, mannerisms, and persona, and in social media usernames, handles, and accounts; (f) rights to sue or recover and retain damages and costs and attorneys’ fees at law or in equity for past, present, and future infringement, dilution, misappropriation, or other violation of any of the foregoing; (g) other intellectual property rights or proprietary rights arising under statutory or common law, contract, or otherwise, whether or not perfected; and (h) applications, registrations, reissuances, reversions, renewals, continuations, continuations-in-part, divisionals, provisionals, reissues, re-examinations, substitutions, counterparts, and other extensions or modifications of or for any of the foregoing now existing and hereafter filed, issued or acquired. For clarity, this definition includes rights in Technical Data and Computer Software as such terms are defined in the Federal Acquisition Regulation (48 C.F.R. Parts 27 and 227).
“Interim Financials” has the meaning set forth in Section 4.4(a).
“IRS” means the United States Internal Revenue Service.
“IT Systems” means any and all Software, computer, hardware, servers, networks, platforms, peripherals, components, processes, services, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video).
“Key Employees” means the individuals listed on Schedule B hereto.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry and investigation, of the Key Employees, where reasonable inquiry and investigation means (a) review of this Agreement and (b) inquiry of any officers, employees, independent contractors, and advisors of the Company and its Subsidiaries who could reasonably be expected to have actual knowledge of the relevant subject matter.
“Law” means any United States federal, state, and local (including municipal), and any non-U.S., laws (statutory, common or otherwise), statutes, regulations, decrees, rules, constitution, administrative pronouncements or other guidance, treaties, codes, Orders, ordinances, certifications, judgments or policies enacted, adopted, issued, or promulgated by any Governmental Entity (including those pertaining to electrical, building, zoning, environmental, and occupational safety and health requirements) that is binding or applicable to such Person.
“Letter of Transmittal” has the meaning set forth in Section 2.7(b)(i).
“Liabilities” means any debt, liability or obligation of any kind, whether due or to become due, absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, secured or unsecured, determined or determinable, or otherwise, and includes all costs and expenses relating thereto.
“Licensed IP” means Intellectual Property owned by third parties and licensed to the Company or any of its Subsidiaries and used in the conduct of the Business.
“Market Value” means (i) the average closing price (rounded to four decimal places) on NASDAQ of a Parent Share on each of the 30 consecutive trading days immediately prior to two consecutive trading days prior to the Closing Date, for purposes of the Parent Share Consideration issued as part of the Initial Merger Consideration, and (ii) the average closing price (rounded to four decimal places) on NASDAQ of a Parent Share on each of the 30 consecutive trading days immediately prior to two consecutive trading days prior to the date of the applicable payment of the Performance Amounts in accordance with Section 2.6, for purposes of any Performance Amounts paid in Parent Shares (if so elected by Parent pursuant to Section 2.6(g)).
“Marks” has the meaning set forth in the definition of “Intellectual Property”.
“Material Adverse Effect” means any event, occurrence, state of facts, condition, effect, circumstance, development, action, omission or change (each, an “Effect”) that is, or would reasonably be expected to (a) become, individually or in the aggregate with one or more Effects, materially adverse to the business, assets, liabilities, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole, or (b) prevent the ability of the Company or any Subsidiary of the Company to (x) consummate the transactions contemplated hereby on a timely basis and in any event on or before the Outside Date or (y) perform its obligations under this Agreement; provided, however, that, for the purposes of the foregoing clause (a), no Effect to the extent resulting or arising from any of the following shall be deemed to constitute, or be taken into account in determining the occurrence of, a Material Adverse Effect: (i) conditions generally affecting or any changes in the economy, banking, financial or securities markets, or general political conditions; (ii) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons including, without limitation, losses or threatened losses thereof (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement, the pendency, or completion of the transactions contemplated in this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards or the enforcement, implementation or interpretation thereof, (iv) acts of war (whether or not declared), sabotage, terrorism, or military actions, or the escalation thereof; (v) any natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); (vi) conditions generally affecting the industry in which the Company and its Subsidiaries operate; (vii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (ix) any action required to be taken pursuant to the express terms of this Agreement or any action taken (or omitted to be taken) at the written request of Parent; provided further, however, that any Effect resulting from any event, change, and effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries, taken as a whole, conduct their business (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).
“Material Contract” has the meaning set forth in Section 4.10(a).
“Merger” has the meaning set forth in the Recitals hereto.
“Merger Cash Consideration” means $70,000,000.
“Merger Consideration” means the consideration payable to Stockholders in respect of Shares pursuant to Section 2.4, Section 2.5 and Section 2.6.
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Common Stock” has the meaning set forth in Section 2.4(c).
“Net Working Capital” means the current assets of the Company minus the current liabilities of the Company, in each case determined in accordance with the Accounting Policies, but excluding (i) Cash and Cash Equivalents, (ii) the current portion of long-term Indebtedness, (iii) all Income Tax assets and Income Tax liabilities, (iv) all deferred Tax assets and deferred Tax liabilities, (v) outstanding accounts receivable older than seventy-five (75) days and outstanding payables older than ninety (90) days; (vi) the Company Transaction Expenses; and (vii) any other Indebtedness or other Liabilities which are paid, or caused to be paid, by the Company at or before Closing. For avoidance of doubt, cash overdrafts and outstanding or uncleared checks, drafts or wire transfers shall be treated as current liabilities in determining Net Working Capital. Schedule D sets forth an illustrative calculation of Net Working Capital. The illustrative calculation set forth as Schedule D is included in this Agreement solely to provide guidance with respect to mathematical calculations, and the balances therein are not intended to provide any basis with respect to how the Accounting Policies shall be applied. In the event of an inconsistency between the illustrative calculation and the Accounting Policies, the illustrative calculation shall prevail.

“Offshore U.S. Sportsbook” means a sports wagering operator located or operated outside of the United States that accepts wagers from individuals located in the United States.
“Open Source License” means any license commonly referred to as an open source, public source, freeware, free software, sharelike copyleft, source-available or community source code license (including any Software licensed under the GNU General Public License, GNU Library or “Lesser” Public License, Mozilla Public License, BSD License, Affero General Public License, Server Side Public License, Creative Commons License, MIT License, Eclipse Software License, Apache Software License, Artistic License, Sun Community Source License, or any other public source code license arrangement) or any similar license or arrangement or distribution model, including those described by the Open Source Initiative at www.opensource.org (and includes Copyleft Terms).
“Open Source Software” means any Software made available under or otherwise subject to any Open Source License.
“Order” means any decree, judgment, injunction, or other order, whether temporary, preliminary, or permanent.
“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, general partnership agreement, limited partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.
“Outside Date” has the meaning set forth in Section 8.1(b)(ii).
“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries and includes any and all Proprietary Software.
“Parachute Payment Waiver” has the meaning set forth in Section 6.11.
“Parent” has the meaning set forth in the Preamble.
“Parent Consolidated Group” means any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes that includes Parent, GDC America, Inc. or any of their Affiliates that is not the Company or any of its Subsidiaries, including by reason of any Person being treated as an entity disregarded as separate from Parent, GDC America, Inc. or any such Affiliate for Tax purposes, other than such a group that is composed solely of the Company and its Subsidiaries.
“Parent Indemnified Parties” has the meaning set forth in Section 9.1.
“Parent Shares” means shares of the Parent’s ordinary shares, which do not have any par value.
“Parent Share Consideration” means a number of Parent Shares equal to the quotient of (i) $10,000,000 divided by (ii) the Market Value of one Parent Share .
“Party” has the meaning set forth in the Preamble.

“Paycheck Protection Program” means the U.S. Small Business Administration Paycheck Protection Program under Division A, Title I of the CARES Act.
“Paying Agent” means Acquiom Financial LLC, in its capacity as payments administrator.
“Paying Agent Agreement” means a paying agent agreement to be entered into by the Paying Agent, the Stockholders’ Representative and Parent on or prior to Closing, in a form to be mutually agreed in good faith by Parent and the Company.
“Per Share Earnout Amounts” means the (i) Per Share 2025 Earnout Payment Amount and (ii) the Per Share 2026 Earnout Payment Amount.
“Per Share 2025 Earnout Payment Amount” means the quotient of (i) the 2025 Performance Amount, divided by (ii) the Fully Diluted Common Number.
“Per Share 2026 Earnout Payment Amount” means the quotient of (i) the 2026 Performance Amount, divided by (ii) the Fully Diluted Common Number.
“Per Share Escrow Release Amount” means with respect to any amounts released for the Escrow Fund to the Stockholders, the quotient of (i) the aggregate amount so released, divided by (ii) the Fully Diluted Common Number.
“Per Share Excess Payment” means, the quotient of (i) the amount of any Excess Payment determined pursuant to Section 3.3(d), if any, divided by (ii) the Fully Diluted Common Number.
“Per Share Merger Consideration” means the quotient of (i) the Initial Merger Consideration plus the Aggregate Exercise Price, divided by (ii) the Fully Diluted Common Number.
“Per Share Holdback Release Amount” means the quotient of (i) the remaining balance of the Holdback Amount upon completion by the Stockholders’ Representative of its duties hereunder, divided by (ii) the Fully Diluted Common Number.
“Performance Amount” has the meaning set forth in Section 2.6(a)(i).
“Permits” means all licenses, permits, consents, authorizations, registrations, approvals, qualifications, findings of suitability, and filings under any applicable Law or with any Governmental Entities, including, without limitation, any Gaming Permits, whether final or temporary.
“Permitted Encumbrances” has the meaning set forth in Section 4.7(a).
“Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity.
“Personal Information” means any information that (i) can be used to identify or is reasonably capable of being associated with a unique natural person or household (either alone or in combination with other information which is in the possession of the Company or any of its Subsidiaries), including but not limited to the following: directly-identifying information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier, health information, or any other data used or intended to identify, contact or precisely locate a person); or (ii) is regulated by any Privacy Laws as personal information, personally identifiable information or personal data.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“PPP Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries, whether outstanding, repaid or forgiven, obtained by the Company or its Subsidiaries pursuant to the Paycheck Protection Program.
“Pre-Closing Tax Contest” has the meaning set forth in Section 10.5.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Pre-Closing Tax Returns” has the meaning set forth in Section 10.1(a).
“Pre-Closing Taxes” means any and all (i) Taxes of the Company or any of its Subsidiaries for, or with respect to, any Pre-Closing Tax Period (including for this purpose, the portion of any Straddle Period ending on and including the Closing Date determined in accordance with Section 10.4), (ii) Taxes of any other Person imposed on or asserted against the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is liable, as a result of the Company or any of its Subsidiaries being or having been a member of an Affiliated Group on or prior to the Closing Date (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. law), or as a transferee or successor, by Contract, operation of Law or otherwise, which Taxes relate to an affiliation, connection, event or transaction occurring, or a Contract entered into, before the Closing, (iii) Taxes of any Stockholder or any of its Affiliates (other than the Company and its Subsidiaries), (iv) Taxes of the Company or any of its Subsidiaries as a result of any transactions contemplated by this Agreement and (v) Transfer Taxes which are the responsibility of the Stockholders under Section 10.2, in each case of clauses (i) through (iv), except to the extent of the amount of any such Taxes that were included in Accrued Income Taxes or otherwise in Indebtedness, in Company Transaction Expenses, or as a liability in Net Working Capital, in each case as finally determined and actually resulting in a reduction to the Merger Consideration received by the Stockholders.
“Privacy Contracts” means all requirements contained in the Contracts that Company or any of its Subsidiaries have entered into regarding the Processing of Personal Information.
“Privacy Laws” means to the extent applicable to the Company or any of its Subsidiaries, all Laws, or government regulations concerning the Processing of Personal Information.
“Privacy Policies” means any privacy notices and policies published by Company or any of its Subsidiaries that concern their Processing of Personal Information.
“Pro Rata Portion” means, as set forth in the Closing Consideration Schedule for each Stockholder, (i) the portion of the Fully Diluted Common Number held by such Stockholder, divided by (ii) the Fully Diluted Common Number.
“Proceedings” has the meaning set forth in Section 4.14(a).

“Process,” “Processed” or “Processing” means any operation performed on Personal Information, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction or otherwise as defined under Privacy Laws.
“Property” (or “Properties” when the context requires) means any Real Property and any tangible personal or mixed property, owned or leased by the Company.
“Proprietary Software” means any and all Software owned (or purported to be owned), in whole or in part, by the Company or a Company Subsidiary.
“Purchase Price” means the Closing Date Purchase Price, plus or minus, as applicable, any adjustments to the Purchase Price pursuant to this Agreement.
“Purchase Price Escrow Amount” means $2,500,000.
“Purchase Price Escrow Fund” means the Purchase Price Escrow Amount, and the funds from time to time in such account established with the Escrow Agent pursuant to the Escrow Agreement.
“R&W Policy” means the representations and warranties insurance policy being obtained by Parent in connection with the transactions contemplated by this Agreement.
“Real Property” means any real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Registration Rights Agreement” means a registration rights agreement to be entered into by and among Parent and the Stockholders, in substantially the form attached hereto as Exhibit D.
“Related Party” means, with respect to the Company or any of its Subsidiaries, (a) any Affiliate of thereof, (b) any Person who serves as a director, officer, general partner, managing member or in a similar capacity thereof or any of such entities Affiliates, (c) any immediate family member of any Person described in clause (a) or (b), and (d) any other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s immediate family, directly or indirectly, more than five percent (5%) of the outstanding equity or ownership interests of the Company.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharge, injecting, escaping, leaching, dumping, disposing, depositing or migration into or through the Environment.
“Released Persons” has the meaning set forth in Section 11.19.
“Releasing Persons” has the meaning set forth in Section 11.19.
“Representative” means with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Research Sponsor” has the meaning set forth in Section 4.8(e).
“Retained General Indemnity Amount” has the meaning set forth in Section 9.8(a).

“Review Period” has the meaning set forth in Section 2.6(b)(ii).
“Schedule of Adjustments” has the meaning set forth in Section 3.3(b).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.
“Seller Return” has the meaning set forth in Section 10.1(a).
“Shares” has the meaning set forth in the Recitals.
“Software” means any and all (a) computer programs, systems, applications and code (whether in Source Code, object code or other form), including any and all software implementations of algorithms, routines, compilers, assemblers, application programming interfaces, middleware, firmware, and operating system software and all versions, updates, released, patches, corrections, enhancements, and modifications to any of the foregoing, (b) data files, databases and compilations, including any and all libraries, data and collections of data, (c) development and design tools, descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, including specifications, files, scripts, developer notes, comments, annotations, user documentation (including user instructions, guides, and manuals), and training materials, relating to any of the foregoing.
“Source Code” means any and all collections of code and instructions in a form that is readily suitable for review and edit by programmers having ordinary skill in the art, including related programmer comments and documentation embedded therein.
“Special Indemnification Escrow Amount” means the aggregate amount set forth on Schedule 9.1(a)(viii).
“Special Indemnification Escrow Fund” means the Special Indemnification Escrow Amount, and the funds from time to time in such account established with the Escrow Agent pursuant to the Escrow Agreement.
“Special Indemnification Items” means the items set forth on Schedule 9.1(a)(viii).
“Specified Individual” means the individuals set forth on Exhibit C.
“Specified Offer Letters” means the offer letter agreements dated on or prior to the date hereof entered into between Parent and each Specified Individual in the form(s) attached hereto as Exhibit B.
“Stock Certificate” means each certificate representing the Shares held by a Stockholder.
“Stockholder Consent” has the meaning set forth in Section 7.2(f).
“Stockholders” means any Person who holds shares of Common Stock or vested Company Options (in each case, other than Specified Affiliate Held Shares) as of immediately prior to the Closing.
“Straddle Period” means any Tax period that begins on or prior to, and ends after, the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company or other entity in which such Person, directly or indirectly, owns or controls fifty percent (50%) or more of the voting stock or other ownership interests.
“Surviving Corporation” has the meaning set forth in Section 2.1(b).
“Target Net Working Capital” means $318,000.
“Tax” or “Taxes” means (i) any and all federal, state, local or non-U.S. taxes, duties, imposts, levies, assessments, fees, withholdings or other similar charges imposed, assessed or collected by any Governmental Entity, including all income, corporation, alternative minimum, gross receipts, gross margin, capital, sales, use, goods and services, ad valorem, value added, transfer, stamp duty, franchise, profits, windfall profits, net worth, inventory, capital stock, documentary, registration, license, withholding, payroll, employment, premium, recapture, credit, Medicare, social security, disability, national insurance, unemployment, excise, severance, stamp, occupation, property, escheat, abandoned or unclaimed property, estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) any and all interest, penalties, additions to tax or other additional amounts imposed by any Governmental Entity in connection with any item described in clause (i), in each case described in clauses (i) or (ii), whether disputed or not, (iii) any and all Liabilities for any amounts of the type described in clause  (i) or (ii) of this definition as a result of being or ceasing to be a member of an Affiliated Group for any period (including as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any U.S. state or local or non-U.S. Law), and (iv) any and all Liabilities for any amounts of the type described in clauses (i), (ii) or (iii) of this definition of any Person as a result of any obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts, and including any and all Liabilities to any Person for any such amounts as a transferee or successor, by Contract, by operation of applicable Law or otherwise.
“Tax Representations” means the representations and warranties set forth in Section 4.5 and Section 4.6(i).
“Tax Return” means any return, statement, report, election, declaration, disclosure, schedule, claim for refund, form or other document or statement with respect to Taxes (including any estimated Tax or information return or report) filed or required to be filed with any Taxing Authority, including any attachment thereto, and any amendment of any of the foregoing.
“Tax Sharing Agreement” means any obligation with respect to the sharing, allocation, indemnification, reimbursement, responsibility for or payment of any Taxes or any Tax benefits between the Company and/or any of its Subsidiaries, on one hand, and any other Person(s) on the other hand (whether contained in an agreement primarily related to Taxes or as part of a larger commercial agreement not primarily related to Taxes), excluding any Commercial Tax Obligation.
“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax matter.
“Third-Party Claim” has the meaning set forth in Section 9.6(b).
“Third-Party Datasets” has the meaning set forth in Section 4.8(m).

“Total Revenue” means all of the consolidated revenue of the Company and its Subsidiaries during the specified period calculated in accordance the principles set forth on Schedule C hereto.
“Transaction Tax Deduction” means, without duplication, to the extent permitted by applicable Law (as determined on a “more likely than not” or greater level of confidence), all Tax deductions of the Company and its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated by this Agreement and that result from (i) any Company Transaction Expenses, (ii) any debt or preferred stock repayment costs (including any interest, premium, prepayment costs, accelerated deferred financing costs, or other consent fees) incurred in connection with the transactions contemplated by this Agreement, and (iii) any stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by the Company in connection with or resulting from the Closing (other than in respect of any Performance Amounts), in each case of such clauses (i) through (iii), solely to the extent such payment or expense is economically borne by the Stockholders.
“Transfer Taxes” has the meaning set forth in Section 10.2.
“Treasury Regulations” means the regulations promulgated by the U.S. Department of Treasury pursuant to the Code.
“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.
“Virtual Data Room” means the electronic data room maintained on iDeals VDR as “Odyssey” by or on behalf of the Company in connection with the Merger.
ARTICLE II.

THE MERGER; CLOSING
Section 2.1.    The Merger.
(a)    Upon the terms and subject to the conditions of this Agreement, at the Closing, Merger Sub and the Company shall duly prepare, execute and acknowledge a certificate of merger (the “Certificate of Merger”) in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”) and they shall file the Certificate of Merger with the Secretary of State of the State of Delaware at such time and in accordance with the provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time set forth in the Certificate of Merger as shall be agreed to by Merger Sub and the Company). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”
(b)    On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the Laws of the State of Delaware (the “Surviving Corporation”). The Surviving Corporation shall be an indirect wholly owned subsidiary of Parent after the Effective Time.
(c)    From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger

Sub shall vest in the Surviving Corporation, and all debts, Liabilities, and duties of the Company and Merger Sub shall become debts, Liabilities, obligations and duties of the Surviving Corporation.
Section 2.2.    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    At the Effective Time and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub immediately prior to the Effective Time, but reflecting any necessary amendments to reflect the name of the Surviving Corporation being “GDC Odds Holdings, Inc.”, until duly amended in accordance with applicable Law.
(b)    At the Effective Time and without any further action on the part of the Company or Merger Sub, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub immediately prior to the Effective Time, but reflecting any necessary amendments to reflect the name of the Surviving Corporation being “GDC Odds Holdings, Inc.”, until duly amended in accordance with applicable Law.
Section 2.3.    Directors and Officers of the Surviving Corporation.
(a)    At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the DGCL, the certificate of incorporation and the bylaws of the Surviving Corporation.
(b)    At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be officers of the Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the DGCL, the certificate of incorporation and the bylaws of the Surviving Corporation.
Section 2.4.    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party:
(a)    Each Share that is owned by the Company (as treasury stock or otherwise) as of immediately prior to the Effective Time (collectively, the “Cancelled Shares”) will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. All Shares owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time (“Specified Affiliate-Held Shares”) shall be converted automatically into that number (which may be a fraction less than one) of newly issued, fully paid and nonassessable share(s) of common stock of the Surviving Corporation that represents the same percentage interest in the Surviving Corporation common stock immediately after the Effective Time as such Specified Affiliate-Held Shares represented in the Company common stock immediately prior to the Effective Time.
(b)    Each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, Cancelled Shares and Specified Affiliate-Held Shares) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and shall be converted at the Effective Time into the right to receive, in consideration of such cancellation, without interest, (i), subject to Section 2.4(d), an amount in Parent Shares representing a portion of the Parent Share Consideration and cash (including cash in lieu of any fractional shares in accordance with Section 2.17) equal to the Estimated Per Share Merger Consideration, plus (ii) in each case when, if and to the extent payable hereunder, (A) an amount in cash, Parent Shares (subject to Section 2.4(d)) or a combination thereof pursuant to Section 2.6(g) equal to the Per Share 2025 Earnout Payment Amount, if any, plus (B) an amount in cash, Parent Shares (subject to Section 2.4(d)) or a combination thereof pursuant to Section 2.6(g) equal to the Per Share 2026 Earnout Payment Amount, if any, plus (C) an amount in cash equal to the Per Share Escrow Release Amount with respect to any amounts released to the Stockholders from the Escrow Fund from time to time pursuant to the terms of this Agreement and the Escrow Agreement, if any, plus (4) an amount in cash equal to the Per Share Holdback Release Amount with respect to any amounts released to the Stockholders from the Holdback Amount from time to time pursuant to the terms of this Agreement, if any, plus (5) an amount in cash, without interest, equal to the Per Share Excess Payment, if any.
(c)    Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. As of the Effective Time, the shares of Merger Sub Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder or holders of such shares shall cease to have any rights with respect thereto, except the right to receive shares of common stock in the Surviving Corporation to be issued in consideration therefor as provided herein, without interest.
(d)    All Parent Shares to be allocated (i) pursuant to this Section 2.4 to the Stockholders as part of the Parent Share Consideration shall be allocated on a pro rata basis based upon the total amount of the Initial Merger Consideration payable to each such Stockholder in respect of such Stockholder’s shares of Common Stock and Company Options, as applicable and (ii) pursuant to Section 2.6 to the Stockholders shall be allocated on a pro rata basis based upon the total amount of the Performance Amounts payable in Parent Shares (subject to Section 2.6(g)(i)) to each such Stockholder in respect of such Stockholder’s shares of Common Stock and Company Options; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, Parent shall have the right, in its sole discretion, to cause GDC America, Inc. to pay to any non-Accredited Investors in only the form of cash (and not Parent Shares) any portion of the Merger Consideration due to such non-Accredited Investor. For the avoidance of doubt, the pro rata portion of Parent Shares to be allocated to any Stockholder shall not be increased by GDC America, Inc.’s payment to any non-Accredited Investor of any or all of such non-Accredited Investor’s portion of the Merger Consideration in cash.
Section 2.5.    Company Options.
(a)    Each Company Option that is vested and outstanding as of immediately prior to the Effective Time shall be canceled at the Effective Time in exchange for the consideration described in clause (a)(iii) below, and, following the Effective Time, the Company Options shall no longer be exercisable by the holder thereof and shall only entitle the former holder thereof to the payment of the Option Consideration. At the Effective Time, the Company Plan shall be terminated and no further Company Options shall be granted thereunder. Any Option Consideration each Optionholder is entitled to receive pursuant to this Section 2.5(a) shall be rounded to the nearest whole cent.
(i)    Subject to the other terms of this Agreement, each holder of any Company Option canceled in accordance with Section 2.5(a) above (each, an “Optionholder”) shall be entitled to receive, without interest and subject to any applicable employee-side payroll and withholding Taxes: (A) an amount in Parent Shares (based on the Market Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 2.17) equal to the product obtained by multiplying (1) the number of shares of Company Common Stock subject to such Company Option that are vested as of immediately prior to the Effective Time (the “Vested Option Shares”) by (2) the excess, if any, of (x) the Estimated Per Share Merger Consideration, less (y) the exercise price per share of Company Common Stock of such Company Option (such amount, an “Option Payment” and, in the aggregate, with all such Option Payments, the “Options Payment Amount”), plus (B) in each case when, if and to the extent payable hereunder, (1) an amount in cash or, if applicable, Parent Shares (subject to Section 2.4(d)) pursuant to Section 2.6(g), equal to the product obtained by multiplying the number of Vested Option Shares subject to the Company Option by the Per Share 2025 Earnout Payment Amount, if any, plus (2) an amount in cash or, if applicable, Parent Shares (subject to Section 2.4(d)) pursuant to Section 2.6(g), equal to the product obtained by multiplying the number of Vested Option Shares subject to the Company Option by the Per Share 2026 Earnout Payment Amount, if any, plus (3) an amount in cash equal to the product obtained by multiplying the number of Vested Option Shares subject to the Company Option by the Per Share Escrow Release Amount with respect to any amounts released to the Stockholders from the Escrow Fund from time to time pursuant to the terms of this Agreement and the Escrow Agreement, if any, plus (4) an amount in cash, equal to the product obtained by multiplying the number of Vested Option Shares subject to the Company Option by the Per Share Holdback Release Amount with respect to any amounts released to the Stockholders from the Holdback Amount from time to time pursuant to the terms of this Agreement, if any, plus (5) an amount in cash, equal to the product obtained by multiplying the number of Vested Option Shares subject to the Company Option by the Per Share Excess Payment, if any (such aggregate amount described in the foregoing clauses (A) and (B), the “Option Consideration”). For the avoidance of doubt, any amounts payable to holders of Vested Option Shares pursuant to this Section 2.5 or Section 2.6, as applicable, shall be payable in cash or Parent Shares (where applicable) at the same proportion as payments made to holders of Shares pursuant to Section 2.4 or Section 2.6, as applicable; provided that the exercise price of such option shall solely reduce the cash portion Merger Consideration payable to such holder of Vested Option Shares. Notwithstanding anything to the contrary herein, to the extent required to comply with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A), no Option Consideration shall be paid following the fifth anniversary of the Closing Date and any Option Consideration that otherwise would become payable following such anniversary pursuant to this Agreement instead shall be forfeited by the former holders of Company Options without consideration therefor and shall be paid instead to the other Stockholders based on their pro rata portion of the Fully Diluted Common Number, after excluding the Company Options from such calculation, provided, however, that Option Consideration subject to a substantial risk of forfeiture for purposes of Section 409A of the Code shall treated as if not subject to the constraint imposed by Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) and shall be paid to the applicable former holders of Company Options as soon as reasonably practicable after such substantial risk of forfeiture lapses, but in no event later than March 15 of the year following the year in which such substantial risk of forfeiture lapses. At Closing, (x) any Company Options that are unvested as of the Closing shall be cancelled for no consideration pursuant to the Company Plan and (y) any shares of Common Stock outstanding due to early exercise of Company Options that were unvested and which such shares of Common Stock continue to be unvested shall be forfeited in exchange for the original exercise price paid for such shares of Common Stock.
(ii)    In connection with the Closing, the Company will create a transaction bonus pool which will be in an amount equal to 2.5% of the Merger Consideration and which will be approved prior to Closing by the Company’s Board of Directors and the Stockholders (the “Transaction Bonus Pool”). Eligibility for payments pursuant to the Transaction Bonus Pool will be limited to holders of the Company Options that were unvested and otherwise scheduled to vest in the ordinary course after the Closing Date but on or prior to the last day of the 2026 Calculation Period and which were canceled as of Closing pursuant to Section 2.5(a)(i) (the “Bonus Eligible Options”) who have signed a Transaction Bonus Agreement with the Company prior to Closing (a “Transaction Bonus Agreement”), in each case in the amount equal to each such holder’s pro rata share of the Transaction Bonus Pool (such pro rata share shall be a percentage equal to the quotient of (1) the number of Bonus Eligible Options held by such individual holder divided by (2) the aggregate number of Bonus Eligible Options (such percentage, with respect to any holder, the “Pro Rata Bonus Percentage”)). Unless otherwise provided in the Transaction Bonus Agreement, in the event that any holder of Bonus Eligible Options is terminated or resigns for any reason or no reason at all on or prior to January 1, 2027, then such holder’s Pro Rata Bonus Percentage of the Transaction Bonus Pool shall be forfeited, with any such amounts forfeited due to termination of employment paid to holders of Shares based on such holders’ Pro Rata Portion consistent with Section 2.6(d)(ii), including, for purposes of clarity, any portion of the Initial Transaction Bonus Amount, the 2025 Transaction Bonus Amount and the 2026 Transaction Bonus Amount, as applicable, deducted from the Merger Consideration and attributable to any employer portion of any payroll, employment and similar Taxes with respect to such holders’ forfeited Pro Rata Bonus Percentage of the Transaction Bonus Pool (in addition to any 2026 Performance Amount, if any, such holder may be entitled to hereunder). No later than five (5) Business Days prior to the Closing, the Company shall deliver to Parent a schedule setting forth each holder of Bonus Eligible Options and such holder’s Pro Rata Bonus Percentage.
(iii)    Prior to the Effective Time, the Company shall take any actions reasonably necessary to effect the transactions contemplated under this Section 2.5(a)(iii) under the Company Plan and all agreements evidencing Company Options.
Section 2.6.    Contingent Payments.
(a)    Performance Amounts.
(i)    At such times as provided in Section 2.6(d), Parent shall cause GDC America, Inc. (or, at the direction of Parent, the Surviving Corporation or another designee of GDC America, Inc.) to pay as part of the Merger Consideration in accordance with Section 2.4, with respect to each Calculation Period, an amount, if any (each, a “Performance Amount”), calculated as follows:
(A)    with respect to the 2025 Calculation Period, the lesser of (1) $60,000,000 and (2) the product of (x) the amount (if any) by which 2025 Adjusted EBITDA exceeds $13,088,000 multiplied by (y) 7; provided, however, that if 2025 Adjusted EBITDA does not exceed $13,088,000, the 2025 Performance Amount shall be equal to zero for all purposes hereunder (such amount, as finally determined in accordance with this Section 2.6, the 2025 Performance Amount”); and
(B)    with respect to the 2026 Calculation Period, the lesser of (1) (x) $80,000,000 less (y) the 2025 Performance Amount and (2) the product of (x) the amount (if any) by which 2026 Adjusted EBITDA exceeds the greater of (I) 2025 Adjusted EBITDA and (II) $13,088,000 multiplied by (y) 6.5; provided, however, if the amount calculated pursuant to the foregoing clause (2) is zero or less than zero, then such figure shall be zero (such amount, as finally determined in accordance with this Section 2.6, the “2026 Performance Amount”).
(ii)    In no event shall Parent, GDC America, Inc. or any other Affiliate of Parent be obligated to pay the Stockholders more than $80,000,000 in Performance Amounts in the aggregate for all Calculation Periods (the “Maximum Performance Amount”).
(iii)    Subject to Section 2.6(g), the Performance Amounts will be allocated among the Stockholders in the same allocation as set forth on the Closing Consideration Schedule as for the Initial Merger Consideration, and the cash portion thereof will be paid by wire transfer of immediately available funds to the account(s) designated by the Paying Agent (with respect to Stockholders (other than holders of Company Options) and the Surviving Corporation (with respect to amounts due to holders of vested Company Options) in accordance with the timing set forth in Section 2.6(d) and the payment mechanics set forth in Section 3.3(f).
(b)    Procedures Applicable to Determination of the Performance Amounts.
(i)    On or before the date which is ninety (90) days after the last day of each Calculation Period, Parent shall prepare and deliver to the Stockholders’ Representative a written statement (in each case, a “Contingent Payment Calculation Statement”) setting forth in reasonable detail its determination of Adjusted EBITDA for the applicable Calculation Period and its calculation of the resulting Performance Amount (in each case, a “Contingent Payment Calculation”).
(ii)    The Stockholders’ Representative shall have 30 days after receipt of the Contingent Payment Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Contingent Payment Calculation Statement and the Contingent Payment Calculation set forth therein. During the Review Period, the Stockholders’ Representative and its accountants shall have the right to inspect the Surviving Corporation’s books and records during normal business hours at the Surviving Corporation’s offices, upon reasonable prior written notice and solely for purposes related to the determinations of Adjusted EBITDA and the resulting Performance Amount, including, to the extent necessary any financial statements of Parent or any other subsidiary of Parent, to the extent that such financial statements are referred to, relied upon or form any part of the determination of Adjusted EBITDA. To the extent that for any reason Parent or any its Representatives unreasonably withholds or delays providing Stockholders’ Representative or its accountants with reasonable access to inspect the books and records of the Surviving Corporation, the Review Period shall be tolled until the date upon which Stockholders’ Representative and, as contemplated by this Section 2.6(b)(ii), its accountants are provided access for the review of such books and records. Prior to the expiration of the Review Period, the Stockholders’ Representative may object to the Contingent Payment Calculation set forth in the Contingent Payment Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (a “Contingent Payment Calculation Objection Notice”) to Parent. Any Contingent Payment Calculation Objection Notice shall specify the items in the applicable Contingent Payment Calculation disputed by the Stockholders’ Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Stockholders’ Representative fails to deliver a Contingent Payment Calculation Objection Notice to Parent prior to the expiration of the Review Period, then the Contingent Payment Calculation set forth in the Contingent Payment Calculation Statement shall be final and binding on the Parties. If the Stockholders’ Representative timely delivers a Contingent Payment

Calculation Objection Notice, Parent and the Stockholders’ Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Adjusted EBITDA and the Performance Amount for the applicable Calculation Period. If Parent and the Stockholders’ Representative are unable to reach agreement within 30 days after such Contingent Payment Calculation Objection Notice has been given (and do not choose to mutually agree in writing to extend such period of negotiations), all unresolved disputed items shall be referred to the Independent Auditor for resolution consistent with the procedures set forth in Section 3.3(c), mutatis mutandis. The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the applicable Contingent Payment Calculation Objection Notice by the Independent Auditor shall be final and binding on the Parties absent Fraud, or manifest error.
(c)    Independence of Performance Amounts. GDC America, Inc.’s obligation to pay each of the Performance Amounts to the Stockholders in accordance with Section 2.6(a) is an independent obligation of GDC America, Inc. and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Performance Amount and the obligation to pay a Performance Amount to the Stockholders shall not obligate GDC America, Inc. to pay any preceding or subsequent Performance Amount.
(d)    Timing of Payment of Performance Amounts. Subject to Section 2.6(g), any Performance Amount that GDC America, Inc. is required to pay pursuant to Section 2.6(a) hereof shall be paid as follows:
(i)    If the 2025 Performance Amount is less than $40,000,000, then the 2025 Performance Amount shall be paid in full no later than April 1, 2026 (which date shall be extended as necessary for the final resolution of any dispute raised by the Stockholders’ Representative in a Contingent Payment Calculation Objection Notice). If the 2025 Performance Amount exceeds $40,000,000, then $40,000,000 shall be paid no later than April 1, 2026, and the remainder of the 2025 Performance Amount shall be paid no later than April 1, 2027.
(ii)    The 2026 Performance Amount shall be paid in full no later than April 1, 2027 (which date shall be extended as necessary for the final resolution of any dispute raised by the Stockholders’ Representative in a Contingent Payment Calculation Objection Notice).
(e)    Acceleration upon Parent’s Election. At any time after the Closing Date, Parent may cause GDC America, Inc., in its sole discretion, to elect to make a payment, consistent with the term set forth in Section 2.6(g), (i) to the Paying Agent (with respect to amounts due to Stockholders (other than holders of Company Options)) and (ii) the Surviving Corporation (with respect to amounts due to holders of Company Options) in an amount equal to the Maximum Performance Amount less any amounts previously paid to the Paying Agent (with respect to amounts due to Stockholders (other than holders of Company Options)) or the Surviving Corporation (with respect to amounts due to holders of Company Options) pursuant to this Section 2.6 which, upon payment thereof, shall fully release and discharge Parent and GDC America, Inc. and their successors and assigns from any further liability or obligation pursuant to this Section 2.6. In the event of any transaction resulting in (i) the sale of all, or substantially all, of the assets of Parent or (ii) a merger, consolidation, recapitalization or other transaction in which any Person who is not an owner of an interest in Parent on the Closing Date becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of all interests in Parent (each, a “Sale Event”), in each case in which both (x) Parent is not the surviving entity and (y) which does not directly or indirectly provide for the assumption of the obligations of Parent under this Section 2.6, Parent shall require, as a conditions to such Sale Event, that the purchaser under such transaction assume the obligation to pay any then-remaining Performance Amount on the same terms and conditions as this Agreement unless otherwise agreed to by prior written consent of the Stockholders’ Representative.
(f)    Post-Closing Operation. Subject to the terms of this Agreement and the other Ancillary Agreements, following the Closing, Parent shall have sole discretion with regard to all matters relating to the operation of the Company and the Business, and none of Parent, Merger Sub or any of their respective Affiliates (i) shall be under any obligation or have any duty to act in such a manner that would maximize the amount of the Performance Amount, (ii) will owe any Stockholder any fiduciary or similar duty in respect of the magnitude of the Performance Amount, or (iii) will have any obligation, or will be bound by any agreement or covenant of any kind, in respect of this Section 2.6 other than an obligation to comply with the covenants and agreements expressly set forth in this Section 2.6; provided, that (x) Parent shall not, directly or indirectly, take any actions in bad faith that would have the effect of avoiding, reducing, or delaying the payment of any of the Performance Amounts hereunder or (y) terminate the employment of any Key Employee of the Company without Cause (as defined in the applicable Key Employee’s Specified Offer Letter). The Parent shall maintain books and records of the Surviving Corporation and its Subsidiaries during the Calculation Period as is reasonably necessary to allow for the calculation Adjusted EBITDA.
(g)    Method of Payment; Right of Set-off.
(i)    At its sole discretion, Parent may cause GDC America, Inc. to choose to pay (or cause the Surviving Corporation or the Paying Agent to pay on behalf of GDC America, Inc.) up to fifty percent (50%) of the Performance Amounts in Parent Shares, so long as the Parent Shares are issued in accordance with this Agreement and are in an amount equal to the Market Value of the Per Share Earnout Amount; provided, that, if, pursuant to a Sale Event, Parent is no longer listed on the NASDAQ Stock Market or any other public stock exchange, then any Performance Amount to be paid after the occurrence of such Sale Event must be paid in cash.
(ii)    Parent shall have the right to cause GDC America, Inc. to withhold and set off against any amount otherwise due to be paid to a Stockholder pursuant to this Section 2.6 the amount of (A) any adjustments to the Purchase Price owed to GDC America, Inc. pursuant to Article III, (B) any Damages to which any Parent Indemnified Party may be entitled under Article IX of this Agreement or any other Ancillary Agreement from such Stockholder and (C) any amounts owed to Parent or any of its Affiliates under Article X of this Agreement from such Stockholder. In addition, Parent shall have the right to cause GDC America, Inc. to withhold and set off against any amount otherwise due to be paid to the Stockholders pursuant to this Section 2.6 the amount of any Company Transaction Expenses incurred after the Effective Time (including, without limitation pursuant to the arrangements set forth on Schedule 4.16 of the Company Disclosure Schedules) to the extent not already included as a deduct in the calculation of the final Purchase Price pursuant to Section 3.3.
(iii)    (A) The cash portion the 2025 Performance Amount payable to Stockholders pursuant to this Section 2.6, if any, shall be reduced by the 2025 Transaction Bonus Amount and (B) the cash portion of the 2026 Performance Amount, if any, payable to Stockholders pursuant to this Section 2.6 shall be reduced by the 2026 Transaction Bonus Amount. No later than five (5) Business Days prior to the payment of the 2026 Performance Amount, if applicable, the Stockholders’ Representative, pursuant to an updated spreadsheet previously provided by

Company to the Stockholders’ Representative, shall deliver to Parent a schedule setting forth each holder of Bonus Eligible Options and such holder’s Pro Rata Bonus Percentage.
(h)    No Security. The Parties understand and agree that (A) the contingent rights to receive any Performance Amount shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent or the Company, (B) no Stockholder shall have any rights as a securityholder of Parent or the Company solely as a result of such Stockholder’s contingent right to receive any Performance Amount hereunder, and (C) no interest is payable with respect to any Performance Amount.
Section 2.7.    Delivery of Funds; Surrender of Certificates; Payment of Indebtedness and Company Transaction Expenses.
(a)    Not later than five (5) Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a certificate prepared and signed by the Chief Financial Officer of the Company (the “Estimated Net Working Capital Certificate”) setting forth in reasonable detail the Company’s good faith Estimated Net Working Capital, Estimated Closing Indebtedness, Estimated Company Transaction Expenses, Estimated Closing Cash, and Estimated Initial Transaction Bonus Amount, each as determined in accordance with the Accounting Policies and, in the case of Closing Working Capital, in the form set forth on Schedule D hereto. Such certificate shall include a reasonably detailed calculation and description of how the Estimated Net Working Capital was determined, the amount of such Estimated Net Working Capital and the amount of such Estimated Closing Cash, Estimated Company Transaction Expenses and Estimated Closing Indebtedness, and Estimated Initial Transaction Bonus Amount and shall be used in the determination of the Closing Date Purchase Price, together with reasonable supporting documentation therefor. Parent may, until the Closing Date, provide the Company with comments to the Estimated Net Working Capital Certificate and the Closing Consideration Schedule, and the Company and Parent shall negotiate in good faith to mutually agree upon a final Estimated Net Working Capital Certificate and Closing Consideration Schedule; provided that if, one (1) Business Day prior to the anticipated Closing Date Parent and the Company have not mutually agreed upon a final Estimated Net Working Capital Certificate and Closing Consideration Schedule, then Parent shall deliver to the Company in good faith its estimate of Estimated Net Working Capital, Estimated Closing Indebtedness, Estimated Company Transaction Expenses and Estimated Closing Cash and such Parent estimate shall be used for purposes of calculating the Estimated Initial Merger Consideration at Closing. The Company shall provide all supporting documentation reasonably requested by Parent in connection with Parent’s review of the Estimated Net Working Capital Certificate and Closing Consideration Schedule.
(b)    Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates, (i) the Parties acknowledge and agree that the preparation of the Closing Consideration Schedule and the allocation set forth therein are the sole responsibility of the Stockholders (and not the Stockholders’ Representative), and that Parent, Merger Sub and their respective Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) shall be entitled to rely on the Closing Consideration Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith and (ii) in no event shall Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates, have any Liability to any Person (including the Stockholders’ Representative and each of the Stockholders) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Closing Consideration Schedule and the allocation set forth therein or payments made by any Person (including Parent, Merger Sub, the Surviving Corporation and their respective Affiliates) in accordance therewith. On the Closing Date, immediately after the Effective Time, Parent shall cause GDC America, Inc. to pay, (i) to the Paying Agent the cash portion of the Initial Merger Consideration (on behalf of the holders of Common Stock) by wire transfer of immediately available funds to the account(s) designated by the Paying Agent, such account(s) to be identified by the Paying Agent in writing to Parent at least one (1) Business Day prior to the Closing Date and (ii) to the Company the Options Payment Amount (on behalf of the holders of Company Options) by wire transfer of immediately available funds to the account(s) designated by the Company, such account(s) to be identified by the Company in writing to Parent at least one (1) Business Day prior to the Closing Date.
(c)
(i)    On the Closing Date (or at such later date when a Stockholder (other than an Optionholder) delivers his, her or its Letter of Transmittal (as defined below)), upon surrender by a Stockholder (other than an Optionholder) to the Paying Agent of a duly executed letter of transmittal in substantially the form of Exhibit 2.7(c) (the “Letter of Transmittal”) the Paying Agent shall pay, within one (1) Business Day, to each such Stockholder by wire transfer of immediately available funds to the account of such Stockholder, such Stockholder’s portion of the Initial Merger Consideration as determined in accordance with Section 2.4(b). Until so surrendered, each Share shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender, the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments. The Paying Agent shall make available to Parent a copy of each duly executed Letter of Transmittal within three (3) Business Days of receipt from such Stockholder. If the Initial Merger Consideration (or any portion thereof), is to be delivered to a Person other than the Person in whose name such Share is registered, it shall be a condition to the payment of such portion of the Initial Merger Consideration that the Shares so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and that the Person requesting such transfer pay to the Paying Agent any transfer or other Taxes payable by reason of the foregoing or establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not required to be paid.
(ii)    On the later of (x) the date that is five (5) Business Days after the Effective Time or (y) the next-scheduled payroll date following the Closing Date, the Surviving Corporation shall pay to each Optionholder who has provided to the Surviving Corporation his, her or its executed Option Termination Agreement (substantially in the form annexed hereto as Exhibit 2.7(c)(ii) (the “Option Termination Agreement”), by wire transfer of immediately available funds to the account of such holder or otherwise in accordance with the Company’s payroll practices, such holder’s portion of the Options Payment Amount as determined in accordance with Section 2.5; provided that the Surviving Corporation may, in its sole discretion, waive the requirement that an Optionholder execute and provide to the Surviving Corporation an Option Termination Agreement
(d)    At least five (5) Business Days prior to the Closing Date, the Company shall provide to Parent (i) a complete and correct list of the obligees of all the Estimated Closing Indebtedness of the Company, (ii) the amount of the Estimated Closing Indebtedness owed to each such obligee as at the Closing Date immediately prior to the Closing (including the amount, if any, required to be deducted, withheld or collected pursuant to applicable Tax Laws), (iii) wire instructions for each such obligee and

(iv) applicable Tax forms for each such obligee, including an executed IRS Form W-9 or IRS Form W-8, as applicable. At the Closing, the Company shall provide Parent with executed payoff letters in form and substance reasonably satisfactory to Parent providing for the satisfaction and discharge of all obligations in respect of the Estimated Closing Indebtedness, including the termination of all related commitments, the release of all related guarantees and Encumbrances and filing of all documents necessary or desirable to effectuate, or reflect in public record, such satisfaction, release and discharge, effective upon the payment of such indebtedness. At the Closing, Parent, shall cause GDC America, Inc. to pay, on behalf of the Company and its Subsidiaries, to the holders of the Estimated Closing Indebtedness an amount sufficient to repay all such Indebtedness (other than any Accrued Income Taxes not yet due and payable under applicable Law, which may remain outstanding and paid as and when required by applicable Law), with the result that immediately following the Closing there will be no further monetary obligations of the Company and its Subsidiaries with respect to any such Indebtedness outstanding immediately prior to the Closing.
(e)    At least five (5) Business Days prior to the Closing Date, the Company shall cause each payee of Estimated Company Transaction Expenses to submit a written invoice for the full amount of such payee’s Estimated Company Transaction Expenses, which invoice shall provide that, upon payment of such invoice, all amounts due to such payee by the Company for services rendered in connection with this Agreement and the transactions contemplated hereby and thereby (whether rendered prior to or after the Closing) shall be paid in full. At least two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a complete and correct list of (i) the payees of Estimated Company Transaction Expenses, (ii) the amount of Estimated Company Transaction Expenses payable to each such payee (including the amount, if any, required to be deducted, withheld or collected pursuant to applicable Tax Laws), (iii) wire instructions for each such payee and (iv) applicable Tax forms for each payee, including an executed IRS Form W-9 or IRS Form W-8, as applicable. At the Closing, Parent shall cause GDC America, Inc. to pay, on behalf of the Company, all Estimated Company Transaction Expenses, in each case by wire transfer of immediately available funds pursuant to such applicable written instructions provided to Parent by the Company.
(f)    At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule in the form of Exhibit E hereto (the “Closing Consideration Schedule”), which schedule shall be certified as complete and correct by an officer of the Company and which shall accurately set forth:
(i)    the Estimated Per Share Merger Consideration (including a breakdown of each component thereof);
(ii)    all Stockholders of Common Stock and their respective addresses, the number of shares of Common Stock held by each such Stockholder and the aggregate consideration to be paid to each Stockholder of Common Stock pursuant to Section 2.4 hereof, including the cash amount and number of Parent Shares (which shall be rounded to the nearest number of Parent Shares) to be delivered to each Stockholder of Common Stock who is an Accredited Investor or the cash amount to be delivered to each Stockholder of Common Stock who is not an Accredited Investor, as applicable;
(iii)    all Optionholders and their respective addresses, along with (i) the number of shares of Common Stock underlying each Company Option held by such Optionholder, in each case, as of the Closing, (ii) the exercise price per share of each such Company Option, and (iii)

the Company's calculation of the consideration, if any, to be paid to such Optionholder in respect of each Company Option held by such Optionholder pursuant to Section 2.5; and
(iv)    each Stockholder’s Pro Rata Portion, each expressed as a percentage.
Section 2.8.    Escrow Amount and Holdback Amount. Parent shall cause GDC America, Inc. to withhold from the Closing Date Purchase Price the Escrow Amount and the Holdback Amount. At Closing, Parent shall cause the Escrow Amount to be delivered to Acquiom Clearinghouse LLC, as escrow agent (the “Escrow Agent”), for deposit into an account pursuant to an escrow agreement by and among Parent, the Stockholders’ Representative, and the Escrow Agent (the “Escrow Agreement”) in a form to be mutually agreed in good faith by Parent and the Company. The Escrow Amount shall be paid by GDC America, Inc. to the Escrow Agent at Closing, by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent. The Escrow Fund will be held by the Escrow Agent as security for the Stockholders’ indemnification and other obligations under Article III and Article IX, as applicable. At Closing, Parent shall cause the Holdback Amount to be delivered to the Stockholders’ Representative by wire transfer of immediately available funds to the account(s) designated in writing by the Stockholders’ Representative. The Holdback Amount will be held by the Stockholders’ Representative for its benefit as security for its obligations on behalf of the Stockholders under this Agreement, including under Article XI. The Stockholders will not receive any interest or earnings on the Holdback Amount and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative will deliver any remaining balance of the Holdback Amount to the Paying Agent for further distribution to the Stockholders. Any portions of the Escrow Fund and Holdback Amount that are released to the Stockholders or the Paying Agent on behalf of the Stockholders or the Surviving Corporation in accordance with the terms of this Agreement and the Ancillary Agreements shall constitute Merger Consideration for purposes of Section 2.4 and Section 2.5 and will be paid to the Stockholders in accordance with each Stockholder’s Pro Rata Portion. For all applicable Tax purposes, the Holdback Amount will be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing.
Section 2.9.    No Liability. None of Parent, Merger Sub, the Company and any of its Subsidiaries, the Surviving Corporation, the Paying Agent or the Stockholders’ Representative shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Stockholder has not delivered a duly executed Letter of Transmittal, if applicable, prior to the date on which any Merger Consideration, respectively, would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 2.10.    No Further Right of Transfers. At and after the Effective Time, each Stockholder shall cease to have any rights as an equity holder of the Company, except as otherwise required by applicable Law and except for the right of each Stockholder to deliver a duly executed Letter of Transmittal, if applicable, in exchange for payment of its Merger Consideration (or Dissenting Shares Amount, as applicable) pursuant to this Agreement, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. As of the Effective Time, the stock ledger of the Company with respect to the Shares shall be closed.
Section 2.11.    The Closing. The Closing shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, or at such other place as the Parties may agree, at 12:00 A.M. Eastern Standard Time on the first day of the next month following the conditions set forth in Article VII having been satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction of such conditions) or at such other place, time or date as may be mutually agreed upon by the Parties hereto (the day on which the Closing takes place being the “Closing Date”).
Section 2.12.    Deliveries by the Company. At the Closing, the Company shall deliver (in addition to any other documents required to be delivered pursuant to Article VII) or cause to be delivered to Parent and Merger Sub the following:
(a)    a certificate of the Secretary of the Company certifying copies of the respective Organizational Documents of the Company and the resolutions of the governing body of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, and certifying the signature and incumbency of the persons authorized to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and any other agreements, instruments, or other documents or certificates that the Company is required to deliver pursuant to this Agreement;
(b)    the certificate of incorporation or formation of the Company and each Subsidiary certified as of a recent date by the applicable state of formation;
(c)    a certificate of good standing as of a recent date with respect to the Company and each Subsidiary from the applicable state of formation;
(d)    the resignations of the officers and directors of the Company and each of its Subsidiaries pursuant to Section 6.14, effective as of the Closing Date, as requested by Parent prior to Closing;
(e)    each Ancillary Agreement to which the Company, any Subsidiary of the Company, any Stockholder or the Stockholders’ Representative is a party, duly executed by the Company, such Subsidiary of the Company, such Stockholder or the Stockholders’ Representative, as applicable;
(f)    minute books of the Company and each Subsidiary of the Company as they exist on the Closing Date, to the extent such documents are not located at the offices of the Company or a Subsidiary of the Company;
(g)    (i) evidence satisfactory to Parent that, except for those transactions set forth on Schedule 6.13, all transactions between the Company or any Subsidiary of the Company, on the one hand, and any Stockholder or any Subsidiary or Affiliate of any Stockholder, on the other hand, have been terminated as of Closing and (ii) evidence satisfactory to Parent that all fees that may be due under any advisory, services and management agreements with Stockholders of the Company have either been previously paid or waived by such Stockholders and no such fees will be payable in the future;
(h)    (i) an affidavit signed by an authorized officer of the Company, under penalties of perjury, stating that the Company is not and, during the applicable period, has not been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code), dated as of the

Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)(3), along with any supplemental statements required by Treasury Regulation Section 1.897-2(h)(5) and an executed notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h), which affidavit, supplemental statements and notice shall be in form and substance reasonably acceptable to Parent and (ii)(A) from each Stockholder (other than any Stockholder who is only an Optionholder receiving all amounts payable to such Optionholder hereunder through applicable payroll processes) that is not a U.S. Person, a duly executed and valid applicable IRS Form W-8 certifying as to such Stockholder’s non-U.S. status and (B) from each Stockholder (other than any Stockholder who is only an Optionholder receiving all amounts payable to such Optionholder hereunder through applicable payroll processes) that is a U.S. Person, a duly executed and valid applicable IRS Form W-9 certifying that such shareholder is not subject to U.S. federal backup withholding;
(i)    copies of customary payoff letters in form and substance reasonably satisfactory to Parent providing for the satisfaction and discharge of all obligations in respect of the Company’s or its Subsidiaries’ Indebtedness, including the termination of all related commitments, the release of all related guarantees and Encumbrances and filing of all documents necessary or desirable to effectuate, or reflect in public record, such satisfaction, release and discharge, effective upon the payment of such Indebtedness;
(j)    copies of the restrictive covenant agreements, executed by each Key Employee in the form attached hereto as Exhibit F (the “Restrictive Covenant Agreements”);
(k)    an electronic copy of the Virtual Data Room in connection with Parent’s obligation pursuant to the R&W Policy to provide a copy of the contents of the Virtual Data Room; and
(l)    such other documents and instruments as Parent or Merger Sub reasonably requests to consummate the transactions contemplated by this Agreement.
Section 2.13.    Deliveries by Parent. At or after the Closing, as applicable, Parent shall deliver (in addition to any other documents required to be delivered pursuant to Article VII) or cause to be delivered to the Company, the Stockholders’ Representative, the Paying Agent or the Escrow Agent, as applicable, the following:
(a)    (i) the cash portion of the Initial Merger Consideration (less the Options Payment Amount) to the Paying Agent (other than, for the avoidance of doubt, the amount to be paid in Parent Shares), (ii) the Escrow Amount to the Escrow Agent, (iii) the Holdback Amount to the Stockholders’ Representative and (iv) the Options Payment Amount to the Company; and
(b)    the Ancillary Agreements to which Parent is a party, duly executed by Parent.
Section 2.14.    Tax Withholding. Each of the Parent, GDC America, Inc., the Company and the Paying Agent shall be entitled to deduct and withhold from the Closing Date Purchase Price or any other amounts payable to any Stockholder or any other applicable payee(s), any amounts required to be deducted and withheld under any applicable Tax Law; provided, however, that Parent shall use commercially reasonable efforts to give the Company (before the Closing) and the Stockholders’ Representative (after the Closing) notice not less than two days before effecting any such Tax withholding (other than any withholding required in connection with payments of compensation, including Option Consideration paid to employees and former employees of the Company, or as a result of the failure of the Company to deliver the certificate described in Section 2.12(h)), and the Parties (other than the Stockholders’ Representative) shall cooperate in good faith to minimize any required deduction or withholding to the extent permitted under applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the applicable payee(s) or such Stockholder, as applicable. Notwithstanding anything to the contrary herein, any payment made under this Agreement that constitutes a compensatory payment to any Person will not be paid directly to such Person, but instead shall be paid to the Company or a Subsidiary of the Company to then be paid through applicable payroll processes (less any applicable withholding or deductions).
Section 2.15.    Dissenting Shares.
(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Stockholder who is entitled to demand and properly demands the appraisal for such shares of Common Stock (such shares, the “Dissenting Shares,” and such Stockholder, a “Dissenting Stockholder”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration. Any such Stockholder shall instead be entitled to receive payment of the fair value of such Stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any Stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such Stockholder’s rights to appraisal of such shares of Common Stock under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.7(b)(i) of any Stock Certificate that formerly evidenced such Shares.
(b)    The Company shall give Parent (i) prompt notice, within one (1) Business Day, of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, or agree to commit to do any of the foregoing.
Section 2.16.    No Fractional Shares. No fractional Parent Shares shall be issued in exchange for shares of Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of shares of Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Common Stock delivered by such holder and the aggregate number of shares of Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to such fractional part of a Parent Share multiplied by the Market Value thereof.
Section 2.17.    Payments to Paying Agent and Escrow Agent. Notwithstanding any other provision in this Agreement, all payments by Parent, GDC America, Inc., Merger Sub or the Surviving Corporation to the Paying Agent and the Escrow Agent in accordance with the terms of this Article II for the satisfaction of any obligation (including payment of the Merger Consideration), shall, unless such payments are returned to GDC America, Inc. pursuant Section 7 of the Paying Agent Agreement, constitute full satisfaction to the applicable Stockholder or otherwise.

ARTICLE III.

PURCHASE PRICE ADJUSTMENT
Section 3.1.    Purchase Price . The Purchase Price shall be subject to adjustment as set forth below and all references in this Agreement to the Purchase Price shall be deemed to be the Purchase Price as adjusted pursuant to this Article III.
Section 3.2.    Certain Adjustments.
(a)    (i) If Closing Working Capital, as finally determined pursuant to Section 3.3, is less than the Estimated Net Working Capital, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such shortfall or (ii) if Closing Working Capital, as finally determined pursuant to Section 3.3, is greater than the Estimated Net Working Capital, then the Purchase Price shall be increased dollar-for-dollar by the amount of such increase.
(b)    (i) If the Closing Cash, as finally determined pursuant to Section 3.3, is less than the Estimated Closing Cash, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such shortfall or (ii) if Closing Cash, as finally determined pursuant to Section 3.3, is greater than the Estimated Closing Cash, then the Purchase Price shall be increased dollar-for-dollar by the amount of such increase.
(c)    (i) If the Closing Indebtedness of the Company and its Subsidiaries, as finally determined pursuant to Section 3.3, is less than the Estimated Closing Indebtedness of the Company, then the Purchase Price shall be increased dollar-for-dollar by the amount of such shortfall or (ii) if the Closing Indebtedness of the Company and its Subsidiaries, as finally determined pursuant to Section 3.3, is greater than the Estimated Closing Indebtedness of the Company, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such increase.
(d)    (i) If the Company Transaction Expenses, as finally determined pursuant to Section 3.3, are less than the Estimated Company Transaction Expenses, then the Purchase Price shall be increased dollar-for-dollar by the amount of such shortfall or (ii) if the Company Transaction Expenses, as finally determined pursuant to Section 3.3, are greater than the Estimated Company Transaction Expenses, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such increase.
Section 3.3.    Closing Balance Sheet; Schedule of Adjustments.
(a)    The determination of the adjustments, if any, required to be made to the Purchase Price pursuant to Section 3.2 shall be made pursuant to the following provisions:
(b)    Within 30 days after the completion of the 2024 Audit, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Stockholders’ Representative the following: (i) a balance sheet of the Company as of immediately prior to the Closing presented in substantially the format attached hereto as Schedule 3.3 (the “Closing Balance Sheet”) and prepared in accordance with the Accounting Policies, (ii) a calculation of Closing Working Capital, Closing Cash, Company Transaction Expenses, Closing Indebtedness and Initial Transaction Bonus Amount, in each case, calculated in accordance with the Accounting Policies; and (iii) the adjustment, if any, required to be made to the Purchase Price pursuant to Section 3.2 (the “Schedule of Adjustments”). If Parent fails to deliver the Closing Balance Sheet and the Schedule of Adjustments within such period, Parent shall be deemed to have agreed to the calculations set forth in the Estimated Net Working Capital Certificate prepared by the

Company and such Estimated Net Working Capital Certificate and the calculations set forth therein shall be considered final.
(c)    The Stockholders’ Representative will have a period of thirty (30) days following the delivery of the Closing Balance Sheet, the calculation of Closing Working Capital, Closing Cash, Company Transaction Expenses, Closing Indebtedness and Initial Transaction Bonus Amount and the Schedule of Adjustments to notify Parent in writing of any disagreements with any of the foregoing (such notice, a “Dispute Notice”), any such Dispute Notice shall specify those items or amounts as to which the Stockholders’ Representative disagrees and its alternative calculations with respect to each disputed item set forth in the Schedule of Adjustments (in each case including the reasons therefore and reasonable detail on such objections) and the Stockholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Schedule of Adjustments, which shall be final, binding and conclusive for all purposes hereunder. The Stockholders’ Representative and its accountants will have reasonable access during normal business hours and upon reasonable notice to the books, records, work papers and other financial information of the Surviving Corporation related solely to the preparation of the Closing Balance Sheet, the calculation of Closing Working Capital, Closing Cash, Company Transaction Expenses, Closing Indebtedness and Initial Transaction Bonus Amount and the Schedule of Adjustments. To the extent that for any reason Parent or any its Representatives unreasonably withholds or delays providing Stockholders’ Representative or its accountants with reasonable access to inspect the books and records of the Surviving Corporation, the Review Period shall be tolled until the date upon which Stockholders’ Representative and, as contemplated by this Section 3.3(c), its accountants are provided access for the review of such books and records. The failure of the Stockholders’ Representative to submit a Dispute Notice to Parent within such 30-day period (as the same may be extended pursuant to the immediately preceding sentence) shall be deemed acceptance of the Closing Balance Sheet as well as the calculation of Closing Working Capital, Closing Cash, Company Transaction Expenses, Closing Indebtedness and Initial Transaction Bonus Amount and the Schedule of Adjustments. In the event that the Stockholders’ Representative timely submits a Dispute Notice to Parent, the Parties will attempt in good faith to resolve such disagreement and, upon such resolution, if any, any adjustment to the Purchase Price shall be made in accordance with the agreement of the Parties. If within twenty (20) Business Days (or such longer period as Parent and the Stockholders’ Representative shall mutually agree in writing) after delivery to Parent of the Dispute Notice, the Parties are unable to resolve such disagreement, then either the Stockholders’ Representative, on the one hand, or Parent, on the other hand, shall have the right to submit the determination of such matters to an independent accountant of national standing reasonably acceptable to the Stockholders’ Representative and Parent (the “Independent Auditor”). Each of the Stockholders’ Representative and Parent shall comply, and shall instruct the Independent Auditor to comply, with the terms of reference and procedures set forth below:
(i)    The Independent Auditor (i) shall consider only those items or amounts in the Schedule of Adjustments as to which the Stockholders’ Representative has disagreed and which have not been resolved prior to submission to the Independent Auditor, (ii) with respect to each matter submitted to it, shall not resolve such matter in a manner that is more favorable to Parent than the Schedule of Adjustments or more favorable to the Stockholders’ Representative than the Dispute Notice delivered pursuant to Section 3.3(c) and (iii) shall not consider any proposals related to settlement of any disputed items made by any of the parties. The Independent Auditor is not authorized to, and shall not, make any other determination including any determination with respect to any matter included in the Schedule of Adjustments or the Stockholders’ Dispute Notice that was not submitted for resolution to the Independent Auditor.

(ii)    The Stockholders’ Representative and Parent shall each prepare a written submission within thirty (30) Business Days of the formal appointment of the Independent Auditor on the matters in dispute which, together with the relevant supporting documents, shall be submitted to the Independent Auditor for determination, with copies of such submissions submitted at the same time to the other Party.
(iii)    Following delivery of their respective submissions, each of the Stockholders’ Representative and Parent shall have the opportunity to comment once only on the other’s submissions by written comment delivered to the Independent Auditor not later than twenty (20) Business Days after receipt of the other’s submissions, with copies of such comments submitted at the same time to the other Party.
(iv)    The Independent Auditor may request further information or clarification on any matter which it in its sole discretion decides is relevant from either of the Stockholders’ Representative or Parent, with copies of such request submitted to at the same time to the other Party. Any response to such a request which the Stockholders’ Representative or Parent (as the case may be) may wish to make shall be delivered by the Stockholders’ Representative or Parent (as the case may be) to the Independent Auditor not later than fifteen (15) Business Days after receipt of such request from the Independent Auditor, with copies of such response submitted at the same time to the other Party. Notwithstanding the foregoing, the Independent Auditor shall not be entitled to hold any hearings or take or order the taking of depositions or other testimony.
(v)    Unless otherwise directed by the Independent Auditor, following delivery of such a response, the non-responding Party (the Stockholders’ Representative or Parent (as the case may be)) shall have the opportunity to comment once only on the response by written comment delivered to the Independent Auditor not later than fifteen (15) Business Days after receipt of the response by the non-responding Party (the Stockholders’ Representative or Parent (as the case may be)), with copies of such comment submitted at the same time to the other Party.
(vi)    Thereafter, neither the Stockholders’ Representative nor Parent (nor any other person or persons acting on behalf of any of them) shall be entitled to make further submissions except insofar as the Independent Auditor so requests in accordance with Sections 3.3(c)(iii) and (iv).
(vii)    Each of the Stockholders’ Representative and Parent shall instruct the Independent Auditor to give its determination as soon as possible but in any event, unless otherwise agreed between the Stockholders’ Representative and Parent, within twenty (20) Business Days of the receipt by the Independent Auditor of all requested information (including any response time allotted to any Party pursuant to this Section 3.3).
(viii)    In giving its determination, the Independent Auditor shall state what adjustments (if any) are necessary to be made to the Closing Balance Sheet, the calculation of Closing Working Capital, Closing Cash, Company Transaction Expenses and Closing Indebtedness and/or the Schedule of Adjustments solely for the purposes of this Agreement in respect of the matters in dispute between Parent and the Stockholders’ Representative and referred to it pursuant to this Section 3.3(c) (and, for the avoidance of doubt, not any other matters in this Agreement or otherwise).

(ix)    The Independent Auditor shall determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement but only insofar as it is relevant to the determination of the Closing Balance Sheet, the calculation of Closing Working Capital, Closing Cash, Company Transaction Expenses, Closing Indebtedness and Initial Transaction Bonus Amount and/or the Schedule of Adjustments.
(x)    The determination of the Independent Auditor shall, in the absence of Fraud, or manifest error, be final and binding on the Parties.
(xi)    All fees and expenses of the Independent Auditor shall be allocated to be paid by Parent or GDC America, Inc., on the one hand, and/or the Stockholders’ Representative (on behalf of the Stockholders), on the other hand, based upon the percentage which the portion of (i) the contested amount not awarded to each Party by the Independent Auditor bears to (ii) the aggregate amount contested by the Parties and submitted to the Independent Auditor, as determined by the Independent Auditor. As an illustration of the allocation of fees and expenses of the Independent Auditor, if the amount set out in the Stockholders’ Representative’s Dispute Notice is $1,000,000, but the Parties resolve a portion of the disputed items and refer to the Independent Auditor for resolution disputes in the aggregate amount of $500,000, the Independent Auditor determines that $400,000 of such contested objections are valid and that the Closing Working Capital should be increased by that amount (in favor of the Stockholders’ Representative), if the amount of the Independent Auditor’s fees and expenses were $100,000, then Parent would pay or cause to be paid $80,000 {$400,000 (in favor of the Stockholders’ Representative)/$500,000 (aggregate contested amount submitted to Independent Auditor) x $100,000 (Independent Auditor’s fees and expenses)} and the Stockholders’ Representative (on behalf of the Stockholders) would pay the remaining $20,000.
(xii)    The Independent Auditor shall act as an expert and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Auditor’s determination, except as it pertains to manifest error.
Notwithstanding anything herein to the contrary, the dispute mechanics contained in this Section 3.3(c) shall be the exclusive mechanics for resolving disputes regarding the Purchase Price adjustments set forth in this Article III, and the date on which such adjustments, if any, are finally determined in accordance with the mechanics set forth in this Section 3.3(c) shall be the “Determination Date.”
(d)    If it is finally determined pursuant to this Section 3.3 that the aggregate Purchase Price paid at Closing as of the Determination Date is less than the Purchase Price as adjusted pursuant to this Section 3.3, then, Parent shall cause GDC America, Inc. to remit such difference to the Paying Agent (with respect to amounts due to Stockholders (not including holders of Company Options)) and the Surviving Corporation (with respect to amounts due to holders of Company Options), as applicable, in cash, which shall be paid to the Stockholders in accordance with the procedures set forth in Article II (the “Excess Payment”).
(e)    If it is finally determined pursuant to this Section 3.3 that the Purchase Price paid at the Closing is greater than the Purchase Price as adjusted pursuant to this Section 3.3, then the Stockholders’ Representative shall instruct the Escrow Agent to remit such difference to GDC America, Inc. from the Purchase Price Escrow Fund in accordance with Section 3.3(f) below as finally as set forth in this

Section 3.3 and the Stockholders’ Representative agrees to execute joint instructions to release such finally determined amounts. If the amount owed to GDC America, Inc. pursuant to this Section 3.3 is greater than the remaining amount in the Purchase Price Escrow Fund, then Parent shall have the right to cause to proceed as a payment by the Escrow Agent from the Indemnification Escrow Fund (on a joint and several basis by the Stockholders to the extent of such funds) and, after such Indemnification Escrow Fund has been exhausted, directly against the Stockholders on a several, and not joint, liability basis in accordance with their Pro Rata Portion, and, each Stockholder shall be responsible for and shall pay to GDC America, Inc. any such amounts until GDC America, Inc. has collected the full amount owed to GDC America, Inc. under this Section 3.3 but no greater than such Stockholder’s Pro Rata Portion, which shall include any costs incurred by Parent and GDC America, Inc. in pursuing a claim against any such Stockholder.
(f)    If, after the Determination Date and, if applicable, the release of any amounts from the Purchase Price Escrow Fund pursuant to Section 3.3(e) above there is any amount remaining in the Purchase Price Escrow Fund, the Stockholders’ Representative shall provide an updated schedule, substantially in the form of the Closing Consideration Schedule, setting forth each Stockholder’s allocable portion of the remaining Purchase Price Escrow Fund and the Stockholders’ Representative and Parent agree to execute Joint Instructions to release such remaining amount (i) to the Paying Agent (with respect to amounts due to Stockholders (other than holders of Company Options)) and (ii) the Surviving Corporation (with respect to amounts due to holders of Company Options), as applicable, for distribution to such Stockholders pursuant to such schedule provided by the Stockholders’ Representative.
(g)    Any cash payment to be made pursuant to this Article III as a result of any adjustment made in accordance with the mechanics set forth in Section 3.3(c) above shall be paid within five (5) Business Days of the Determination Date by wire transfer of immediately available funds. Any such payment shall be made to such account or accounts as may be designated by the Party (in the case of the Stockholders’ Representative, on behalf of the Stockholders) entitled to such payment.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding section of the Company Disclosure Schedules (it being agreed that disclosure of any item in any section of the Company Disclosure Schedules shall be deemed disclosure with respect to any other section of this Article IV to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:
Section 4.1.    Organization.
(a)    The Company is a validly existing corporation organized pursuant to, and in good standing under, the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now conducted by it and to own or lease its properties and assets. Schedule 4.1(a) of the Company Disclosure Schedules sets forth the Company’s jurisdiction of organization and each other jurisdiction in which it is qualified to do business. The Company is duly qualified and/or licensed to do business and, where the concept or a similar concept is recognized, is in good standing as a foreign entity in each jurisdiction in which the nature of its business or ownership or leasing of its properties makes such qualification or licensing necessary except where the failure to be so qualified or licensed, individually or in the aggregate, would not result in a Material Adverse Effect.

(b)    Schedule 4.1(b) of the Company Disclosure Schedules contains a complete and accurate list of each of the Company’s Subsidiaries containing its name, its jurisdiction of organization, other jurisdictions in which it is qualified to do business, and its capitalization (including the identity of each equity holder and the amount of equity interests held by each). Each Subsidiary of the Company is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as now conducted by it and to own or lease its properties and assets. Each Subsidiary is duly qualified and/or licensed to do business and, where the concept or a similar concept is recognized, is in good standing as a foreign entity in each jurisdiction in which the nature of its business or ownership or leasing of its properties, or its relationship with personnel in the jurisdiction, makes such qualification or licensing necessary except where the failure to be so qualified or licensed, individually or in the aggregate, would not result in a Material Adverse Effect.
(c)    The Company has heretofore made available to Parent true, correct and complete copies of the Organizational Documents of the Company and each of its Subsidiaries as in effect on the date of this Agreement. As of the date of this Agreement, the Organizational Documents of the Company and each of its Subsidiaries are in full force and effect and have not been amended in any respect from the copies made available to Parent.
(d)    Except as set forth on Schedule 4.1(d) of the Company Disclosure Schedules, no resolution has been passed, no step has been taken and no legal proceedings have been started or threatened in respect of the winding-up or dissolution (or any local law equivalent) of the Company or any of its Subsidiaries, or for the appointment of a liquidator, receiver, administrator or administrative receiver (or similar officer in any jurisdiction) over any or all of the assets of the Company or any of its Subsidiaries.
(e)    Schedule 4.1(e) of the Company Disclosure Schedules sets forth a list of the officers, directors and/or managers (or equivalent positions) of the Company and each of its Subsidiaries.
Section 4.2.    Capitalization.
(a)    The number of authorized, issued and outstanding Shares of the Company is set forth on Schedule 4.2(a) of the Company Disclosure Schedules. All of the Shares are owned of record and beneficially by the Stockholders as set forth on Schedule 4.2(a) of the Company Disclosure Schedules, free and clear from Encumbrances and have been issued in compliance in all material respects with all applicable securities Laws and other applicable Laws. The shares of Common Stock have been validly issued and are fully paid and nonassessable. Neither the Company nor any Stockholder has granted to any Person any preemptive or other similar rights with respect to any of such shares of Common Stock and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) entered into or granted by the Company, its Subsidiaries or any Stockholder relating to the issuance, conversion, exchange, registration, voting, sale or transfer of any equity interests or other equity securities of the Company (including the Shares) or obligating the Company or any other Person to purchase or redeem any of such equity interests or other equity securities. Schedule 4.2(a) of the Company Disclosure Schedule sets forth, as of the date hereof, (A) all holders of Company Options, and with respect to each such holder, (i) the number of Shares underlying such Company Options held by such holder; (ii) the grant date of each such Company Option, and (iii) the exercise price of each such Company Option. The Company has delivered to Parent true and complete copies of each Company Plan and form of agreement evidencing each Company Option, and has also delivered any other stock option agreements to the extent there are variations from the form of agreement, specifically identifying the

Person(s) to whom such variant forms apply. Each Company Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Plan pursuant to which it was issued.
(b)    Other than as set forth on Schedule 4.2(b) of the Company Disclosure Schedules, the Company does not own or control, nor has it ever owned or controlled, nor have or had any interest in any shares, nor have or had an ownership interest in any other Person. All issued and outstanding capital stock of, or other equity or voting interests in, each Subsidiary of the Company has been validly issued and are fully paid and nonassessable. Neither the Company nor any Stockholder has granted to any Person any preemptive or other similar rights with respect to any equity interests of any Subsidiary and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) entered into or granted by the Company or any Stockholder relating to the issuance, conversion, exchange, registration, voting, sale or transfer of any equity interests or other equity securities of any Subsidiary or obligating any Subsidiary or any other Person to purchase or redeem any of such equity interests or other equity securities.
(c)    All holders of Company Options are either (i) employees of the Company or its Subsidiaries or (ii) consultants who are bona fide service providers to the Company or its Subsidiaries.
Section 4.3.    Authority of the Company; No Conflict; Required Filings and Consents.
(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements (to the extent a party thereto), to perform its obligations hereunder and thereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated to be performed by the Company hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements (to the extent a party thereto), the performance of its obligations under, and the consummation of the transactions contemplated by this Agreement and each Ancillary Agreements (to the extent a party thereto) have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of consummation of the Merger, to the receipt of the Company Stockholder Approval. This Agreement has been, and the Ancillary Agreements (to the extent a party thereto) delivered at Closing will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity.
(b)    Except as set forth on Schedule 4.3(b) of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement and the Ancillary Agreements (to the extent a party thereto) does not, and the consummation by it of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of any Organizational Documents of the Company or any of its Subsidiaries, as applicable, (ii) subject, in the case of consummation of the Merger, to the receipt of the Company Stockholder Approval, violate any law, rule or regulation applicable to the Company or its Subsidiaries,(iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any judgment, court order or consent decree or any Material Contract or other material agreement to which the Company or any

Subsidiary is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or Business of the Company or its Subsidiaries, or (iv) result in the creation or imposition of any Encumbrance other than a Permitted Encumbrance on any properties or assets of the Company or the Shares.
(c)    None of the execution and delivery by the Company of this Agreement or any Ancillary Agreements (to the extent a party thereto) or the consummation of the transactions contemplated hereby or thereby will require any consent, approval, order or authorization of, or registration or filing with, any Governmental Entity on the part of the Company or its Subsidiaries, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the consents, authorizations, filings, approvals and registrations which are listed on Schedule 4.3(c) of the Company Disclosure Schedules.
(d)    The Company Stockholder Approval is the only vote of the holders of any Shares or other equity interests of the Company necessary for the Company to adopt this Agreement and approve and consummate the Merger and the transactions contemplated hereby.
Section 4.4.    Financial Statements.
(a)    The Company has delivered to Parent complete copies unaudited financial statements consisting of the consolidated balance sheet as at December 31, 2022 and December 31, 2023, and the related consolidated statements of income for the year then ended (the “Unaudited Financial Statements”) and the consolidated balance sheet of the Company as at September 30, 2024, and the related consolidated statements of income by month for the year to date then ended (the “Interim Financials” and together with the Unaudited Financial Statements, the “Financial Statements”). The consolidated balance sheet of the Company as of December 31, 2023, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.
(b)    The Financial Statements are based on, and prepared in accordance with, the books and records of the Company, and present fairly, in all material respects, subject to, in the case of the Interim Financials, normal and recurring year-end adjustments and the absence of notes, the financial position of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operation of the Company and its Subsidiaries for the periods indicated. The Financial Statements have been prepared in accordance with the Accounting Policies applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financials, to normal and recurring year-end adjustments and the absence of notes. The Company maintains a standard system of accounting established and administered in accordance with the Accounting Policies.
(c)    None of the Company or any of its Subsidiaries will have, after giving effect to the Closing, any Indebtedness. None of the Company or any of its Subsidiaries has, or has ever had, any PPP Indebtedness.
(d)    The Company’s and its Subsidiaries’ system of internal controls over financial reporting is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Policies, consistently applied, (ii) that transactions are executed only in accordance with the requisite authorization of management, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (iv) regarding the reliability of the Financial Statements. Neither the Company, its Subsidiaries, nor, to the Knowledge of the Company, any employee, auditor, accountant, legal counsel, or representative of the Company or any of its Subsidiaries, has received any written complaint, allegation, assertion or claim regarding the adequacy of such systems and processes or the accuracy or integrity of the Financial Statements. To the Knowledge of the Company, there have been no instances of fraud by the Company or its Subsidiaries, whether or not material, that occurred during any period covered by the Financial Statements.
(e)    All accounts payable of the Company and its Subsidiaries that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company and its Subsidiaries. All outstanding accounts payable of the Company and its Subsidiaries represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company and its Subsidiaries. Since the Balance Sheet Date, there has not been any failure to pay any accounts payable.
Section 4.5.    Tax Matters. Except as set forth on Schedule 4.5 of the Company Disclosure Schedules:
(a)    Tax Returns and Payment of Taxes. Each of the Company and each of its Subsidiaries has (i) timely filed all Income Tax Returns and other material Tax Returns required to have been filed by it (taking into account any valid extensions of time to file), and each such Tax Return is true, correct and complete in all material respects, (ii) timely paid all Income Taxes and other material Taxes required to have been paid by it (whether or not shown on any such Tax Return) and (iii) (A) for periods covered by the Financial Statements, made adequate accruals or reserves and adequately disclosed on the Financial Statements in accordance with the Accounting Policies all Taxes not yet due and payable (including any accruals or reserves required pursuant to ASC 740-10 or ASC 450-20) and (B) for periods not covered by the Financial Statements, have been accrued on the books and records of the Company or such Subsidiary in accordance with the Accounting Policies. As of the Closing Date, the Company and its Subsidiaries will have no Liability for any unpaid Taxes accruing after the date of the Financial Statements, other than Taxes accruing in the ordinary course of business conducted after the date of the Financial Statements. Neither the Company nor any of its Subsidiaries has executed or requested any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case, that has not since expired (other than requests for automatic extensions of the time to file any Tax Return made in the ordinary course of business and any waiver implied under applicable Law by any such request).
(b)    Tax Returns Made Available. The copies of the Tax Returns, and any correspondence relating to Tax audits or other Tax controversies, made available to the Parent in the Company’s data room are complete and accurate copies of all Tax Returns and other correspondence with respect to all taxable periods ending after December 31, 2020.
(c)    Withholding and Collection. Each of the Company and each of its Subsidiaries has (i)  complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes (including information reporting and records maintenance requirements required by applicable Law, including the collection and retention of all required information, certifications and documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which the Company or any of its Subsidiaries otherwise would have been obligated to withhold or collect Taxes, as required by applicable Law) with respect to any amounts paid or owing by it to, or allocable by it to, any employee, independent contractor, creditor, customer, stockholder, or other Person and has duly withheld or collected all Taxes required to be withheld or collected and timely paid over to the appropriate Taxing Authority all Taxes required to be so paid over and (ii) accurately reported in all material respects each such withheld or collected amount to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or other Person, as required under applicable Law.
(d)    Liens. There are no Encumbrances on the assets of the Company or any of its Subsidiaries for any Tax other than Permitted Encumbrances.
(e)    Tax Deficiencies and Audits. No deficiency or other proposed assessment or adjustment for any Tax has been assessed, asserted, proposed or threatened by any Governmental Entity against the Company or any of its Subsidiaries in writing which deficiency or other proposed assessment or adjustment has not since been paid in full, settled or withdrawn. No audit, examination, investigation or other administrative or judicial proceeding with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries is ongoing, pending or threatened in writing.
(f)    Tax Jurisdictions. No claim has been made by any Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not pay Taxes or file Tax Returns, or does not pay Tax or file Tax Returns of a particular type, that the Company or such Subsidiary is or may be subject to such Tax or is required to file such Tax Return in that jurisdiction. Neither the Company nor any of its Subsidiaries is resident for any Tax purpose in any jurisdiction other than its jurisdiction of incorporation or organization. Neither the Company nor any of its Subsidiaries has ever had a permanent establishment (within the meaning of an applicable Income Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(g)    Closing Agreements and Tax Rulings. Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” pursuant to Section 7121 of the Code (or any similar or corresponding provision of state, local or non-U.S. Law), advance pricing agreement, or other written Contract with any Governmental Entity with respect to any Tax matter or has been issued any private letter ruling, technical advice memorandum or similar agreement or ruling relating to Taxes by any Governmental Entity, in each case which would be binding on the Company or any of its Subsidiaries after the Closing or affect the Company’s or any of its Subsidiaries’ Liability for any Taxes at any time after the Closing, and no request for any such agreement, ruling or memorandum is currently pending.
(h)    Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax Sharing Agreement other than any Tax Sharing Agreement solely among the Company and/or any of its Subsidiaries, (ii) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) as a result of having been a member of any Affiliated Group (including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law)), as a transferee or successor, by Contract (other than any Commercial Tax Obligation) or by operation of Law, or (iii) has ever been a member of any Affiliated Group (other than any such group comprising solely of the Company and its Subsidiaries from time to time).
(i)    Change in Accounting Method. With respect to any taxable period that remains open, neither the Company nor any of its Subsidiaries has agreed to make, or has been or will be required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or non-U.S. Law) by reason of a change in accounting method made prior to the Closing or due to use of an impermissible accounting method prior to the Closing.
(j)    Post-Closing Tax Items. Neither the Company nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of (A) any change in any method of accounting on or prior to the Closing under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), (B) any installment sale or open transaction occurring on or prior to the Closing, (C) any prepaid amount, advance payment or deferred revenue received on or prior to the Closing, (D) Section 965 of the Code, (E) Section 108(i) of the Code, (F) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Tax law) occurring on or prior to the Closing, (G) use of an improper method of accounting on or prior to the Closing, and (H) any inclusion under Section 951(a) or Section 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, or (3) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case of (1), (2), and (3), determined as if the relevant taxable years ended on the Closing Date.
(k)    Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code (or any similar provision of applicable state, local or non-U.S. Law).
(l)    Reportable Transactions; Substantial Understatements. Neither the Company nor any of its Subsidiaries has been a party to, participated in or been a material advisor with respect to, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law). The Company and each of its Subsidiaries has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local, or non-U.S. Law).
(m)    Transfer Pricing. The Company and each of its Subsidiaries is in material compliance with all applicable transfer pricing Laws and regulations (including Section 482 of the Code and its corresponding Treasury Regulations and any corresponding or similar provisions of state, local or non-U.S. Law) and the guidelines promulgated by the Organization for Economic Cooperation and Development to the extent compliance with such guidelines is required by applicable Law, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each of its Subsidiaries.
(n)    United States Real Property. No equity interest in the Company is or, as of the Closing Date, will be a “United States real property interest” within the meaning of Section 897(c)(1)(A) of the Code.
(o)    COVID-19 Tax Acts. Neither the Company nor any of its Subsidiaries has deferred or delayed the payment of any Taxes under any COVID-19 Tax Act as a result of the effects of the COVID-19 pandemic, in each case that has not been fully paid or which amount remains outstanding.
(p)    Powers of Attorney. There is no outstanding power of attorney with respect to any Tax matter of the Company or any of its Subsidiaries that will remain in effect following the Closing.
(q)    Non-U.S. Subsidiaries. Neither the Company nor any of its Subsidiaries has ever owned any equity interest in a non-U.S. Person.

(r)    Partnerships. Neither the Company nor any of its Subsidiaries has ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes and that does not file a partnership Income Tax Return.
(s)    Entity Classifications. Each of the Company and its Subsidiaries is, and has been since the date of its formation, a C corporation for U.S. federal income tax purposes, and no entity classification elections for U.S. federal Income Tax purposes have been made for the Company or any of its Subsidiaries.
Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4.5 (or otherwise in this Agreement or any Ancillary Agreement) shall be construed as a representation or warranty regarding the amount, usability, value or condition of, or any limitations on, any Tax attribute of the Surviving Corporation or any of its Subsidiaries after the Closing.
Section 4.6.    Absence of Certain Changes or Events. Since the December 31, 2023, except as set forth on Schedule 4.6 of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries have:
(a)    suffered any change, event, occurrence or development that has had a Material Adverse Effect;
(b)    suffered any damage, destruction or loss, whether covered by insurance or not, that has had a Material Adverse Effect;
(c)    granted any increase in the compensation payable to its directors, managers, officers or employees, or independent contractors, except annual increases of less than $10,000 on a per individual basis granted in the ordinary course of business and consistent with past practices, or increases required by any Employee Plan;
(d)    adopted, amended in any material respect or terminated any Employee Plan other than an Employee Plan not having contractual effect;
(e)    entered into any severance agreement with, or granted any severance or termination pay to, any director, manager, officer, employee, group of employees or independent contractor other than as required by any Employee Plan or any agreement in effect on the date hereof;
(f)    became a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, or any severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or consultants of the Company or its Subsidiaries (or newly hired employees).
(g)    accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Employee Plan;
(h)    hired, engaged or terminated any senior management level employee having an annual salary of $100,000 or higher, or any agents or consultants providing for annual compensation greater than $100,000;

(i)    (A) made, changed or revoked any material Tax election; (B) changed any Tax accounting period; (C) amended any Tax Return outside the ordinary course of business; (D) adopted or changed any Tax accounting method; (E) entered into any closing or similar agreement with any Taxing Authority regarding any Tax; (F) applied for, received, canceled or modified any Tax ruling, administrative relief, technical advice or other agreement or Contract with any Taxing Authority in respects of Taxes; (G) entered into any Tax Sharing Agreement; (H) settled, resolved or compromised any audit, examination, Action or other Proceeding that relates to any Tax matter; (I) consented to any extension or waiver of the limitation period applicable to any Tax audit, Tax claim or assessment or other Tax matter (other than requests for automatic extensions of the time to file any Tax Return made in the ordinary course of business and any waiver implied under applicable Law by any such request); (J) surrendered any right to claim a material Tax refund; or (K) or took any step or other action outside the ordinary course of business which could materially increase the Company’s or any of its Subsidiaries’ Liability for any Tax;
(j)    amended in any material respect its Organizational Documents;
(k)    (A) granted any most favored nation pricing, rebate or volume discount arrangement to any customer, or (B) other than in the ordinary course of business made any material change in the manner in which the Company or any of its Subsidiaries marketed its products or extended discounts or credits to customers;
(l)    experienced any cancellation or been notified in writing of any threatened cancellation of or material breach under any Material Contracts;
(m)    experienced any cancellation or termination or been notified in writing of a threatened cancellation or termination of a material Permit;
(n)    received a warning letter or any notice of non-compliance, violation or similar notice from any Governmental Entity;
(o)    sold, assigned or transferred, or agreed to sell, assign or transfer any real or tangible assets or Properties of the Company or its Subsidiaries with a fair market or book value in excess of $5,000, or mortgaged, pledged or imposed, or agreed to mortgage, pledge or impose, any Encumbrance other than a Permitted Encumbrance on any of the real or tangible assets or Properties of the Company;
(p)    acquired or agreed to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the ordinary course of business;
(q)    incurred or assumed any Indebtedness or issued any debt securities or assumed, granted, guaranteed or endorsed, or made any other accommodation arrangement making the Company or any of its Subsidiaries responsible for, the obligations of any other Person, or any loans, advances, capital contributions or investments in any other Person, except unsecured current obligations and liabilities incurred in the ordinary course of business that would be considered a liability under the definition of Net Working Capital;
(r)    made any loan to (or forgiven a loan to), or entered into any other transactions with any of its directors, officers or employees other than transactions with employees in the ordinary course of business, consistent with past practices;

(s)    cancelled, satisfied or discharged any debts or claims or amended, terminated or waived any rights of value, other than in the ordinary course of business or as expressly set forth in the Financial Statements;
(t)    failed to pay when due any liabilities, except with respect to any such liabilities being contested in good faith and identified on Schedule 4.6 of the Company Disclosure Schedules or as expressly set forth in the Financial Statements;
(u)    issued, sold, pledged, transferred or encumbered, or authorized to issue, sell, pledge, transfer or encumber, any Shares or any other ownership or equity interests, as applicable (other than in connection with the exercise of Company Options as required or permitted by the terms of such Company Options), or issue, sell, pledge, transfer or encumber, or authorize to issue, sell, pledge, transfer or encumber, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or entered into any arrangement or contract with respect to the issuance, sale, pledge, transfer or encumbrance of, any Shares or any other ownership or equity interests;
(v)    split, combined, redeemed or reclassified, or purchased or otherwise acquired, any Shares or other ownership or equity interests, as applicable;
(w)    made any declaration, set aside, established a record date for, or paid any dividends or other distributions or payments in respect of any of its Shares or other ownership or equity interests (whether payable in cash, stock, property or a combination thereof or otherwise);
(x)    made any capital expenditures exceeding $10,000 per expenditure or $50,000 in the aggregate;
(y)    sold, assigned, transferred, licensed, sublicensed, covenanted not to assert, leased, pledged, encumbered, divested, abandoned, permitted to lapse, cancelled, or otherwise disposed of (or agreed to do any of the foregoing) any Owned Intellectual Property, other than (A) non-exclusive licenses of Owned Intellectual Property granted to customers, vendors, or end users in the ordinary course of business consistent with past practices, (B) disclosed any material trade secrets or other confidential or proprietary information of the Company or any of its Subsidiaries to any Person (except pursuant to sufficiently protective non-disclosure agreements); or (C) subjected any Proprietary Software to Copyleft Terms;
(z)    in connection with or as a result of the transactions contemplated by this Agreement or the receipt by the Stockholders of any payment pursuant to Article II or for any other reason, granted, agreed to make or intend to make any payment (in cash or otherwise) to any officer or employee of the Company or any Subsidiary that, upon consummation of the transactions contemplated by this Agreement, will be an officer or employee of Parent or the Company or any of their respective Subsidiaries;
(aa)    provided a notice to terminate the Contract of employment of any employee of the Company or any of its Subsidiaries;
(bb)    made any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(cc)    entered into, amended or terminated any Material Contract;
(dd)    entered into any agreement to do any of the foregoing or taken any action or made any omission that would result in any of the foregoing;
(ee)    formed any Subsidiaries or acquired any interest in any shares or ownership interests in any other Person; or
(ff)    received any written notice that there has been a loss of, or material order cancellation by any Top Customer.
Section 4.7.    Property.
(a)    The Company and its Subsidiaries have good and valid title to or, in the case of leased assets, a valid leasehold interest in, all of the Real Property, material tangible and intangible personal property and assets owned or leased by them, free and clear of all Encumbrances, except (i) as set forth on Schedule 4.7(a) of the Company Disclosure Schedules which shall be released at or prior to the Closing; (ii) Encumbrances for current Taxes not yet due and payable; (iii) Encumbrances for amounts not yet delinquent or which are being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet; (iv) Encumbrances securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any, incurred in the ordinary course of business or amounts that are not delinquent; (v) Encumbrances resulting from deposits made in connection with workers’ compensation, unemployment taxes or insurance, social security and like laws; (vi) non-exclusive licenses under Owned Intellectual Property granted by the Company or any of its Subsidiaries to its or their customers, vendors, or end users in the ordinary course of business consistent with past practices; and (vii) Encumbrances that do not materially interfere with the use of such properties and assets as currently used (collectively, “Permitted Encumbrances”).
(b)    Neither the Company nor any of its Subsidiaries owns or has ever owned any Real Property. Schedule 4.7(b) of the Company Disclosure Schedules lists (i) the street address of each parcel of leased Real Property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property.
(c)    Neither the whole nor any portion of any Real Property leased by the Company or any of its Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority.
(d)    No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or its Subsidiaries.
(e)    Neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property.

Section 4.8.    Intellectual Property and Information Technology.
(a)    Schedule 4.8(a) of the Company Disclosure Schedules contains true, complete, and accurate lists of (i) all registered and applied for Intellectual Property (collectively, “Company Registered Intellectual Property”), and (ii) all material unregistered Marks and all material unregistered Proprietary Software, in each case included in Owned Intellectual Property. All Owned Intellectual Property is subsisting, valid, and enforceable. All necessary documents and certificates in connection with the Company Registered Intellectual Property have been filed with, and all relevant fees have been paid in full and on time to, the relevant Governmental Entity, and all other steps required for the continued registration of the Company Registered Intellectual Property have been taken, as the case may be, for the purposes of perfecting, prosecuting, and maintaining the Company Registered Intellectual Property.
(b)    The Company or its applicable Subsidiary (i) exclusively and solely owns and possesses all right, title and interest in and to all of the Owned Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances), and (ii) owns or has a valid and continuing right to use, as used in the Business, all other Intellectual Property and IT Systems used (or held for use) in or otherwise necessary for the conduct of the Business, and none of the foregoing (i) or (ii) will be adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of or the consent, approval or authorization of, notification to or waiver from any Person) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries (nor any Owned Intellectual Property) is subject to any outstanding Order, settlement agreement, covenant not to sue, consent, or stipulation which (x) permits third Person to use any of the Owned Intellectual Property without payment, or (y) materially restricts or impairs the Company’s or any of its Subsidiaries’ rights in any of the Owned Intellectual Property, or (z) except as required in a written Contract listed in Schedule 4.8(b)(z) of the Company Disclosure Schedules, requires any future payment by the Company or any of its Subsidiaries to any Person.
(c)    Each Person (including each past or present employee, founder, director, officer, advisor, consultant, independent contractor, service provider or other third party) that has invented or otherwise contributed to or participated (or does or may contribute to or participate) in the creation, conception or development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries (including for any of Company Products or Proprietary Software) (each, a “Contributor”), whether individually or jointly with others, has executed and delivered to the Company or its Subsidiary a valid and enforceable written Contract that presently and validly assigns to the Company or its Subsidiary all right, title and interest in or to such Intellectual Property to the extent that all such right, title and interest did not fully vest in the Company or in its Subsidiary by operation of applicable Law. Except as would not be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries or the conduct of the Business, no current or former Contributor was or is under any obligation to assign or license any Intellectual Property developed for, or on behalf of, the Company or any of its Subsidiaries or that is used by or necessary for the Company or any of its Subsidiaries or its or their Businesses to a former or current (other than the Company and its Subsidiaries) employer, or other Person, nor is the ownership of any Owned Intellectual Property otherwise affected by the prior or current employment or engagement of any such Contributor (to a Person other than the Company or its Subsidiary).
(d)    The Company and each of its Subsidiaries (i) have taken commercially reasonable measures consistent with standard practices in the Industry in which the Company and its Subsidiaries operate to protect the secrecy and confidentiality of all trade secrets and all material confidential information included in the Owned Intellectual Property or otherwise in possession of the Company or any of its Subsidiaries (including the source code for all Proprietary Software and Company Products) from unauthorized disclosure and use; and (ii) except as would not be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries or the conduct of the Business, have executed valid and enforceable written Contracts (substantially on the forms made available to Parent) with all Persons (including all past and present employees and contractors) privy to any trade secrets or material confidential information of the Company and any of its Subsidiaries pursuant to which such Persons have agreed to hold all such information in confidence both during and after their engagement or employment. Except as would not be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries or the conduct of the Business, no trade secret or other material confidential information of the Company or any of its Subsidiaries has been disclosed (or authorized or threatened to be disclosed) to any third Person other than to recipients bound by sufficiently protective contractual, legal, fiduciary, or professional obligations of confidentiality or pursuant to the terms of a valid, adequately protective, written confidentiality obligations, with such Person that (y) obligates such Person to maintain the confidentiality thereof, and (z) is or was in full force and effect at the time of any such disclosure and has not been materially breached.
(e)    No funding, facilities, personnel, or resources of a Governmental Entity, university, college, or other educational institution or research center (each, a “Research Sponsor”) was used in connection with the development, creation, marketing, distribution, sale, offer for sale, or other commercialization of any Owned Intellectual Property, and no Research Sponsor has any right, title, or interest in or to any Owned Intellectual Property (whether express or implied, or contractual or by operation of Law) in any material respect. Neither the Company nor any of its Subsidiaries has applied for or received any financial assistance from any Governmental Entity that would adversely affect the Company’s or any of its Subsidiaries’ rights in any Owned Intellectual Property. Except as would not be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries or the conduct of the Business, no current or former Contributor performed services for any Research Sponsor, during a period of time during which such Contributor was performing services for the Company or any of its Subsidiaries. No patent that is Company Registered Intellectual Property is subject to any compulsory license or patent pool.
(f)    (i) None of the Company or its Subsidiaries, nor the conduct of their Businesses (including the use, marketing, licensing, offer for sale, sale, distribution, importation, and commercialization of any Company Products or any Owned Intellectual Property used in connection therewith) did in the past six (6) years, or does, infringe, misappropriate, violate, dilute or otherwise conflict with any Intellectual Property rights of any third party nor commit or constitute defamation, unfair competition or trade practices. (ii) Except as would not be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries or the conduct of the Business, there is no pending (or, to the Knowledge of the Company, threatened in writing) Action (for clarity, including interference, derivation, reissue, reexamination, opposition, and cancellation proceeding) in any jurisdiction, and neither the Company nor any of its Subsidiaries has received in the past six (6) years any written notice or claim (including any invitation or offer to license) either (A) alleging any of the foregoing described in (f)(i) or (B) challenging the use, ownership, validity or enforceability of any Owned Intellectual Property or (C) requiring indemnification of any Person by the Company or any of its Subsidiaries with regard to any Owned Intellectual Property, for which notice of such indemnification has been received by the Company or its Subsidiary. (iii) To the Knowledge of the Company, no third party is infringing, misappropriating, violating, diluting or otherwise conflicting with any Owned Intellectual Property in any manner that would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries or the conduct of the Business, and no Action involving the infringement, misappropriation, violation, or dilution of or conflict with any third party

Intellectual Property or other proprietary right has been brought against any Person by the Company or any of its Subsidiaries.
(g)    Except for software repositories used in the ordinary course of Company’s business, none of the Company nor any of its Subsidiaries has delivered the Source Code of any Proprietary Software to any escrow agent or other Person, and no Person other than the Company or its Subsidiaries has been granted a license or access to, or has an actual or contingent license or right to access or possess a copy in any form of any Source Code for any Proprietary Software (including pursuant to escrow or similar agreements or arrangements). All such Source Code is in the sole possession of the Company or its Subsidiaries and has been maintained as strictly confidential.
(h)    (i) Schedule 4.8(h) of the Company Disclosure Schedules sets forth a true and correct list of all Open Source License included in the Company Products. (ii) None of the Proprietary Software or Company Products is subject to any Copyleft Terms. (iii) The Company and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of all licenses for the Open Source License used in the operation of the Businesses.
(i)    Neither the execution, delivery or performance of this Agreement, nor any other agreement, conveyance or assignment contemplated hereby will, with or without notice or lapse of time, result in, or give rise under any circumstances to, (i) any alteration, impairment, or extinguishing of any Owned Intellectual Property or any rights to use any Company IT Systems (including a loss of, or Encumbrances on, any Owned Intellectual Property), or (ii) any license, transfer, assignment, grant of rights or access, disclosure, restriction, covenant, immunity, or other disposition (or any obligation to enter into any of the foregoing or any other transaction), in each case, in, to, or relating to any Owned Intellectual Property (including any Source Code included in the Proprietary Software) or any Intellectual Property owned or controlled by Parent or any of its Affiliates by virtue of the execution, delivery or performance of this Agreement or any other agreement, conveyance or assignment contemplated hereby. Immediately following the Closing Date, the Company and each of its Subsidiaries will be permitted to exercise all of the Company’s and each of its Subsidiaries’ rights with respect to Owned Intellectual Property, Company IT Systems, and Licensed IP to the same extent and in the same manner the Company or any of its Subsidiaries exercised such rights immediately prior to the Closing Date.
(j)    Schedule 4.8(j) of the Company Disclosure Schedules sets forth a true and correct list of all (i) Software (other than Proprietary Software) that is used by the Company or any of its Subsidiaries and material to the operation of the Business, and (ii) licenses, leases, services or maintenance agreements, in each case, used, held for use or relating exclusively to the Company IT Systems, other than “off-the shelf software” available from third party providers or suppliers on arm’s length commercial terms. The Company and its Subsidiaries own or have valid rights to use (by ownership, license or lease) the Company IT Systems used or held for use by the Company and its Subsidiaries in the operation of the Businesses, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances), and the Company IT Systems are sufficient, including bandwidth, scalability and information storage and processing, for the current need of the Businesses. Except for licenses of off-the-shelf Software generally commercially available for an annual or one-time license fee of no more than $10,000 (collectively, “Off-the-Shelf Software”), all Software (other than Proprietary Software) included in the Company IT Systems or Company Products, or used in the operation of the Businesses of the Company or its Subsidiaries, have been licensed from the owner of such Software (or authorized distributor or agent as appropriate) and the Company and its Subsidiaries have sufficient licenses to cover every site, seat, copy, installation, and user of all such Software in all material respects.

(k)    The Company IT Systems are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required for the operation of the Businesses of the Company and its Subsidiaries as previously conducted and as currently conducted. The Company IT Systems have not malfunctioned or failed at any time since the date of purchase or acquisition in a manner that resulted in material disruptions to the operation of the Business, or material expenses related thereto and that were not remedied or remediated by the Company or a Subsidiary, as applicable. The Company and each of its Subsidiaries maintains commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all Company IT Systems and all Personal Information, Owned Intellectual Property, and confidential information processed and stored thereon. The Company IT Systems are free of any critical defects, including any critical error or critical omissions, and any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “trap door,” “virus” spyware, keylogger software or other vulnerability, faults or malicious code, damaging devices, software routines or hardware components that permit material unauthorized access or material unauthorized disruption, impairment, disablement or erasure of such Company IT Systems (or any part thereof).
(l)    The Company and its Subsidiaries have taken commercially reasonable efforts to maintain, upgrade and update the Company IT Systems as necessary for the operation of the Businesses, and the Company IT Systems are functioning in material compliance with all applicable technical specifications. The Company and its Subsidiaries have taken all commercially reasonable actions to ensure the protection, integrity and security of the Company IT Systems, and all information stored, processed or transmitted thereby, from any unauthorized interruption, access, use or modification by third parties, including employing firewalls, virus and other malicious or disabling code detection and removal programs, and back-up, disaster recovery and business continuity programs. There (i) have been no material impacts to the confidentiality, integrity and availability of, or material unauthorized intrusions or material breaches of security with respect to the Company IT Systems or the data thereon, (ii) have not been any material malfunction of the Company IT Systems that have not been remedied or replaced in all respects, and (iii) have been no material unplanned downtime or service interruption with respect to the Company IT Systems. The Company and its Subsidiaries have complied with and do comply with, in all material respects, all applicable Laws relating to privacy, collection, storage, onward transfer and use of any Personal Information or other financial information of all users, employees and customers that is collected, used, or held for use by the Businesses, including Government Contracts Laws, Government Contracts terms and conditions, and the Company’s and its Subsidiaries’ own rules, policies and procedures, and no claims have been asserted or threatened, against the Company or any of its Subsidiaries by any third party alleging a violation of any of the foregoing. The consummation of the transactions contemplated under this Agreement will not impair the rights of the Company or any of its Subsidiaries to use the Company IT Systems in any material respect.
(m)    (i) None of the Company nor any of its Subsidiaries owns any material proprietary AI related Software or products. (ii) The Company and its Subsidiaries have not (A) used any AI Product to generate, create, or develop any material Owned Intellectual Property, or (B) included any material Owned Intellectual Property in any prompts or inputs into any AI Products. (iii) The Company and its Subsidiaries have not used any “scrapers,” “spiders,” “bots” or other automated Software programs or processes to extract or collect information, data, or content from any social media network or any other third party online source. Schedule 4.8(m) of the Company Disclosure Schedules sets forth a true and correct list of the sources of all third party data used by or on behalf of the Company or any of its Subsidiaries that is material to the operation of the Businesses (“Third-Party Datasets”). The Company

and its Subsidiaries have complied with all license terms applicable to, and obtained all necessary rights and paid all necessary payment required for, such Third Party Datasets.
(n)    The Owned Intellectual Property and the Company IT Systems, together with the Licensed IP and Third-Party Datasets constitute all of the Intellectual Property and IT Systems necessary and sufficient to enable the Company and its Subsidiaries to operate the Businesses immediately after Closing in substantially the same manner as such Businesses have been operated by the Company and its Subsidiaries prior thereto.
Section 4.9.    Employee Benefit Plans.
(a)    Schedule 4.9(a) of the Company Disclosure Schedules sets forth a list as of the date hereof of all Employee Plans. “Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other employment, compensation or benefit, retirement, deferred compensation, bonus, incentive, equity, phantom equity, retention, severance, separation or other plan, program, policy, agreement or arrangement, contributed to, sponsored or maintained by or on behalf of the Company or any of its Subsidiaries or any of their Affiliates for the benefit of any current or former employee, officer or director of the Company and its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability or obligation. Copies of each of the Employee Plans and, to the extent applicable, each trust agreement, summary plan description and summary of material modification, and the most recent determination or opinion letter, actuarial valuation and annual report with respect thereto have been made available to Parent. With respect to each Employee Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (i) the Employee Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Employee Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter, (vi) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto), and (vii) all material correspondence to or from the IRS, the United States Department of Labor or any other Governmental Entity received in the last three years with respect to any Employee Plan.
(b)    Except as set forth on Schedule 4.9(b) of the Company Disclosure Schedules: (i) each Employee Plan has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS to the effect that the Employee Plan is qualified under Section 401 of the Code or such Employee Plan utilizes a prototype form plan document and the prototype plan’s sponsor has received a favorable opinion or advisory letter from the IRS; (iii) no material claim (other than routine claims for benefits) or lawsuit is pending, or to the Knowledge of the Company threatened against or in respect of any Employee Plan; and (iv) no Employee Plan is under audit or investigation by the IRS, the U.S. Department of Labor, or any other Governmental Entity.
(c)    Neither the Company, any Employee Plan nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.
(d)    None of the Company or any of its Subsidiaries or any of their ERISA Affiliates has contributed to or has had any liability in the past six years to any plan subject to Section 412 of the Code or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code). No Employee Plan provides welfare benefit plan benefits or coverage for any current or former employee of the Company or any of its Subsidiaries following termination of employment, except as may be necessary to meet the requirements of Section 4980B(f) of the Code or any similar applicable Law. No Employee Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.
(e)    Except as set forth on Schedule 4.9(e) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the Closing, (vi) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax, or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(f)    Each Employee Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is and has been in full compliance with Section 409A of the Code.
(g)    No Employee Plan is subject to the law of any jurisdiction outside the United States.
Section 4.10.    Contracts.
(a)    For purposes of this Agreement, “Material Contract” means the following to which the Company or any of its Subsidiaries is a party or any of their respective assets are bound:
(i)    any employment, change of control, or severance agreements with any of its employees, officers or directors (other than an agreement with an employee other than an officer, Key Employee, or employee with an annual salary of $100,000 (or over) setting forth an employment-at-will relationship without liability to the Company or any of its Subsidiaries upon termination thereof or any agreement required under applicable Law);
(ii)    any currently effective collective bargaining or union agreements or other collective agreement or arrangement with respect to its employees;

(iii)    any Contract or agreement containing covenants that in any way purport to restrict or prohibit the business activity of the Company or any of its Subsidiaries or limit the freedom of the Company or any of its Subsidiaries thereof to engage in any line of business or to compete with any Person, whether within a certain geographic area or otherwise, or restrict the right of the Company or any of its Subsidiaries to use or disclose any information in its possession;
(iv)    any Contract that contains an “exclusivity” or similar provision or that requires the Company or its Subsidiaries to purchase its total requirements of any product or service from a third party;
(v)    any lease or agreement under which it is lessee of any real or personal property owned by any other party, for which the annual rental exceeds $5,000;
(vi)    any Contract with any Stockholder or any employee, officer or director of the Company or any of its Subsidiaries (other than Employee Plans or any awards issued thereunder, any invention and non-disclosure, or similar agreements, or any agreements excluded under Section 4.10(a)(i));
(vii)    any Contract for services rendered to the Company other than an Employee Plan involving aggregate consideration in excess of $10,000 that cannot be cancelled by the Company or its Subsidiaries without penalty or without more than 60 days’ notice;
(viii)    any Contract with any customer, supplier or vendor having an original contract value in excess of $60,000 or an annualized spend with respect to the twelve month period ended December 31, 2023, in excess of $100,000 with respect to the Business (any contracts with such customers being “Services Agreements”);
(ix)    any Contract relating to a capital expenditure or for the purchase of any equipment, materials, supplies or services in excess of $10,000;
(x)    any joint venture, partnership, technical assistance, research and development and other similar collaborative agreement or other arrangement involving a sharing of profits by the Company or its Subsidiaries;
(xi)    any Contracts with current independent contractors or consultants (or similar arrangements) providing for compensation in excess of $25,000 annually;
(xii)    any Contract imposing or creating any Encumbrance other than a Permitted Encumbrance of any nature on or affecting any of the assets or Properties of the Business;
(xiii)    any Contract (or group of related Contracts) under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed any Indebtedness (other than credit card debt incurred in the ordinary course of business);
(xiv)    any Contract under which any other Person has provided a guarantee on any Indebtedness of the Company or any of its Subsidiaries;
(xv)    any Contract under which the consequences of a default or termination would have a Material Adverse Effect;

(xvi)    any Contract not wholly on an arm’s length basis in the ordinary course of business;
(xvii)    any Contract with a Top Customer or Top Supplier;
(xviii)    any Contract that provides any customer of any of the Company or any of its Subsidiaries with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to the other customer(s) of any the Company or any of its Subsidiaries, including contracts containing “most favored nation” provisions;
(xix)    any written settlement, conciliation or similar agreement entered by any Governmental Entity whereby the Company or any of its Subsidiaries is under an obligation to perform activities, refrain from activities, perform services to a certain standard and/or pay money after the date of this Agreement;
(xx)    any Contract (including licenses, sublicenses, and development, collaboration or research agreements (whether inbound, outbound, or otherwise)) (i) under which the Company or any of its Subsidiary (A) grants any license, assignment, immunity from suit, right, or covenant under any Owned Intellectual Property to any Person (other than non-exclusive licenses of Owned Intellectual Property granted to customers, vendors, or end users in the ordinary course of business consistent with past practices), (B) is restricted from using any Owned Intellectual Property, or (C) receives any license, assignment, immunity from suit, right, or covenant under any Intellectual Property (or Company IT Systems) material to the conduct of the Businesses of the Company and its Subsidiaries (other than non-exclusive licenses of Off-the-Shelf Software), or (ii) under which any material Owned Intellectual Property is or was created, conceived, or developed by or with any third Person (other than Contracts pursuant to which any rights are granted to the Company or any of its Subsidiaries by any current or former employees, consultants or contractors thereof in the ordinary course of business in agreements that are in all material respects consistent with the forms made available to Parent and without any material exclusions);
(xxi)    any Contract to which the Company or any of its Subsidiaries (or any of their respective predecessors or assignors) is or has been party in the past four (4) years relating to the purchase, divestiture, spin-out or sale of any other Person or a substantial portion of the business unit or assets thereof (other than in the ordinary course of business);
(xxii)    any Contract containing a penalty clause, or any other discount or rebate in favor of customer(s); or
(xxiii)    any Government Contract.
(b)    Each Material Contract is set forth on Schedule 4.10(b) of the Company Disclosure Schedules and the Company has made available to Parent correct and complete copies of all Material Contracts, including any amendments thereto. Each Material Contract is valid and binding as to the Company and, to the Knowledge of the Company, as to the other party/ies thereto in accordance with its terms and is in full force and effect. None of the Company or any of its Subsidiaries is in default under or in breach of any Material Contract in any material respect. Except as would not have a Material Adverse Effect, (i) there is no default or breach by the Company or, to the Knowledge of the Company, any other party under any Material Contract, (ii) there is no written claim of default or breach by any other party under, or dispute in writing regarding the material terms of, any Material Contract, and (iii) no event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party under any Material Contract, or would permit termination, modification or acceleration of any Material Contract or the Company’s or any of its Subsidiaries’ rights under any such Material Contract
(c)    Except as set forth on Schedule 4.10(c) of the Company Disclosure Schedules, there is no Contract, instrument, obligation, judgment, injunction, order or decree, to which the Company or any of its Subsidiaries is a party, subject or otherwise bound, that would materially prohibit, impair or limit: (i) any business practice of the Company, any of its Subsidiaries, or any of its future Affiliates, in each case as currently practiced or as presently proposed to be practiced; (ii) any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries; (iii) the conduct of business by the Company and its Subsidiaries as currently conducted or as presently proposed to be conducted; or (iv) the freedom of the Company or any of its Subsidiaries to engage in any line of business arising as a result of a change in control of the Company. Without limiting the generality of the foregoing, except as set forth on Schedule 4.10(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries during the past four (4) years has (x) entered into any Contract, instrument, or obligation under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market or (y) granted any Person exclusive rights to sell, license, or otherwise distribute any of the Company’s or any of its Subsidiaries’ technology, products, or services in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.
Section 4.11.    Compliance with Law. The Company and its Subsidiaries have and are duly complying with all applicable Laws. None of the Company or any Subsidiary of the Company has received notice of, and, to the Knowledge of the Company, none of the Company or any Subsidiary of the Company is under investigation with respect to, any violation or noncompliance with any applicable Laws. There is no Order that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective employees, officers, directors or other personnel, has done or omitted to do anything that has or would reasonably be expected to result in a material breach of Gaming Laws.
Section 4.12.    Labor Matters.
(a)    Neither the Company nor any of its Subsidiaries is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. Except as set forth on Schedule 4.12(a) of the Company Disclosure Schedules: (i) there is no unfair labor practice complaint against the Company or any of its Subsidiaries pending or to the Knowledge of the Company threatened before the National Labor Relations Board or other Governmental Entity, including but not limited to the Department of Labor and its bureaus, divisions and offices; (ii) there is no strikes, lockouts, pickets, slowdowns, stoppages, grievances or similar activity in respect or material labor dispute pending or to the Knowledge of the Company threatened against the Company or any of its Subsidiaries, and no strikes, lockouts, pickets, slowdowns, stoppages, grievances or similar activity in respect or material labor dispute has occurred within the last three years; (iii) no employees of the Company or its Subsidiaries are represented by a works council or a trade union; and (iv) no union organizing activities are taking place with respect to the Business.

(b)    The Company and its Subsidiaries are and during the three (3) year period preceding the date hereof, have been in compliance in all material respects with all applicable Laws relating to labor and employment, including, but not limited to, requirements arising under and relating to the Service Contract Act of 1965, Executive Order 11246 and the regulations at FAR Part 22, and other applicable Law relating to equal opportunity, discrimination, disability, veterans and service-disabled veterans, affirmative action, labor relations, hours of work, overtime, vacation, payment of wages, immigration, workers compensation, working conditions, worker health and safety, worker classifications, employee scheduling, family and medical leaves, plant closings and employee terminations, and no claim, investigation or audit has been asserted or threatened against the Company or any of its Subsidiaries, and no claims, investigations or audits are reasonably expected, with respect thereto. In the three (3) year period preceding the date hereof, no allegations of sexual harassment have been made against any director, manager, officer, contractor or employee of the Company, nor has the Company entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any such director, manager, officer, contractor or employee.
(c)    Schedule 4.12(c) of the Company Disclosure Schedules sets forth the name of each employee of the Company, together with the employee’s position, location, start date, annual or hourly rate of pay, status as exempt or non-exempt under applicable Law, notice period, balance of accrued and unused paid time off, bonus or other incentive opportunity and other material compensation or benefits, and visa status if the employee is not a citizen of the United States.
(d)    Schedule 4.12(d) of the Company Disclosure Schedules sets forth (i) all former employees of the Company or any of its Subsidiaries who left the employ of the Company or any of its Subsidiaries in the last 12 months, including their name, and position and whether the termination was voluntary or involuntary; (ii) all open workers compensation claims against the Company or any of its Subsidiaries; and (iii) all open unemployment insurance claims against the Company or any of its Subsidiaries.
(e)    Each employment agreement and/or offer letter with any employee of the Company or any of its Subsidiaries is set forth on Schedule 4.12(e) of the Company Disclosure Schedules. Except as set forth on Schedule 4.12(e) of the Company Disclosure Schedules, the employment of each of the current employees is terminable by the Company or its Subsidiaries at will, and the Company and each of its Subsidiaries has no obligation to provide any particular form or period of notice prior to terminating the employment of any of its current employees except as required under the applicable employment agreement. Except as set forth on Schedule 4.12(e) of the Company Disclosure Schedules, no employee or consultant (other than ad hoc consultants for social media paid marketing campaigns on native social media platforms) of the Company or any of its Subsidiaries is located in a jurisdiction outside of the United States.
(f)    Except as set forth on Schedule 4.12(f) of the Company Disclosure Schedule, all individuals engaged by the Company have been classified or treated by the Company as independent contractors for federal income and employment tax purposes have been so classified or treated in all material respects in compliance with applicable Law. Neither the Company nor any of its Subsidiaries have any liability as a co-employer with respect to any Person employed by another Person.
(g)    Neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

Section 4.13.    Insurance. Schedule 4.13 of the Company Disclosure Schedules sets forth a complete and accurate list as of the date hereof of all insurance policies or programs of self-insurance obtained within the past three (3) years that have a policy limit of greater than $5,000 owned by, or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by, the Company or any of its Subsidiaries (together, the “Company Insurance Policies”), and, for each Company Insurance Policy, the current annual premiums, the limits of coverage, and a description of claims made by the Company thereunder. All Company Insurance Policies are legal, valid, binding and enforceable against the Company and its Subsidiaries, as applicable, in accordance with its terms, and are in full force and effect and all premiums due thereon hereunder have been paid in full. There are no claims related to the Business pending under any such Company Insurance Policies as to which coverage has been questioned, denied or disputed. None of the Company or any of its Subsidiaries is in default under, and each of them has complied in all material respects with, the terms and provisions of the Company Insurance Policies. In the last two (2) years, none of the Company or any of its Subsidiaries has received (i) any notice of cancellation or termination with respect to such Company Insurance Policies, other than in connection with normal renewals of any such insurance policies and programs; (ii) any written notice with respect to any refusal of coverage thereunder; or (iii) any written notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated. To the Knowledge of the Company, there are no circumstances in consequence of which the Company’s or its Subsidiaries’ insurance or indemnity policies are or may be or become void or voidable (including any failure by or on behalf of the Company or any of its Subsidiaries to make full disclosure to the relevant insurers) or by reason of which the Company or any of its Subsidiaries may not be entitled to recover against the insurers, or the insurers otherwise may not be liable for the risks purported to be covered by the insurance and indemnity policies (including without limitation any assignment of the policy, and lack of insurable interest, or any failure to notify a claim in accordance with policy terms).
Section 4.14.    Litigation.
(a)    Except as set forth on Schedule 4.14(a) of the Company Disclosure Schedules, none of the Company, its Subsidiaries or any of the Company’s or its Subsidiaries’ respective officers, directors, or other executive personnel is a party (including by reason of any crossclaim or counterclaim) to any suit or a party to any other Order or Action (the “Proceedings,” and each a “Proceeding”), nor has the Company received written or, to the Knowledge of the Company, oral notice from any Person asserting or threatening to make the Company, any of its Subsidiaries or any of the Company’s or its Subsidiaries’ respective officers, directors or other executive personnel a party to any such Proceeding, that affects the Company or any of its Subsidiaries or their respective assets, Properties or Business or that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. There are no unsatisfied judgments, penalties or awards against or encumbering the Company, any of its Subsidiaries or any of the Company’s or its Subsidiaries’ respective officers, directors or other executive personnel or the assets, Properties or Business of the Company and its Subsidiaries. To the Knowledge of the Company, there are no conditions, facts or circumstances that could reasonably be expected to result in any Proceeding involving the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ respective officers, directors or other executive personnel or the assets, Properties or the Business of the Company and its Subsidiaries that would have a Material Adverse Effect.
(b)    Schedule 4.14(b) of the Company Disclosure Schedules sets forth all Proceedings to which the Company, any Subsidiary of the Company or, to the extent affecting the Company or any of its Subsidiaries or their respective assets, Properties or Business, any of the Company’s or its Subsidiaries’ respective officers, directors or other executive personnel has been a party (including by reason of any crossclaim or counterclaim) since April 26, 2021, including any such Proceeding settled, dismissed or otherwise resolved since such date.
Section 4.15.    Environmental Matters. Except as set forth on Schedule 4.15 of the Company Disclosure Schedules:
(a)    The Company and its Subsidiaries and each of their respective facilities and operations are in material compliance with all Environmental Laws.
(b)    The Company and its Subsidiaries are not subject to any Environmental Liabilities and there are no conditions, occurrences, facts or circumstances that would reasonably be expected to result in any Environmental Liabilities, including any such liabilities in connection with any formerly owned or operated facilities or any predecessors in interest of the Company or any Subsidiary.
(c)    There are no underground storage tanks, asbestos-containing materials or polychlorinated biphenyls (PCBs) located on any Property and all such Property is free of Hazardous Substances that could require investigation or remediation under Environmental Law.
(d)    None of the Company or any of its Subsidiaries is in default under, or in violation of, any binding order, judgment or decree or similar binding judicial or administrative ruling issued pursuant to any Environmental Law.
(e)    None of the Company or any of its Subsidiaries has entered into any consent decree or other written agreement with any Governmental Entity in settlement of any Environmental Liability.
(f)    The Company and its Subsidiaries have obtained and are in material compliance with all Environmental Permits necessary for the conduct of the Business or operation of its facilities. All Environmental Permits are listed on Schedule 4.15(f) of the Company Disclosure Schedules.
Section 4.16.    No Brokers. Except as set forth on Schedule 4.16 of the Company Disclosure Schedules (the fees, disbursements and expenses of such entity shall be considered Company Transaction Expenses), none of the Stockholders, the Company or any of the Company’s Subsidiaries is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or the other transaction documents or in connection with any transaction contemplated hereby or thereby.
Section 4.17.    Condition and Sufficiency of Assets.
(a)    Except as set forth on Schedule 4.17(a) of the Company Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property that the Company and each of its Subsidiaries own or lease are free from material defects, have been maintained in all material respects in accordance with customary industry practice, are in good operating condition and repair in all material respects, and are suitable for the purposes for which they are used (subject to normal wear and tear and continuing maintenance requirements). Other than laptops used by personnel of the Company and its Subsidiaries in the conduct of the Business, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and its Subsidiaries, together with all other properties and assets of the Company and its Subsidiaries, constitute all of the rights, property and assets reasonably necessary to conduct the Business as currently conducted.

(b)    Each Company Product conforms and has been in conformity in all material respects with the specifications for such Company Product and all applicable contractual commitments warranties. Neither the Company nor any of its Subsidiaries has any liability or obligation for replacement or repair or correction thereof or other damages in connection therewith except liabilities or obligations for replacement or repair or correction incurred in the ordinary course of business. Except as specified on Schedule 4.17(b) of the Company Disclosure Schedules, as of the date hereof, no Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease.
(c)    All services provided by the Company or any of its Subsidiaries to any third Person, including with respect to Company Products and/or pursuant to Contracts entered into by the Company or any of its Subsidiaries with its customers (the “Services”) were performed in conformity in all material respects with the terms and requirements of all material applicable warranties contained in such Contracts. No Services Agreement obligates Parent or the Surviving Corporation or any of its Subsidiaries (or any of their respective Affiliates) after the Effective Time to provide any improvement, enhancement, change in functionality or other alteration to the performance of any Company Product or Services. No Services Agreement obligates the Company to provide maintenance, support or similar services with respect to any third-party product (including hardware, software or code).
(d)    Neither the Company nor any of its Subsidiaries owns, holds or is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.
Section 4.18.    Customers and Suppliers.
(a)    Schedule 4.18(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the 25 largest enterprise customers (measured by dollar volume) (the “Top Customers”) and total purchases, in dollars, from each such Top Customer of the Company and its Subsidiaries, on a consolidated basis, for each of (i) the years ended December 31, 2023, and December 31, 2022 and (ii) the eleven month period ending November 30, 2024. Except as set forth on Schedule 4.18(a) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries has received any written notice that any of the Top Customers intend to terminate or materially reduce their business with the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is currently engaged in a material dispute with any Top Customer and, to the Knowledge of the Company, no such material dispute is threatened by any such Top Customer. None of the Company or its Subsidiaries is currently engaged in any renegotiation with any Top Customer related to such Top Customer’s Contract with the Company or its Subsidiaries. No Top Customer has requested a price reduction from that set forth in such Top Customer’s Contract with the Company or its Subsidiaries, other than a de minimis price reduction.
(b)    Schedule 4.18(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of the 25 largest suppliers (measured by dollar volume) (the “Top Suppliers”) and total purchases, in dollars, from each such Top Supplier of the Company and its Subsidiaries, on a consolidated basis, during each of (i) the years ended December 31, 2023, and December 31, 2022 and (ii) the eleven month period ending November 30, 2024. Except as set forth on Schedule 4.18(b) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries has received any written notice that any of the Top Suppliers intend to terminate or materially reduce its business with the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is currently engaged in a material dispute with any such Top Supplier and, to the Knowledge of the Company, no such material dispute is threatened by any such Top Supplier. None of the Company or its Subsidiaries is currently engaged in any renegotiation with any Top Supplier related to such Top Supplier’s Contract with the Company or its Subsidiaries. No Top Supplier has requested a price increase from that set forth in such Top Supplier’s Contract with from the Company or its Subsidiaries, other than a de minimis price increase.
(c)    Since December 31, 2023, neither the Company nor any of its Subsidiaries has received any cancellations of Material Contracts that were as a result of or related to deficiencies in the services provided by the Company or any of its Subsidiaries.
Section 4.19.    Books and Records.
(a)    The minute books of the Company and each Subsidiary contain complete and correct records of all material actions taken at any meetings of or resolved by the Stockholders, the Company Board of Directors or any committees thereof and of all written consents executed in lieu of the holding of any such meeting and have been maintained in accordance with sound business practices and applicable Laws, and Government Contracts of the Company and its Subsidiaries. All related corporate filings of the Company and each Subsidiary pursuant to applicable Law have been filed and are reflected in the books and records referred to in the foregoing sentence. At the Closing, all of those books and records will be in the possession of the Company or its Subsidiaries. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and its Subsidiaries. Complete and accurate copies of the foregoing materials have been made available to Parent.
(b)    In the last three years, none of the Company accounting or other similar business systems or practices and procedures have been found to be non-compliant or inadequate by any Governmental Entity, Government Official, or third-party auditors.
Section 4.20.    Undisclosed Liabilities.
(a)    Neither the Company nor its Subsidiaries has any Liabilities that would be required to be set forth on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with the Accounting Policies, except (a) those that are reflected or reserved against in the Balance Sheet as of the Balance Sheet Date and (b) in an amount less than $10,000 individually or $25,000 in the aggregate. The Company and its Subsidiaries have no “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).
(b)    The Company and its Subsidiaries do not have, or expect to have, any material expenses or accruals arising out of, related to, or in connection with the sale of asset assurance products or extended licenses by the Company or its Subsidiaries that include indemnity insurance or similar guarantees for content by the Company or its Subsidiaries.
Section 4.21.    Transactions with Stockholders and Affiliates. Other than this Agreement, the Ancillary Agreements, ordinary course agreements incident to employment of any Related Party by the Company or its Subsidiaries (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant or similar agreements), indemnification agreements with a current or former director, officer or employee of the Company or any of its Subsidiaries or as set forth on Schedule 4.21 of the Company Disclosure Schedule, no Related Party (a) is a party to any Contract with the Company or any of its Subsidiaries, (b) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, (c) licenses Intellectual Property (either to or from the Company or any of its Subsidiaries), or (d) is indebted to or, in the past three (3) years, has borrowed money from or lent money to, the

Company or any of its Subsidiaries (other than any such indebtedness that will be discharged or extinguished at or prior to Closing) (any Contract related to the arrangements described in clauses (a) through (d) hereof, including any such agreements listed (or required to be listed) on Schedule 4.21 of the Company Disclosure Schedule, an “Affiliate Contract”).
Section 4.22.    Permits and Compliance.
(a)    Each Permit (including all Gaming Permits) held by the Company or any Subsidiary of the Company is listed on Schedule 4.22(a) of the Company Disclosure Schedule.
(b)    (i) Company and its Subsidiaries have obtained all Permits necessary for the lawful use and operation of their respective properties and conduct of their respective businesses, including the Business; (ii) all such Permits are in full force and effect; (iii) each of the Company and its Subsidiaries is in compliance with such Permits, in all material respects; (iv) there are no Proceedings pending or threatened by any Governmental Entity; and (v) no filing with, notice to, or consent from any Governmental Entity is required in connection with the transactions contemplated by this Agreement in order for a Permit to remain in full force and effect following the Closing.
(c)    As of the date hereof, neither the Company nor any of its Subsidiaries has (i) made any application for a Permit that has not been issued, granted or given (for whatever reason) or (ii) withdrawn any such application (for whatever reason).
(d)    To the Knowledge of the Company, where required to do so under Gaming Law or by any Gaming Regulatory Authority in writing, all relevant directors, officers, managers, employees, partners, and contractors of the Company and its Subsidiaries have obtained and hold the required Permits (or local equivalent Permit) and those Permits are in full force and effect.
(e)    To the Knowledge of the Company, all matters which are required to be notified by the Company and its Subsidiaries to the relevant Gaming Regulatory Authority in accordance with the terms and conditions of the applicable Permit have been so notified.
(f)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received a verbal or written notice from any Governmental Entity or staff of a Governmental Entity alleging that the business of the Company or any of its Subsidiaries or their directors, officers or employees infringes or violates any Gaming Law or is in breach of the terms of any Permit or that such Governmental Entity intends to pursue any Proceeding against the Company or any of its Subsidiaries or their directors, officers or employees.
(g)    Each of the Company and its Subsidiaries has adhered in all material respects with the policies and procedures adopted by it, to the extent such are necessary for compliance by the Company and any of its Subsidiaries and their respective directors, officers and employees with Gaming Laws and the terms and conditions of the Permits.
(h)    (i) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any existing director, officer, or employee of the Company or any of its Subsidiaries has been, or is on the date hereof, the subject of any investigation or inquiry (including inquiries relating to possible breaches of any Gaming Law and/or the Permits) by any Gaming Regulatory Authority and (ii) there are no facts, matters or circumstances which are reasonably likely to give rise to any such investigation or inquiry or finding of unsuitability by any Gaming Regulatory Authority.

(i)    Details of all revocations of, or complaints, allegations or warnings, written or verbal, directed at the Company or any of its Subsidiaries or any director, officer, or employee of the Company or any of its Subsidiaries or investigations regarding any Permit held by the Company or any of its Subsidiaries or their respective directors, officers or employees, in each case, as received in writing by, or notified in writing to, the Company or any of its Subsidiaries by a Gaming Regulatory Authority or any other statutory or Governmental Entity in respect of any such Permit within the two years prior to the date hereof, including copies of any relevant substantive correspondence, are set forth in Schedule 4.22(k) of the Company Disclosure Schedule.
(j)    There have been no fines paid to, or other sanctions that have been, or threatened in writing to be, imposed on the Company or any of its Subsidiaries by, a Gaming Regulatory Authority or any other Governmental Entity in relation to the business of the Company and any of its Subsidiaries within the two years prior to the date hereof in relation to any Gaming Laws or any Permit.
(k)    Except as set forth in Schedule 4.22(k) of the Company Disclosure Schedule (true and complete copies of which have been made available to Parent prior to the date hereof), there are no written agreements, Contracts or other undertakings currently in effect between: (i) (A) the Company or any of its Subsidiaries or any of their respective employees, officers and directors in their capacity as such, on the one hand, and (B) any Gaming Regulatory Authority (including any conditions, restrictions, restraints or impairments of any Permit or capacity to do business), on the other hand, and (ii) (A) any stockholders of the Company (or Affiliates thereof, other than the Company and its Subsidiaries), on the one hand, and (B) any Gaming Regulatory Authority, on the other hand.
(l)    [***] has never: (i) entered into a Contract with a licensed sports wagering operator in any state in the United States; (ii) provided a service to a licensed sports wagering operator in any state in the United States; or (iii) received any remuneration from a licensed sports wagering operator in any state in the United States.
(m)    Neither the Company nor any of its Subsidiaries has ever: (i) entered into a Contract with an Offshore U.S. Sportsbook; (ii) provided a service to an Offshore U.S. Sportsbook; or (iii) received any remuneration from an Offshore U.S. Sportsbook.
Section 4.23.    Bank Accounts and Safe Deposit Boxes. Schedule 4.23 of the Company Disclosure Schedules lists the title of each bank account of the Company and each of its Subsidiaries and the bank at which that account is maintained and the names of the Persons authorized to draw against the account or otherwise have access to it. Schedule 4.23 of the Company Disclosure Schedules also contains the same information for each safe deposit box leased by the Company and each of its Subsidiaries.
Section 4.24.    Powers of Attorney. None of the Company or any of its Subsidiaries has given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any Contract or commitment or do anything on its behalf.
Section 4.25.    International Trade Laws. None of the Company or any of its Subsidiaries (a) is, or has during the past four (4) years, been: (a) subject to any Proceeding for an alleged violation of the Customs and International Trade Laws; or (b) subject to civil or criminal penalties imposed by any Governmental Entity administering Sanctions. None of the Company or any of its Subsidiaries has during the past four (4) years, made any voluntary disclosure with respect to an actual or apparent violation of Sanctions. None of the Company or any of its Subsidiaries, nor any officer, director, employee or agent in their acts on behalf of any of them, is or has during the past four (4) years: (a) been designated on any list of any Governmental Entity related to Customs and International Trade Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, Non-SDN Menu-Based Sanctions List, and Sectoral Sanctions Identifications List; the U.S. Department of Commerce’s Bureau of Industry and Security’s Denied Persons List and Entity List; the U.S. State Department’s Debarred Parties List; the Office of Financial Sanctions Implementation, His Majesty’s Treasury Consolidated List of Financial Sanctions Targets; European Union sanctions measures, or similar lists administered by applicable jurisdictions; (b) been located, organized, operating, or resident in, a country, region or territory that is the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine) (“Sanctioned Countries”); (c) been fifty percent (50%) or more owned, or controlled, by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b); (d) otherwise been the subject or target of Customs and International Trade Laws; or (e) participated in any transaction or business activity involving such a Person or Persons described in clauses (a)-(d) or any Sanctioned Country; (f) exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technical data, technology or services in violation of any Customs and International Trade Laws, including export control or Sanctions laws; (g) otherwise failed to be in compliance with any Customs and International Trade Laws or (h) participated in any transaction connected with any purpose prohibited by Customs and International Trade Laws, including export control and Sanctions laws, including support for international terrorism and nuclear, chemical or biological weapons proliferation. Neither the Company nor its Subsidiaries has engaged any suppliers who are debarred, suspended or proposed for debarment or suspension by any Governmental Entity or agency. The Company and its Subsidiaries have instituted and maintain in effect policies and procedures designed to promote and ensure compliance by it and its directors, officers, employees and agents with Sanctions.
Section 4.26.    Anti-Bribery and Anti-Money Laundering Compliance. During the past four (4) years, none of the Company, its Subsidiaries, any Affiliate or any respective officer, director, manager, employee, consultant or agent thereof nor any third party while acting on behalf of the Company or its Subsidiaries has offered, gifted or promised, directly or knowingly through another person, anything of value to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in his or her official capacity, inducing such Government Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Company or its Subsidiaries; or (b) inducing such Government Official to use his or her influence to affect or influence any act or decision of any Governmental Entity, in each of the foregoing (a) and (b) in order to assist the Company or its Subsidiaries in obtaining or retaining business. Since January 1, 2018, the Company and its Subsidiaries have complied with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the United Kingdom Bribery Act of 2010, all other national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and other applicable anti-money laundering laws and applicable anti-corruption laws. The Company and its Subsidiaries utilize controls, procedures and an internal accounting controls system sufficient to provide reasonable assurance that violations of applicable anti-bribery or anti-money laundering Laws will be prevented and detected. At Closing, the books and records of the Company and its Subsidiaries relating to its global operations are, to the Knowledge of the Company, correct and accurate in all respects, including with respect to payments and expenses.
Section 4.27.    Accounts Receivable. All of the accounts receivable of the Business, including the Accounts Receivable, whether reflected on the Balance Sheet or arising since the Balance Sheet Date, have arisen from bona fide transactions in the ordinary course of business and are carried at values determined in accordance with the Accounting Policies. No amount of the Accounts Receivable is subject to any counterclaim or set off. All material reserves, allowances and discounts with respect to the Accounts Receivable were and are adequate and in accordance with the Accounting Policies and consistent in extent with reserves, allowances and discounts previously maintained by the Company and its Subsidiaries in the ordinary course of business. No Person has any Encumbrance, other than Permitted Encumbrances, on any Accounts Receivable and no written or, to the Knowledge of the Company, oral request or agreement for deduction or discount has been made with respect to any Accounts Receivable. Neither the Company nor any Subsidiary of the Company, nor any of their respective Affiliates, has received written notice from any customer that such customer does not intend to pay any Accounts Receivable. Neither the Company nor any Subsidiary of the Company has engaged in efforts to collect Accounts Receivable outside the ordinary course of business or any activity that would result in sales of a product or service with payment terms longer than terms customarily offered by the Company or any Subsidiary of the Company for such product or service.
Section 4.28.    Privacy and Data Security.
(a)    The Company and its Subsidiaries have implemented and complied in all material respects at all times with their Privacy Policies other than deviations therefrom that would not violate applicable Privacy Laws in any material respect. The Privacy Policies (i) accurately describe the Company’s and its Subsidiaries’ Processing of Personal Information, and (ii) comply in all material respects with all Privacy Laws. The Company’s and its Subsidiaries’ were, are, and at all times have complied in all material respects with (i) all contractual obligations (including in Privacy Contracts) and (ii) applicable laws (including in Privacy Laws) relating to data privacy, data security and cybersecurity.
(b)    The Company and each of its Subsidiaries have implemented and maintain reasonable mechanisms to comply in all material respects with applicable Privacy Laws. The Company and each of its Subsidiaries have taken commercially reasonable steps to implement controls, measures, policies and procedures regarding the confidentiality, integrity and availability of (i) Company IT Systems used to Process Personal Information, and (ii) Personal Information to protect Processing in violation of Privacy Laws, or other loss, damage, and unauthorized access, use, modification, or misuse.
(c)    None of the Company or any Subsidiary of the Company has experienced any breaches of security (including, but not limited to ransomware) involving the unauthorized access, use, loss, acquisition, loss of control or disclosure of Personal Information collected, or controlled by or on behalf of the Company and its Subsidiaries in the conduct of the Business (a “Breach of Security”). None of the Company or any Subsidiary of the Company has been notified in writing by any third-party vendor or service provider that the third-party vendor or service provider has suffered a material, unauthorized acquisition, access, use, loss or disclosure of or breach of security (including but not limited to ransomware) of its IT Systems, including involving any Personal Information, Processed by the third-party vendor or service provider on behalf of the Company and its Subsidiaries in the operation of the Businesses. None of the Company, any Subsidiary of the Company or any of their respective Representatives has received any written complaints, claims, threatened claims, causes of action or notices of inquiry by any Person arising out of or relating to any Breach of Security or information security related incident, or any written notices that any Person intends to file a lawsuit relating to any Breach of Security or information security related incident by the Company and its Subsidiaries.
(d)    None of the Company, any Subsidiary of the Company or any of their respective Representatives (i) are or have been under investigation to the Knowledge of the Company, (ii) subject to any Order or Action by any Governmental Entity for a violation of any Privacy Laws or information security related incident; (iii) received any written notice that it is under any investigation by any Governmental Entity, consumer advocacy groups, industry or trade organizations, for a violation of any Privacy Laws or information security related incident; or (iv) is or has been subject to any Action with respect to the any information security related incident or any loss, damage or unauthorized access, use, disclosure, modification or other misuse of Personal Information or alleging non-compliance with Privacy Laws or Privacy Contracts, and no such claim has been threatened in writing.
(e)    None of the Company or any of its Subsidiaries has directed any online services to children under the age of 18.
(f)    The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not: (i) violate any Privacy Laws, Privacy Polices, or Privacy Contracts; (ii) any legal requirements or obligations relating to data security or cybersecurity; or (iii) except as set forth in Schedule 4.29(f) of the Company Disclosure Schedules, require the Company or any Subsidiary of the Company to provide any notice to, or seek any consent from, any Person as it relates to such Person’s Personal Information.
Section 4.29.    State Takeover Statutes. The approval of the Company Board of Directors of this Agreement, the Merger and the transactions contemplated hereby represents all the action necessary to render inapplicable to this Agreement, the Merger and the transactions contemplated hereby, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the transactions contemplated hereby, and no “fair price,” “moratorium,” “control share acquisition” or other state takeover statute or regulation or any anti-takeover provision in the Company’s Organizational Documents is applicable to the Company, the Shares, this Agreement, the Merger or the transactions contemplated hereby.
Section 4.30.    Company Names. Neither the Company nor any of its Subsidiaries has had any prior names, and since their respective dates of incorporation, neither the Company nor any of its Subsidiaries has conducted business under any name other than its respective current name.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
Section 5.1.    Organization of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.
Section 5.2.    Authority; No Conflict; Required Filings and Consents.
(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement (to the extent a party thereto), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The execution and delivery by each of Parent and Merger Sub of this Agreement and each Ancillary Agreement (to the extent a party thereto), the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement and each Ancillary Agreement (to the extent a party thereto) has been duly executed and delivered by each of Parent and Merger Sub. This Agreement has been, and each Ancillary Agreement (to the extent a party thereto) delivered at Closing will be, duly and validly executed and delivered by each of Parent and Merger Sub and constitute valid and binding obligations of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with their respective terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or equity.
(b)    The execution and delivery by each of Parent and Merger Sub of this Agreement and each Ancillary Agreement (to the extent a party thereto) does not, and the performance of its obligations hereunder and thereunder, and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements will not, (i) conflict with, or result in any violation or breach of any provision of the Organizational Documents of each of Parent and Merger Sub, (ii) violate any law, rule or regulation applicable to Parent or Merger Sub, as applicable, except as would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby (a “Parent Material Adverse Effect”) or (iii) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any material agreement to which Parent or Merger Sub, as applicable, is party to or constitute a default thereunder, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.
(c)    None of the execution and delivery by each of Parent and Merger Sub of this Agreement or any Ancillary Agreement (to the extent a party thereto), the performance of its obligations hereunder or thereunder, or the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements requires or will require any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or third party, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (ii) those where the failure to obtain or make, as applicable, such consent, approval, order or authorization of, or registration, declaration or filing would not have a Parent Material Adverse Effect.
Section 5.3.    No Brokers. Neither Parent nor Merger Sub is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other transaction documents or in connection with any transaction contemplated hereby or thereby.
Section 5.4.    Merger Sub’s Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations, and has not incurred Liabilities or obligations of any nature, other than in connection with the transactions contemplated hereby.
Section 5.5.    Litigation. None of Parent, Merger Sub or any of their respective Affiliates is a party (including by reason of any crossclaim or counterclaim) to any Proceeding, nor to the knowledge of Parent, is anyone asserting or threatening to make Parent, Merger Sub or any of their respective Affiliates party to any such Proceeding, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.6.    Financing. Subject to receipt of the amounts contemplated in the Debt Commitment Letter as of the Closing, Parent or its Subsidiaries will have, or have access to, an amount of cash necessary to pay the cash portion of the Initial Merger Consideration as contemplated by this Agreement.
Section 5.7.    Parent Shares. Upon issuance in accordance with this Agreement, the Parent Shares constituting a portion of the Merger Consideration will be duly authorized, validly issued, fully paid, freely transferable and non-assessable, free and clear of all Encumbrances (other than transfer restrictions that may be provided under any applicable securities Laws and any restrictions set forth in the Registration Rights Agreement).
ARTICLE VI.

COVENANTS
Section 6.1.    Conduct of Business Prior to the Closing. The Company agrees that, except (i) as set forth on Schedule 6.1, (ii) as expressly permitted or required by this Agreement, (iii) as required by applicable Law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending at the earlier of (x) the Closing and (y) termination of this Agreement pursuant to Section 8.1 (the “Interim Period”), the Company shall conduct its business and operations (including the business and operations of its Subsidiaries) in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and keep available the services of its officers and key employees. Without limiting the foregoing, except (i) as set forth on Schedule 6.1, (ii) as expressly permitted or required by this Agreement, (iii) as required by applicable Law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not, and shall cause each of its Subsidiaries to not, take, omit to take, or permit any action that would make the representations and warranties contained in Section 4.6 untrue if made as of the Closing Date.
Section 6.2.    Access to Information. During the Interim Period, to the extent permitted by applicable Law, the Company shall (a) afford Parent and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, IT Systems, copies of books and records, Material Contracts and other documents and data related to the Company and any of its Subsidiaries; (b) furnish Parent and its Representatives with copies of such financial, operating and other data and information related to the Company and any of its Subsidiaries as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.2 shall be conducted during normal business hours upon reasonable advance written notice to the Company and in such manner as not to interfere unreasonably with the conduct of the business of the Company and any of its Subsidiaries. Notwithstanding anything herein to the contrary, no such access or disclosure shall be permitted if it would result in a loss of any attorney-client privilege, violate any confidentiality agreement, Contract or any applicable Law; provided that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable access or disclosure to the maximum extent that does not result in a loss of any such privilege or violation of any such Law or duty. Prior to the Effective Time, without the prior written consent of the Company, which may be withheld for any reason, none of Parent, Merger Sub or any of its or their Representatives shall contact any suppliers or vendors to, or customers of, the Company or any of its Subsidiaries or joint ventures other than in the ordinary course of business of Parent, Merger Sub or any of its or their Representatives unrelated to the Merger. On the date of this Agreement, the Company will deliver to Parent a digital copy of all documents and other information that was included in the Virtual Data Room on or prior to the date hereof.
Section 6.3.    No Solicitation of Other Bids.
(a)    During the Interim Period, the Company shall not, and shall not authorize or permit any of its Affiliates (including the Stockholders) or any of its or their Representatives to, directly or indirectly, (i) solicit for, initiate, or continue inquiries for an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person for a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) for an Acquisition Proposal. Immediately following the execution of this Agreement, the Company shall, and shall direct each of their respective Affiliates and Representatives to, terminate any existing discussions or negotiations with any Persons, other than Parent (and its Affiliates and Representatives), on any Acquisition Proposal, terminate all physical and electronic data room access previously granted to any Persons other than Parent and its Affiliates and Representatives in any Acquisition Proposal and use its reasonable best efforts to cause any Persons other than Parent and its Affiliates and Representatives in possession of non-public information in respect of the Company or its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy (and confirm destruction of) all such information.
(b)    In addition to the other obligations under this Section 6.3, the Company shall promptly (and in any event within 24 hours after receipt thereof by the Company, any Stockholder or their respective Representatives) advise Parent of any Acquisition Proposal, any request for information on any Acquisition Proposal, or any inquiry on an Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in this Section 6.3 by any director or officer of the Company or any of its Subsidiaries or by any other Representative of the Company or its Subsidiaries acting at the Company’s or its Subsidiaries’ direction shall be deemed to constitute a breach of this Section 6.3 by the Company.
Section 6.4.    Notice of Certain Events.
(a)    During the Interim Period, the Company shall promptly (and in any event within two Business Days) notify Parent in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) results in, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in any representation or warranty made by the Company hereunder not being true and correct and which causes a Material Adverse Effect or (C) has resulted in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied;
(ii)    any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in order for the Parties to consummate the transactions contemplated by this Agreement;
(iii)    any written notice or other written communication from any Governmental Entity or Government Official as to the transactions contemplated by this Agreement;
(iv)    any notice or other communication from any Stockholder that such Stockholder intends to be a Dissenting Stockholder; and
(v)    any actions commenced or, to the Knowledge of the Company threatened against (1) the Company or any Subsidiary of the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or (2) the consummation of the transactions contemplated by this Agreement.
(b)    Parent’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Company Disclosure Schedules.
Section 6.5.    Governmental Approvals and Consents.
(a)    During the Interim Period, each Party (other than the Stockholders’ Representative) hereto shall, as promptly as possible, (i) make, or cause or have made, all filings and submissions required under any Law applicable to such party or any of its Affiliates, including, in the case of the Company, required notices to the applicable Gaming Regulatory Authorities; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities and Government Officials (“Government Approvals”) that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, Parent and the Company agree to supply as promptly as possible any additional information and documentary material that may be requested by any Governmental Entities for any Government Approvals. During the Interim Period, the Company shall further provide to Parent any information or documentary materials necessary to obtain any Government Approvals. During the Interim Period, each Party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals; provided that, subject to its undertakings in this Section 6.5, the final determination as to any appearance, presentation, memorandum, submission, brief, argument, opinion or proposal relating to any Government Approvals shall be mutually agreed to between Parent and the Company. The Parties hereto shall not intentionally take any action that will have the effect of materially delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)    During the Interim Period, the Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties necessary for the consummation of the transactions contemplated hereby, as such agreements are described in Schedule 4.3(b) of the Company Disclosure Schedules (and deliver evidence of the same to Parent at or prior to the Closing). Notwithstanding the foregoing, nothing in this Section 6.5(b) shall require Parent or any of its Subsidiaries to (i) propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets, properties or businesses of the Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, (ii) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (iii) or otherwise take any action that limits the freedom of action or otherwise restricts any of the assets, properties or businesses of Parent and its Subsidiaries or the Company or any of its Subsidiaries.
(c)    If any consent, approval or authorization necessary to preserve any right or benefit under any material Contract to which the Company is a party is not obtained prior to the Closing, the Stockholders’ Representative shall, subsequent to the Closing, use commercially reasonable efforts to cooperate with Parent and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.
Section 6.6.    Information Statement. The Company shall use its commercially reasonable efforts to obtain a duly executed counterpart to the Stockholder Consent from each Stockholder that holds Common Stock as expeditiously as possible after the execution and delivery of the Agreement, and the Company shall promptly deliver such executed documents to Parent. The materials submitted to such holders in connection with soliciting the Stockholder Consent shall include the unanimous recommendation of the Company Board of Directors that such holders vote their shares of Common Stock in favor of the adoption of this Agreement, the Merger and the transactions contemplated hereby. As promptly as reasonably practicable after the date hereof and in any event prior to the Closing, the Company shall, or shall cause the Paying Agent to, mail or distribute to all holders of Shares of Common Stock not party to the Stockholder Consent a notice and information statement (an “Information Statement”) which shall include (a) the notification required by Section 228(e) of the DGCL with respect to the Stockholder Consent, (b) a statement in accordance with Section 262 regarding any appraisal rights of the Stockholders, (c) a request that such holder of shares of Common Stock execute and deliver to Parent and the Surviving Corporation the Stockholder Consent or other waiver of appraisal rights under Section 262, and (d) such other documents and information about the transactions contemplated hereby as may be required under the DGCL and other applicable Law and as may otherwise be necessary to discharge the duties of the members of the Company Board of Directors to the holders of shares of Common Stock, together with a copy of this Agreement. Within a reasonable period of time prior to the distribution of the Information Statement to the holders of shares of Common Stock not party to the Stockholder Consent, the Company shall deliver or cause to be delivered to Parent a draft of the Information Statement for Parent’s review and comment, and the Company shall in good faith consider and incorporate any reasonable comments made by Parent to such draft Information Statement in the final Information Statement provided, however, that Parent shall in no way be responsible for any of the content of the Information Statement except for information supplied in writing by Parent expressly for inclusion therein. The Company shall use its reasonable best efforts to cause the conditions set forth in Section 7.2(f) to be satisfied as soon as practicable following the date hereof. Notwithstanding anything to the contrary, time is of the essence with regards to all dates and time periods set forth in this Section 6.6.
Section 6.7.    Financing Cooperation.
(a)    Prior to the Closing Date, the Company will use their commercially reasonable efforts, and will cause each of its Representatives to use their respective commercially reasonable efforts, in each case at Parent’s sole expense, to provide Parent with all cooperation reasonably requested by Parent that is necessary in connection with the arrangement (and consummation) of the Debt Financing, including the conditions precedent set forth in the Debt Commitment Letter and including taking the following actions:

(i)    participating (including causing members of senior management of the Company to participate directly) in a reasonable and limited number of meetings, presentations, bank meetings, drafting sessions and due diligence sessions with the Debt Financing Sources and rating agencies at mutually agreeable times in mutually agreeable locations upon reasonable advance notice;
(ii)    providing reasonable assistance to Parent in connection with one or more credit agreements, purchase agreements, guarantees, certificates (including any solvency certificate contemplated by the Debt Commitment Letter) and other definitive financing documents (including any pledge or security agreement) to the extent required of the Company;
(iii)    furnishing Parent with any financial and other information or documents necessary for any customary bank information memoranda, lender presentations, (including delivery of customary authorization and representation letters), and similar documents relating to the Debt Financing; and
(iv)    at least five (5) Business Days prior to the Closing Date, furnishing Parent and the Debt Financing Sources with all customary documentation and information reasonably available regarding the Company required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the requirements of 31 C.F.R. §1010.230, to the extent reasonably requested in writing by Parent at least seven (7) Business Days prior to the Closing Date.
(b)    Nothing in this Section 6.7 will require the Company to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses for which it has not received, or will receive, reimbursement; (ii) enter into any definitive agreement that would be effective prior to the Closing; (iii) take any action that in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company or create a risk of damage or destruction to any property or assets of the Company; (iv) take any action that would reasonably be expected to result in a violation or breach of, or default under, this Agreement, any organization documents of the Company, any material contract of the Company or any Law; (v) provide access to or disclose information which would result in waiving any attorney-client privilege, work-product or similar privilege, (vi) require the Company to prepare any pro forma financial statements or adjustments or projections or post-Closing or pro forma cost savings, synergies, capitalization adjustments, ownership or other post-Closing pro forma financial information, or (vii) engage in the drafting, negotiation or other preparation of the definitive agreements related to the Debt Financing. In addition, no action, liability or obligation of the Company or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Closing, and neither the Company nor any of its respective Representatives will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing.
(c)    The Company hereby consents to the use of its logos in connection with the Debt Financing so long as (i) such logos are used solely in a manner that is not intended or likely to harm, disparage or otherwise adversely affect the Company or the reputation or goodwill of the Company (and all goodwill arising from the use thereof shall inure to the Company), (ii) such logos are used solely in connection with a description of the Company, their business and products or the transactions contemplated by this Agreement or the other transaction documents, and (iii) the use of such logos occurs post-Closing.

Section 6.8.    Directors’ and Officers’ Indemnification.
(a)    From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company (in each case, when acting in such capacity), determined as of the Effective Time, against any Damages incurred in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been required under Delaware law and its certificate of incorporation and bylaws in effect on the date hereof to indemnify such Person.
(b)    Prior to the Closing Date, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six years.
Section 6.9.    Further Assurances. From time to time following the date of this Agreement, as and when reasonably requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.
Section 6.10.    Employee Plans. If requested by Parent, the Company shall, not later than the date that is one day prior to the Closing Date, take all action necessary to terminate or terminate participation by the Company in any Employee Plan, including the adoption of a resolution of the Company Board of Directors effecting such termination.
Section 6.11.    280G Procedures. The Company shall solicit and make commercially reasonable efforts to obtain prior to the initiation of the requisite shareholder vote procedure described below, a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and the regulations promulgated thereunder (a “Parachute Payment Waiver”), such waiver to be effective in the absence of the shareholder approval described below, in a form reasonably acceptable to Parent, from each Person whom the Company and/or Parent reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure described below, and whom the Company and/or Parent believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and the Company shall have delivered each such Parachute Payment Waiver so obtained to Parent on or before the Closing Date. For all payments for which the Company has obtained a Parachute Payment Waiver, the Company shall hold a vote of its shareholders for the approval (or disapproval) of such payments in accordance with Section 280G(b)(5)(B) of the Code (so as, in case of approval, to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons described above, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code), with such vote to be conducted in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company shall forward to Parent, and allow Parent to review and comment upon, prior to submission to the shareholders of the Company, copies of all material documents prepared for purposes of complying with this provision and shall consider any such comments in good faith.
Section 6.12.    Other Employee Matters. With respect to employees of the Company and its Subsidiaries who continue employment with the Company or its Subsidiaries, as applicable, following the Closing (and only for so long as such employees continue employment with the Company, Subsidiary, Parent or its Affiliates following the Closing), Parent shall use commercially reasonably efforts to, or cause the Company, the applicable Company Subsidiary or one of Parent’s Affiliates to, until the end of the 2026 Calculation Period, provide (i) base salary or wages, target annual cash bonus opportunity, retirement benefits and other employee benefit plans (other than any equity-based, long-term incentive, change in control or transaction based compensation or benefits) that are substantially comparable in the aggregate to those provided by the Company or Company Subsidiary, as applicable, immediately prior to the Closing and (ii) vacation and paid time off benefits that are substantially similar to those provided to similarly situated employees of the Parent. This Section 6.12 shall not (i) be treated as an amendment or other modification of any employee benefit plan, agreement or other arrangement, (ii) limit the right of Parent, the Company or any of their respective Subsidiaries to terminate any employee at any time and for any reason, or (iii) create any third-party rights, benefits or remedies of any nature whatsoever in any employee of the Company or Company Subsidiary (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.
Section 6.13.    Termination of Contracts with Affiliates. The Company shall, and shall cause its Subsidiaries to, pay, settle or discharge all account balances owed from the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, except for those agreements set forth on Schedule 6.13, in each case without any continuing Liability of the Company or any of its Subsidiaries thereunder. Prior to the Closing, the Company shall deliver to Parent written evidence reasonably satisfactory to Parent of each such termination.
Section 6.14.    Resignations. At least four Business Days prior to the Closing Date, the Company shall deliver to Parent a true and complete list of the directors , officers, limited liability company managers and other Persons holding similar titles for the Company and each of its Subsidiaries. At or prior to Closing, the Company shall deliver to Parent the resignations of each such director , officer, limited liability company manager or other Person from such positions with the Company or any of its Subsidiaries, effective as of the Effective Time (unless Parent requests that any such resignation not be delivered) substantially in the form attached as Exhibit G.
Section 6.15.    Books and Records. For a period of six years after the Closing Date, upon reasonable advance written notice, Parent shall, and shall cause its Affiliates to, give the Stockholders’ Representative reasonable access, during normal business hours and without undue interruption of Parent’s or such Affiliate’s business, to all books and records of the Surviving Corporation and its Subsidiaries in the possession of Parent or its Affiliates for periods prior to the Closing, and the Stockholders’ Representative shall have the right, at its own expense (on behalf of the Stockholders), to make copies of any such books and records, to the extent (x) reasonably required by a Stockholder in connection with an action by a Governmental Entity with respect to such Stockholders’ ownership of Shares prior to the Effective Time, (y) necessary to comply with applicable Law or (z) related to the defense of a claim made by a third Person (other than Parent or its Affiliates). Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted if it would result in a loss of any attorney-client privilege, violate any confidentiality agreement, Contract or any applicable Law; provided that Parent, Merger Sub and the Stockholders shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss of such privilege, breach of such agreement or violation of such applicable Law.
Section 6.16.    Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover law is or may become applicable to this Agreement or the transactions contemplated hereby, the Company and its Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.
Section 6.17.    Payoff Letters. On or prior to the Closing Date, the Company shall deliver to Parent copies of executed payoff letters in form and substance reasonably satisfactory to Parent as to the Company’s or its Subsidiaries’ Indebtedness, including the release of all guarantees made by the Company or any of its Subsidiaries and Encumbrances incurred by the Company or any of its Subsidiaries and filing of all documents necessary to effectuate, or reflect in public record, such satisfaction, release and discharge, effective upon the payment of such Indebtedness.
Section 6.18.    Lobbying. Prior to undertaking or engaging in any new initiative to lobby for legislative or regulatory changes in any jurisdiction in respect of any existing line of business or future line of business of the Company or any of its Subsidiaries, the Company shall notify Parent in writing (with such notice specifying the jurisdiction and substance of such initiative in reasonable detail) reasonably in advance of commencing such lobbying initiative.
Section 6.19.    Continued Licensure. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to ensure that all Gaming Permits remain unaffected by the departure of any Person from the Company or its Subsidiaries.
Section 6.20.    Stockholder Confidentiality. As an owner of Shares of the Company, each Stockholder has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information) of the businesses of the Company. As additional consideration for the Merger Consideration and by executing a Letter of Transmittal or an Option Termination Agreement, as applicable, each Stockholder agrees that after the Closing, unless such Stockholder first secures the written consent of an authorized representative of Parent, such Stockholder shall not (except on behalf of Parent or pursuant to the terms of such Stockholder’s employment agreement with the Company or Parent) use for himself, herself, itself or anyone else, and shall not disclose to others, any Confidential Information relating to the business of the Company, except (a) to the extent necessary to comply with the Law, a Governmental Entity or a valid court order of a court with competent jurisdiction, in which event such Stockholder shall so notify Parent as promptly as is practicable (if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (b) to its banks, auditors and attorneys and similar professionals (provided, that such Stockholder shall be liable in the event that any such permitted recipients disclose any information that such Stockholder would be prohibited from disclosing pursuant to this provision); or (c) in order to enforce its rights pursuant to this Agreement or any of the Ancillary Agreements.
Section 6.21.    R&W Policy. Parent shall use commercially reasonable efforts to obtain and bind the R&W Policy insuring Parent and Surviving Corporation for losses due to breaches of representations and warranties of the Company under Article IV and certain Ancillary Agreements, and the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent’s or the provider of the R&W Policy’s reasonable requests to the extent necessary to obtain the R&W Policy. The R&W Policy shall provide that the insurer may not seek to enforce or enforce any subrogation or contribution rights it might have against any of the Stockholders as a result of any alleged breach of any representation or warranty (except in the case of breaches involving Fraud brought against a person committing such Fraud). Parent shall not amend, waive, terminate or modify any provision of the R&W Policy in a manner that would adversely affect the Stockholders without the prior written consent of the Stockholders’ Representative.
Section 6.22.    Cyber Security Insurance Tail Policy. Prior to the Closing Date, the Company shall purchase a “tail” cyber security liability insurance policy covering the Company and its Subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured Persons than the cyber security liability insurance coverage currently maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six years.
Section 6.23.    Closing Conditions. From the date hereof until the Closing, each Party (other than the Stockholders’ Representative) hereto shall, subject to the terms, conditions and limitations contained herein, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
Section 6.24.    Dividend Covenant. Prior to the Closing, the Company shall take all of the actions set forth on Schedule 6.24.

ARTICLE VII.

CONDITIONS TO CLOSING
Section 7.1.    Conditions to Each Party’s Obligation. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to the Closing of the following conditions:
(a)    Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity which must be filed, have occurred or have been obtained on or before Closing, shall have been filed, occurred or been obtained.
(b)    No Injunctions or Restraints; Illegality. No provision of any Law and no Order shall prohibit, restrain or make illegal the consummation of the transactions contemplated hereby or by the Ancillary Agreements.
Section 7.2.    Additional Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent:
(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in Article IV (other than the Fundamental Representations and Warranties) shall be true and correct as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date) (determined in each case without regard to any materiality or Material Adverse Effect qualification contained in any representation and warranty), except where the failure of such representations and warranties to be true and correct would not in the aggregate have a Material Adverse Effect; and (ii) the Fundamental Representations and Warranties shall be true and correct in all respects as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date) (determined in each case without regard to any materiality or Material Adverse Effect qualification contained in any representation and warranty), except for such failures to be true and correct that, individually and in the aggregate, are de minimis.
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(d)    Certificate. Parent shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer of the Company to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.
(e)    Deliverables. Parent shall have received the deliveries set forth in Section 2.12.
(f)    Approval. This Agreement and the Merger shall have been adopted by the holders of not less than 99.1% in voting power of the issued and outstanding Shares entitled to vote thereon, which approval shall be contained in a written consent substantially in the form of Exhibit H hereto, which shall include the approvals necessary to obtain the Company Stockholder Approval (the “Stockholder Consent”).
(g)    Consents. The Company shall have provided those notices and obtained those consents, waivers, authorizations, and approvals of all Governmental Entities and Gaming Regulatory Authorities set forth on Schedule 7.2(g).
(h)    Seller Amended Tax Returns. The Company shall have filed, or caused to be filed, all Seller Amended Returns required pursuant to and in accordance with Section 10.1(a) and Parent shall have received copies of such filed Seller Amended Returns and proof of filing that is reasonably satisfactory to Parent.
(i)    Dividend Covenant. The Company shall have complied in all respects with Section 6.24.
Section 7.3.    Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a)    Representations and Warranties. The representations and warranties of each of Parent and Merger Sub in this Agreement (other than the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.6, and Section 5.7) shall be true and correct as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date) (determined in each case without regard to any materiality or Parent Material Adverse Effect qualification contained in any representation and warranty), except where the failure of such representations and warranties to be true and correct would not in the aggregate have a Parent Material Adverse Effect; and (ii) the representations and warranties set forth in Sections Section 5.1, Section 5.2, Section 5.3, Section 5.6, and Section 5.7 shall be true and correct in all material respects as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).
(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)    Certificate. The Company shall have received a certificate, dated the Closing Date, signed by an officer or other authorized signatory of each of Parent and Merger Sub to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.
ARTICLE VIII.

TERMINATION
Section 8.1.    Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:
(a)    by the mutual written consent of the Company and Parent;
(b)    by Parent by written notice to the Company if:
(i)    (x) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company, any Stockholder pursuant to this Agreement that would result in the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company or such Stockholder, as applicable, within ten (10) days of the Company’s receipt of written notice of such breach from Parent; provided, however, that no such cure period shall be available or applicable to any such breach, inaccuracy or failure which by its nature cannot be cured, and (y) if not cured on or prior to the Closing Date, such breach, inaccuracy or failure would result in the failure of any of the conditions set forth in Article VII to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available if Parent is then in material breach of any provision of this Agreement and such material breach by Parent would give rise to the failure of any of the conditions specified in Article VII;

(ii)    the Closing has not occurred on or before March 2, 2025 (the “Outside Date”), or such later date as the Company and Parent may agree upon in writing; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent if such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(iii)    the Company fails to deliver to Parent within two hours of the execution of this Agreement the Stockholder Consent executed by Stockholders owning not less than 99.1% of the Shares outstanding on the date of this Agreement;
(c)    by the Company by written notice to Parent if:
(i)    (x) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would result in the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub, as applicable, within ten (10) days of Parent’s receipt of written notice of such breach from the Company; provided, however, that no such cure period shall be available or applicable to any such breach, inaccuracy or failure which by its nature cannot be cured, and (y) if not cured on or prior to the Closing Date, such breach, inaccuracy or failure would result in the failure of any of the conditions set forth in Article VII to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available if the Company or any Stockholder is then in material breach of any provision of this Agreement and such material breach by the Company or any Stockholder would give rise to the failure of any of the conditions specified in Article VII; or
(ii)    the Closing has not occurred on or before the Outside Date, or such later date as the Company and Parent may agree upon in writing; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(ii) shall not be available to the Company if such failure shall be due to the failure of the Company or any Stockholder to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(d)    by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Entity shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement; and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose breach of any provision of this Agreement causes such Law or Order to be in effect or the failure of such Law or Order to be removed.
Section 8.2.    Effect of Termination. If this Agreement is terminated as permitted by Section 8.1, such termination shall be without Liability of any party (or any stockholder, equityholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the intentional material breach by any party (other than the Stockholders’ Representative) hereto, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or intentional material breach. The provisions of this Section 8.2 and Article XI (other than Section 11.7) shall survive any termination hereof pursuant to Section 8.1.

ARTICLE IX.

INDEMNIFICATION
Section 9.1.    Indemnification of Parent and Merger Sub.
(a)    From and after the Closing and subject to the limitations contained in this Article IX, each Stockholder will, jointly and severally to the extent of the funds within the Indemnification Escrow Fund and the extent of the funds within the Special Indemnification Escrow Fund and, thereafter, severally and not jointly up to such Stockholder’s Pro Rata Portion of the Merger Consideration, indemnify Parent, GDC America, Inc. and Merger Sub, their respective Affiliates (including the Surviving Corporation) and each of their and their Affiliates’ respective shareholders, officers, directors, employees, agents, Representatives and successors and assigns (collectively, the “Parent Indemnified Parties”) and hold the Parent Indemnified Parties harmless against all damages, losses, Liabilities, fines, claims, forfeitures, obligations, Actions, Taxes, judgments, interest, awards, penalties, fees, costs or expenses (including reasonable expenses of investigation and reasonable and documented attorneys’ fees and expenses in connection with any Action, whether involving a Third-Party Claim or a claim solely between the Parties hereto, to enforce the provisions hereof) (collectively, “Damages”) that the Parent Indemnified Parties have incurred arising out of: (i) the inaccuracy or breach of any representations and warranties set forth in Article IV of this Agreement, any Ancillary Agreement (other than the Specified Offer Letters), including any Third-Party Claim alleging facts that, if true, would constitute a breach of any such representation or warranty, (ii) a breach of any covenant or other obligation of the Company or the Stockholders’ Representative contained in this Agreement or any Ancillary Agreement (other than the Specified Offer Letters), (iii) any Third-Party Claim in respect of Closing Indebtedness or Company Transaction Expenses to the extent such claim was not taken into account in the calculation of the Closing Date Purchase Price or any adjustment thereto pursuant to Section 3.3, (iv) any demand for appraisal or assertion of dissenter’s rights by any stockholder of the Company in connection with the Merger (including any amounts paid in respect of a Dissenting Share in excess of the Fully Diluted Common Number), (v) any inaccuracy in, or claims from any Stockholder related to or arising out of, the Closing Consideration Schedule, including to the extent any Stockholder is entitled to receive any amounts in excess of the amounts indicated on the Closing Consideration Schedule, (vi) Fraud committed by the Company or any of its Subsidiaries (at or prior to the Effective Time), (vii) any Pre-Closing Taxes and (viii) the Special Indemnification Items.
(b)    From and after the Closing and subject to the limitations contained in this Article IX, a Stockholder will severally, and not jointly, up to such Stockholder’s Pro Rata Portion of the Merger Consideration, indemnify and hold the Parent Indemnified Parties harmless against all Damages that the Parent Indemnified Parties have incurred arising out of a breach of any representation, warranty, covenant or other agreement of such Stockholder, in such capacity, contained in this Agreement or any Ancillary Agreement (other than the Specified Offer Letters). For the avoidance of doubt, only the breaching Stockholder, and no other Stockholder, shall have indemnification obligations under this Section 9.1(b).
Section 9.2.    Indemnification of Stockholders. From and after the Closing and subject to the limitations contained in this Article IX, Parent will cause GDC America, Inc. to indemnify each Stockholder and its respective Affiliates and each of its and their Affiliates’ respective shareholders, members, officers, directors, employees, agents, Representatives and successors and assigns (collectively, the “Stockholder Indemnified Parties”) and hold the Stockholder Indemnified Parties harmless against any Damages that the Stockholder Indemnified Parties have incurred by reason of (a) the inaccuracy or breach by Parent or Merger Sub of any representation or warranty of Parent or Merger Sub contained in

Article V of this Agreement, (b) by reason of a breach by Parent or Merger Sub of any covenant of Parent or Merger Sub contained in this Agreement, or (c) Fraud committed by Parent or Merger Sub (at or prior to the Effective Time).
Section 9.3.    Exclusive Remedies. The Parties agree that, notwithstanding anything to the contrary set forth in this Agreement or otherwise, following the Closing, except with respect to (a) the adjustments provided in Article III, (b) claims based on Fraud, (c) claims arising out of Parent’s payment obligations with respect to the Merger Consideration, (d) claims arising out of the Specified Offer Letters or the Restrictive Covenant Agreements, (e) the Escrow Agreement or the Paying Agent Agreement pursuant to the terms thereof, and (f) claims for breaches of any representation or warranty made by a Stockholder in a Letter of Transmittal or Option Termination Agreement, as applicable, (x) the indemnification provisions of this Article IX are the sole and exclusive remedies of the Parties pursuant to this Agreement or in connection with the transactions contemplated hereby and (y) to extent permitted by Law, the Parties hereby waive all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection with the transactions contemplated hereby, whether under any foreign, federal, state, provincial or local Laws, statutes, ordinances, rules, regulations, requirements or orders at common law or otherwise; provided that nothing in this Section 9.3 shall limit any Party’s right to seek and obtain any remedy to which such Party may be entitled pursuant to Section 11.7. For the avoidance of doubt, nothing contained in this Agreement shall be construed to limit the Parent Indemnified Parties’ rights or recovery under the R&W Policy. This Section 9.3 shall not apply to Section 11.17, which shall be enforceable by the Stockholders’ Representative in its entirety against the Stockholders.
Section 9.4.    Survival of Representations and Warranties. All representations and warranties contained in Articles IV and V of this Agreement or any Ancillary Agreement shall survive the Closing and shall remain in full force and effect until the date eighteen (18) months following the Closing Date; provided, however, that (i) the Fundamental Representations and Warranties shall remain in full force and effect for a period of six years, and (ii) the Tax Representations shall remain in full force and effect until sixty (60) days after expiration of the applicable statute of limitations (giving effect to any applicable extensions or waivers thereof). All covenants and agreements of the Parties in Article X and claims for indemnification obligations made under Section 9.1(a)(vii) or for any breach of any covenant in Article X shall survive until sixty (60) days after expiration of the applicable statute of limitations (giving effect to any applicable extensions or waivers thereof). Claims for Fraud hereunder shall survive for twenty (20) years; provided that such survival shall be extended pursuant to any applicable tolling provisions under Delaware Law that would be applicable with respect to claims for Fraud. All covenants and agreements of the Parties contained in this Agreement or in any Ancillary Agreement (other than the Specified Offer Letters any covenants and agreements of the Parties in Article X and claims for indemnification under Section 9.1(a)(vii) or for any breach of any covenant in Article X or Section 6.7) and contemplated to be performed prior to the Effective Time shall survive until the date that is six (6) months following the Effective Time; provided, that, none of covenants or agreements in Section 6.7 shall survive the Effective Time. All covenants and agreements of the Parties contained in this Agreement or in any Ancillary Agreement (other than the Specified Offer Letters, any covenants and agreements of the Parties in Article X and claims for indemnification under Section 9.1(a)(vii) or for any breach of any covenant in Article X) and contemplated to be performed from or after the Effective Time shall survive for the lesser of (x) a period of six (6) years or (y) six (6) months following the period explicitly specified therein. Claims for indemnification obligations made under Section 9.1(a)(viii) shall survive as set forth on Schedule 9.1(a)(viii). Each of the foregoing survival periods, as applicable, an “Indemnification Claims Period.” In the event a claim has been properly made (including written notice having been given to Parent (if the indemnity is sought against Parent and Merger Sub) or the Stockholders’ Representative (if the indemnity is sought against the Stockholders), as applicable), on or prior to the expiration of the applicable Indemnification Claims Period (as modified (if applicable) by the proviso in the preceding sentence), and such claim is unresolved as of the expiration of the Indemnification Claims Period (as modified (if applicable) by the proviso in the preceding sentence), then the right to indemnification with respect to such claim shall remain in effect until such matter has been finally determined in accordance with this Article IX. Claims for indemnification by the Parent Indemnified Parties shall be made and resolved as provided in this Agreement and in the Escrow Agreement. Nothing in this Section 9.4 shall, in any event, be deemed to limit any recovery by the Parent Indemnified Parties under the R&W Policy.
Section 9.5.    Certain Limitations.
(a)    The Stockholders shall not be required to indemnify the Parent Indemnified Parties for those portions of any Damages (i) that were specifically deducted in determining any adjustments pursuant to Article III or (ii) to the extent resulting primarily from any material breach of the Parent’s, Merger Sub’s or Surviving Corporation’s obligations under this Agreement. Parent shall not be required to cause GDC America, Inc. to indemnify the Stockholder Indemnified Parties for those portions of any Damages (x) that were specifically deducted in determining any adjustments pursuant to Article III or (y) to the extent resulting primarily from any material breach of the Company’s, any Stockholder’s or the Stockholders’ Representative’s obligations under this Agreement. No Person shall be indemnified more than once for the same Damages.
(b)    Except in the case of Fraud, the Stockholders’ aggregate liability (i) under Section 9.1(a)(i) (other than with respect to the Fundamental Representations and Warranties and the Tax Representations) shall not exceed the available funds within the Indemnification Escrow Fund and (ii) under Section 9.1(a)(viii) shall not exceed the total available funds within the Indemnification Escrow Fund and the Special Indemnification Escrow Fund.
(c)    Except in the case of Fraud, Parent’s and GDC America, Inc.’s aggregate liability under Section 9.2(a), collectively, shall not exceed $[***].
(d)    Except in the case of Fraud, the aggregate liability of each Stockholder under this Agreement and the Ancillary Agreements shall not exceed the portion of the Purchase Price actually received by such Stockholder.
(e)    Except in the case of Fraud, the aggregate liability of Parent and GDC America, Inc. under this Agreement shall not exceed the Purchase Price.
(f)    Any amounts owed by the Stockholders for indemnification to the Parent Indemnified Parties under Section 9.1(a)(i) (other than with respect to the Fundamental Representations and Warranties and the Tax Representations) shall be exclusively satisfied as follows: (i) first, as a payment by the Escrow Agent from the Indemnification Escrow Fund (on a joint and several basis by the Stockholders to the extent of such funds) and, after such Indemnification Escrow Fund has been exhausted and (ii) second, against the R&W Policy; provided that, in the case of any Fraud, the Parent Indemnified Parties shall not be required to comply with the limitation contained in this clause (f).
(g)    Any amounts owed by the Stockholders for indemnification to the Parent Indemnified Parties under Section 9.1(a)(i) (solely with respect to the Fundamental Representations and Warranties and the Tax Representations) and Section 9.1(a)(vii) shall be exclusively satisfied as follows: (i) first, as a payment by the Escrow Agent from the Indemnification Escrow Fund (on a joint and several basis by the Stockholders to the extent of such funds) and, after such Indemnification Escrow Fund has been exhausted, (ii) second, against the R&W Policy and, after the coverage limit under the R&W Policy has been reached, (iii) third, directly against the Stockholders on a several, and not joint, liability basis in accordance with their Pro Rata Portion to the extent the Parent Indemnified Parties’ aggregate Damages have exceeded the R&W Policy limit; provided that, in the case of any Fraud, the Parent Indemnified Parties shall not be required to comply with the limitation contained in this clause (g).
(h)    Any amounts owed by the Stockholders for indemnification to the Parent Indemnified Parties under Section 9.1(a)(ii)-(vi) shall be exclusively satisfied as follows (x) first, as a payment by the Escrow Agent from the Indemnification Escrow Fund (on a joint and several basis by the Stockholders to the extent of such funds) and, after such Indemnification Escrow Fund has been exhausted, (y) second as a payment by the Escrow Agent from the Special Indemnification Escrow Fund (on a joint and several basis by the Stockholders to the extent of such funds) and, after such Special Indemnification Escrow Fund has been exhausted, (z) third, directly against the Stockholders on a several, and not joint, liability basis in accordance with their Pro Rata Portion to the extent the Parent Indemnified Parties’ aggregate Damages have exceeded both the available funds in the Indemnification Escrow Fund and the Special Indemnification Escrow Fund; provided that, in the case of any Fraud, the Parent Indemnified Parties shall not be required to comply with the limitation contained in this clause (h).
(i)    Any amounts owed by the Stockholders for indemnification to the Parent Indemnified Parties under Section 9.1(a)(viii) shall be exclusively satisfied as follows: (i) first, as a payment by the Escrow Agent from the Special Indemnification Escrow Fund (on a joint and several basis by the Stockholders to the extent of such funds) and, after such Special Indemnification Escrow Fund has been exhausted and (ii) second, as a payment by the Escrow Agent from the Indemnification Escrow Fund (on a joint and several basis by the Stockholders to the extent of such funds); provided that, in the case of any Fraud, the Parent Indemnified Parties shall not be required to comply with the limitation contained in this clause (i).
(j)    Any amounts owed by a Stockholder for indemnification to the Parent Indemnified Parties under Section 9.1(b) shall be exclusively satisfied directly against such Stockholder.
(k)    Any indemnity payment made by the Stockholders to any Parent Indemnified Party, on the one hand, or by Parent or GDC America, Inc. to any Stockholder Indemnified Party, on the other hand, pursuant to this Article IX shall be reduced (i) by an amount equal to any insurance proceeds actually received by such indemnified party in respect of such claim (other than proceeds received under the R&W Policy with respect to claims subject to the Initial Retention (as defined in the R&W Policy)) minus (x) any out-of-pocket expenses (including reasonable and documented attorneys’ fees and expenses) relating to the recovery of such proceeds and (y) any Taxes incurred as a result of such recovery, and (ii) by the amount of any actual reduction in cash Taxes paid by Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries) resulting from the Damages giving rise to such indemnity payment which reduction was actually realized in the taxable year in which such Damages were incurred (as determined by Parent in its reasonable discretion, with such determination to be explained to the Stockholders’ Representative in writing).
(l)    Each of the Parent Indemnified Parties and Stockholder Indemnified Parties shall take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto. The reasonable costs and expenses of mitigation hereunder shall constitute indemnifiable Damages under this Agreement.

(m)    Notwithstanding anything to the contrary set forth in this Agreement, (i) in no event shall any indemnifying party be liable to any indemnified party for any punitive, incidental, consequential, special, or indirect Damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any Damages based on any type of multiple, arising from breaches of any covenants or other obligations of the Company contained in this Agreement or any Ancillary Agreement (other than Specified Offer Letters) and (ii) a Person’s indemnification obligations pursuant to Section 9.1 or Section 9.2 (for the purposes of determining the existence of any inaccuracy or breach of any representation and warranty and calculation of the Damages attributable to such inaccuracy or breach) shall be determined without giving effect to any qualification or exception with respect to “material,” “materiality,” “materially,” “Material Adverse Effect” or similar language with respect to materiality contained in any representation or warranty set forth in Article IV; provided, however, that such qualifications will not be disregarded with respect to Sections 4.6(a) and (b) and the definition of “Material Contract”.
(n)    The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance or non-compliance with any covenant or obligation, will not affect the right to indemnification, compensation or other remedy based upon such representations, warranties, covenants and obligations.
(o)    The right to indemnification compensation or other remedy based upon the representation, warranties, covenant or obligation contained in this Agreement (or any certificate or document delivered pursuant hereto) will not be affected by any investigations (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
(p)    Each Stockholder hereby agrees that (i) the availability of indemnification of the Parent Indemnified Parties under this Article IX shall be determined without regard to any right to indemnification, advancement, contribution or reimbursement that such Stockholder may have from the Company or any of its Subsidiaries (whether such rights may arise from or pursuant to applicable Law, Contract, the Organizational Documents of the Company or any of its Subsidiaries or otherwise), and (ii) such Stockholder shall not be entitled to any indemnification, advancement, contribution or reimbursement from Parent, the Company or any Subsidiary of the Company, or any of their respective Affiliates for amounts for which Parent Indemnified Parties would be entitled to indemnification under this Article IX (determined without regard to any thresholds, deductibles, caps, survival periods or other limitations).
(q)    Notwithstanding anything in this Article IX to the contrary, if a claim may be characterized in multiple ways in accordance with this Article IX such that such claim may or may not be subject to different caps, time limitations and other limitations depending on such characterization, then an indemnified party shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert claims permitted in accordance with this Article IX, and may assert the claim under multiple bases for recovery hereunder; provided, however, that the foregoing shall not be interpreted to allow, and no indemnified party shall be entitled to, double recovery for the same claim.
(r)    Notwithstanding the foregoing provisions of this Article IX, the Stockholders shall not be required to provide indemnification for Taxes hereunder (or Damages related thereto) to the extent (i) such Taxes result from an action not in the ordinary course of business and not contemplated by this

Agreement taken by Parent, the Surviving Corporation, or any of their respective Affiliates, taken on the Closing Date after the Closing which directly or indirectly creates an adverse Tax consequence in or with respect to any Pre-Closing Tax Period; or (ii) such Taxes that were included as a liability in Closing Working Capital or in Company Transaction Expenses or Closing Indebtedness, in each case as finally determined and actually resulting in a reduction to the Merger Consideration received by the Stockholders.

Section 9.6.    Terms and Conditions of Indemnification.
(a)    Any Party seeking indemnification must give the other Party (provided, however, any notice due to or from a Stockholder shall be made only by or to the Stockholders’ Representative) written notice of the claim for Damages (i) stating in reasonable detail the basis on which indemnification is being asserted and the aggregate amount of the Damages or an estimate thereof, in each case to the extent known or determinable at such time, (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, and the nature of the misrepresentation, breach or claim to which such item is related (to the extent known or determinable at such time), (iii) specifying the provision or provisions of this Agreement under which such Damages are asserted, and (iv) including copies of all notices and documents (including court papers) served on or received by the indemnified Party (such notice a “Claim Notice”); provided, however, that no delay on the part of the indemnified party in notifying any indemnifying party (or providing all of the information described above) shall relieve the indemnifying party from any liability or obligation hereunder unless (and then solely to the extent that) the indemnifying party thereby is materially prejudiced by such failure to give timely notice or to timely provide such information. A Claim Notice may be updated and amended from time to time by delivering an updated or amended Claim Notice to other Party, so long as such update or amendment only asserts bases for Damages reasonably related to the underlying facts and circumstances specifically set forth in such original Claim Notice. All Claims properly set forth in an original Claim Notice or any update or amendment thereto shall remain outstanding until such Claims for Damages have been finally resolved or satisfied.
(b)    The respective obligations and liabilities of the Parties to indemnify pursuant to this Article IX in respect of any Damages arising from a claim by a third party (a “Third-Party Claim”) shall be subject to the following additional terms and conditions:
(i)    Parent shall have the right to undertake, by counsel or other representatives of its own choosing, the defense, compromise, and settlement of such Third-Party Claim; provided, however, that to the extent GDC America, Inc. is the indemnified party, Parent shall not, without the prior written consent of the Stockholder’s Representative (such consent not to be unreasonably withheld, conditioned or delayed), consent to a compromise or settlement of any claim.
(ii)    In the event that a Parent Indemnified Party is the indemnified party and Parent elects not to undertake such defense, or fails to defend or fail to diligently prosecute the defense of such Third-Party Claim, the indemnifying party, shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing; provided, however, that the indemnifying party shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), consent to a compromise or settlement of such claim; provided, however, that Parent may withhold its consent in its sole discretion for the compromise or settlement of any claim that (x) seeks an injunction or other equitable relief against Parent, its Subsidiaries or Affiliates (including the Surviving Corporation), (y) includes any admission of guilt, culpability, fault or wrongdoing, or (z) results in money damages that are the responsibility of Parent, its Subsidiaries or Affiliates (including the Surviving Corporation).
(iii)    Notwithstanding anything in this Section 9.6 to the contrary, (A) in the event that the indemnifying party undertakes defense of any claim, the indemnified party shall have the right to participate in the defense, compromise or settlement of the claim at its own cost and expense; provided that if in the reasonable opinion of counsel to the indemnified party, (x) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party or (y) there exists a conflict of interest between the indemnifying party and the indemnified party that cannot be waived, the indemnifying party shall be liable for the reasonable fees and expenses of counsel to the indemnified party in each jurisdiction for which the indemnified party determines counsel is required and (B) in the event the indemnifying party and the indemnified party are unable to cooperate or agree with respect to the defense, consent, settlement or compromise of any claim, the Parties shall engage an independent arbitrator to consult with the indemnifying party, the indemnified party and their respective counsels and other representatives in connection with such claim, and the decision of the arbitrator as to the defense, consent, settlement or compromise of any claim shall be binding and conclusive upon the Parties to this Agreement.
(iv)    Parent’s reasonable costs and expenses in connection with the defense, settlement or resolution of a Third-Party Claim shall constitute Damages whether or not it is ultimately determined that the Third-Party Claim itself is indemnifiable under Section 9.1.
No Stockholder has any individual right to assert any claims for indemnification under this Article IX. Any and all claims for indemnification under this Article IX of any Stockholder Indemnified Party may be brought only by the Stockholders’ Representative (or its successor). Notwithstanding anything to the contrary contained in this Section 9.6(b), in the event of any conflict between the provisions of this Section 9.6(b) and Section 10.5 with respect to any Pre-Closing Tax Contests, Section 10.5 shall control to the extent of such conflict.
Section 9.7.    Resolution of Conflicts
(a)    Uncontested Claims. If, within 30 days after a Claim Notice is delivered to a Party (such 30-day period, the “Objection Period”), the receiving Party either consents in writing to the Claim Notice, or does not contest all or any portion of such Claim Notice in writing to the other Party as provided in Section 11.1, then the receiving Party shall be conclusively deemed to have agreed, on behalf of all indemnifying parties, to the recovery by each applicable indemnified party of the full amount of Damages (or, if a portion of the Claim Notice is contested, the uncontested portion thereof) (subject to the limitations contained in this Article IX) arising out of or resulting from the matters specified in the Claim Notice, including in the case of indemnification by the Stockholders, the delivery to GDC America, Inc. of all or a portion of the Indemnification Escrow Fund or Special Indemnification Escrow Fund, as applicable, to satisfy such Damages and the recovery from the indemnifying parties of any amounts in excess of the Indemnification Escrow Fund or Special Indemnification Escrow Fund, as applicable (subject to the limitations set forth in this Article IX), and, without further notice, to have stipulated to the entry of a final judgment for damages against the indemnifying parties for such amount in any court having jurisdiction over the matter where venue is proper.

(b)    Contested Claims. If, during the Objection Period, the Party receiving the Claim Notice delivers to the other Party written notice contesting all or any portion of a Claim Notice (the contested portion, a “Contested Claim”), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Parent and the Stockholders’ Representative or (ii) in the absence of such a written settlement agreement within 30 days following receipt of the written notice of a Contested Claim (or such longer period as agreed in writing by Parent and the Stockholders’ Representative), in accordance with the terms and provisions of Section 9.7(c).
(c)    Resolution of Contested Claims. If Parent and the Stockholders’ Representative do not enter into a written settlement agreement resolving a Contested Claim during the period contemplated by Section 9.7(b)(ii), either Parent or the Stockholders’ Representative may bring suit in accordance with Section 11.6 to resolve the Contested Claim. Final judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. Notwithstanding the foregoing, if Parent and the Stockholders’ Representative mutually agree in their sole discretion, Parent and the Stockholders’ Representative may submit a Contested Claim to alternative dispute resolution prior to, or in lieu of, pursuing the claim in court.
(d)    Payment of Claims. If any Damages are determined or agreed to be owed to any Parent Indemnified Party in accordance with Section 9.7 (such amount, the “Owed Amount”), then, (i) with respect to any such Owed Amount that, pursuant to the terms of this Agreement, shall be satisfied by amounts remaining in the Indemnification Escrow Fund or the Special Indemnification Escrow Fund, as applicable, the Stockholders’ Representative and Parent shall execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to GDC America, Inc. from the Indemnification Escrow Fund or the Special Indemnification Escrow Fund, as applicable, the Owed Amount (or, if such amount exceeds the amounts then remaining in the Indemnification Escrow Fund or the Special Indemnification Escrow Fund, as applicable, the entire remaining Indemnification Escrow Fund and Special Indemnification Escrow Fund, as applicable) and (ii) with respect to any such Owed Amount that, pursuant to the terms of this Agreement, a Parent Indemnified Party shall be entitled to recover directly from a Stockholder, each Stockholder required to provide such indemnification shall, as promptly as reasonably practicable following the date such Owed Amount is determined or agreed to be owed, pay to such Parent Indemnified Party in immediately available funds the amounts owed by such Stockholder.
Section 9.8.    Indemnification Escrow Fund.
(a)    Within five Business Days following the date that is 18 months after the Closing Date (the “General Escrow Release Date”), Parent and the Stockholders’ Representative shall jointly instruct the Escrow Agent to release to the Paying Agent and the Surviving Corporation, as applicable, from the Indemnification Escrow Fund (pursuant to the Escrow Agreement) in an amount equal to: (i) the Indemnification Escrow Fund remaining as of the General Escrow Release Date, minus (ii) any amounts asserted in good faith by Parent in any Claim Notice with respect to a claim subject to the Indemnification Escrow Fund delivered to the Stockholders’ Representative at or prior to 11:59 p.m. (New York time), on the General Escrow Release Date, but not resolved, at or prior to such time (each such claim a “Continuing General Claim” and, such amount, the “Retained General Indemnity Amount”) for further distribution by (x) the Paying Agent to the Stockholders (other than the holders of vested Company Options) that delivered a properly executed Letter of Transmittal in accordance with such Stockholder’s Pro Rata Portion and (y) the Surviving Corporation to each holder of vested Company Options in accordance with such Stockholder’s Pro Rata Portion, such amount to be paid by the Surviving Corporation to each such Stockholder through its standard payroll procedures, less any applicable withholding, no later than the later of (A) the date that is five (5) Business Days following the date that the Surviving Corporation receives such amount from the Escrow Agent or (B) the next-scheduled payroll date following the date that the Surviving Corporation receives such amount from the Escrow Agent. Notwithstanding the foregoing, within five (5) Business Days following the date that is twelve (12) months after the Closing Date, to the extent the Indemnification Escrow Fund contains more than $[***], Parent and the Stockholders’ Representative shall jointly instruct the Escrow Agent to release to the Paying Agent and the Surviving Corporation, as applicable, from the Indemnification Escrow Fund (pursuant to the Escrow Agreement) an amount, if any, by which the Indemnification Escrow Fund exceeds of the sum of (I) $[***] plus (II) any Retained General Indemnity Amount subject to a Continuing General Claim. The Escrow Agent shall continue to hold the Retained General Indemnity Amount in accordance with Section 9.8(c) and the Escrow Agreement.
(b)    Within five Business Days following the respective release dates identified on Schedule 9.1(a)(viii) (each, a “Special Indemnification Escrow Release Date”), Parent and the Stockholders’ Representative shall jointly instruct the Escrow Agent to release to the Paying Agent and the Surviving Corporation, as applicable, from the Special Indemnification Escrow Fund (pursuant to the Escrow Agreement) an amount set forth under the heading “Schedule of Release” on Schedule 9.1(a)(viii) minus any amounts asserted in good faith by Parent in any Claim Notice with respect to a claim subject to the Special Indemnification Escrow Fund delivered to the Stockholders’ Representative at or prior to 11:59 p.m. (New York time), on the Special Indemnification Escrow Release Date, but not resolved, at or prior to such time (each such claim a “Continuing Special Claim” and, such amount, the “Retained Special Indemnity Amount”) for further distribution by (x) the Paying Agent to the Stockholders (other than the holders of vested Company Options) that delivered a properly executed Letter of Transmittal in accordance with such Stockholder’s Pro Rata Portion and (y) the Surviving Corporation to each holder of vested Company Options in accordance with such Stockholder’s Pro Rata Portion, such amount to be paid by the Surviving Corporation to each such Stockholder through its standard payroll procedures, less any applicable withholding, no later than the later of (A) the date that is five (5) Business Days following the date that the Surviving Corporation receives such amount from the Escrow Agent or (B) the next-scheduled payroll date following the date that the Surviving Corporation receives such amount from the Escrow Agent. The Escrow Agent shall continue to hold the Retained Special Indemnity Amount in accordance with Section 9.8(c) and the Escrow Agreement.
(c)    Following the Escrow Release Date or Special Indemnification Escrow Release Date (as applicable, the “Escrow Release Date”), within one (1) Business Day after resolution and payment of a Continuing Special Claim, or to the extent that Parent determines in good faith that any portion of the Retained Special Indemnity Amount is no longer reasonably necessary to satisfy all indemnification obligations referred to in Section 9.7(c), Parent and the Stockholders’ Representative shall jointly instruct the Escrow Agent to release to the Paying Agent and the Surviving Corporation, as applicable, from the Indemnification Escrow Fund or Special Indemnification Escrow Fund, as applicable, (pursuant to the Escrow Agreement) in an amount equal to (i) the Retained Special Indemnity Amount as of the date of such resolution and payment or the date of such determination, as the case may be (as reduced from time to time pursuant to the terms of this Agreement), minus (ii) the Retained Special Indemnity Amount related to any unresolved Continuing Special Claims (which amounts will continue to be held as the Retained Special Indemnity Amount pursuant to the Escrow Agreement and this Section 9.8(c)) for further distribution by (i) the Paying Agent to the Stockholders (other than the holders of vested Company Options) that delivered a properly executed Letter of Transmittal in accordance with such Stockholder’s Common Stock Pro Rata Portion and (ii) the Surviving Corporation to each Stockholder that holds vested Company Options in accordance with such Stockholder’s Option Pro Rata Portion, such amount to be paid by the Surviving Corporation to each such Stockholder through its standard payroll procedures, less any applicable withholding, later than the later of (x) the date that is five (5) Business Days following the date that the Surviving Corporation receives such amount from the Escrow Agent or (y) the next-scheduled payroll date following the date that the Surviving Corporation receives such amount from the Escrow Agent. Upon final resolution of all Continuing Special Claims, Parent and the Stockholders’ Representative shall jointly instruct the Escrow Agent to release any remaining portion of the Retained Special Indemnity Amount in accordance with this Section 9.8(c) and the Escrow Agreement.
ARTICLE X.

CERTAIN TAX MATTERS
Section 10.1.    Tax Returns.
(a)    The Company shall prepare and file, or cause to be prepared and filed, (i) all Tax Returns of, or with respect to, the Company and its Subsidiaries (other than the [***] Stub Returns described in clause (iii)) that are required to be filed on or prior to the Closing Date (taking into account any applicable extensions of time to file) (each Tax Return described in this clause (i), a “Pre-Closing Tax Return”), (ii) all amended Tax Returns for OddsJam Inc. for the 2023 taxable year for U.S. federal, and all applicable state and local, Income Tax purposes in the jurisdictions in which the Initial Consolidated Tax Returns will be filed, which such amended Tax Returns shall be prepared in a manner consistent with past practice of OddsJam Inc. and the corresponding originally filed Tax Returns other than any changes to the extent necessary to reflect a taxable period beginning January 1, 2023 and ending November 15, 2023 (each amended Tax Return described in this clause (ii), a “Seller Amended Return”), and (iii) all Tax Returns for[***] for the taxable period beginning the date of its incorporation and ending November 15, 2023 for U.S. federal, and all applicable state and local, Income Tax purposes in the jurisdictions in which the Initial Consolidated Tax Returns will be filed (each Tax Return described in this clause (ii), an “[***] Stub Return”). Each Pre-Closing Tax Return and [***] Stub Return shall be prepared in a manner consistent with past practice of the Company or applicable Subsidiary to the extent permitted by applicable Law at a “more likely than not” or higher level of confidence. The Company shall provide to Parent (x) all Pre-Closing Tax Returns as soon as possible prior to the applicable due date thereof (taking into account any applicable extensions of time to file) and (y) all Seller Amended Returns and [***] Stub Returns as soon as possible prior to the Closing Date, in each case of clauses (x) and (y) for Parent’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed). The Company shall execute and file, or cause to be executed and filed, each such Pre-Closing Tax Return as approved by Parent, and timely pay, or cause to be timely paid, all Taxes required with respect to such Pre-Closing Tax Return.
(b)    Parent shall have the right to prepare and file, or cause the Company and its Subsidiaries to prepare and file, all Tax Returns of the Company and its Subsidiaries other than Pre-Closing Tax Returns, Seller Amended Returns and [***] Stub Returns (in each case except to the extent the Company fails to file such Tax Return on or prior to the Closing Date). To the extent that any such Tax Return relates to a Pre-Closing Tax Period or Straddle Period for a Tax for which Parent could seek indemnification from Stockholders under this Agreement (each, a “Seller Return”), such Seller Return shall be prepared in accordance with past practices of the Company or applicable Subsidiary to the extent permitted by applicable Law at a “more likely than not” or higher level of confidence as determined by Parent’s tax accountants and auditors; provided, that the Parties acknowledge and agree that the Company and its Subsidiaries shall file Income Tax Returns for U.S. federal, and all applicable state and local, Income Tax purposes on a consolidated, combined, affiliated, unitary, or similar basis (such group, the “Company Consolidated Group”) for the taxable period beginning November 16, 2023 and ending

September 30, 2024 (such Tax Returns, the “Initial Consolidated Tax Returns”), including adopting a September 30, tax year and making valid elections to file as an Affiliated Group with respect to such Initial Consolidated Tax Returns for such taxable period. The Company shall submit all Seller Returns to the Stockholders’ Representative no later than 30 days prior to the due date (taking into account any applicable extensions of time to file), or in the case of any Seller Return that is filed on a monthly or shorter basis, as soon as possible prior to the due date (taking into account any applicable extensions of time to file), for the Stockholders’ Representative’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed); provided, however, that Seller Returns with a due date within 45 days following the Closing Date shall be provided to the Stockholders’ Representative for the Stockholders’ Representative’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed) as promptly as reasonably practicable before the due date (taking into account any applicable extensions of time to file). Parent shall cause the Company and its applicable Subsidiaries to execute and file, or cause to be executed and filed, such Seller Returns, as prepared in accordance with this Section 10.1(b). The Stockholders shall pay or cause to be paid to GDC America, Inc. on or prior to 3 days prior to the applicable due date all amounts due and payable on such Seller Returns to the extent such amounts constitute a Pre-Closing Tax.
(c)    Notwithstanding anything in this Agreement to the contrary, (A) Parent and its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall have the right to prepare and file all Tax Returns of all Parent Consolidated Groups, (B) in no event shall Parent or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) be required to provide any Person with a copy of, or access to, any Tax Return or related information of (I) Parent or any of its Affiliates (other than the Company and its Subsidiaries) (other than a pro forma of any portions of a Tax Return filed with respect to the Surviving Corporation and its Subsidiaries that relates solely to the Company and/or its Subsidiaries and such other information relating solely to the Company and/or its Subsidiaries as may be reasonably necessary to provide the Stockholders’ Representative with the ability to reasonably review, comment on, and approve the Tax Returns provided to it pursuant to Section 10.1(b)), or (II) the Parent Consolidated Group (other than a pro forma of any portion of a Tax Return of a Parent Consolidated Group that relates solely to the Company and its Subsidiaries and such other information relating solely to the Company and/or its Subsidiaries as may be reasonably necessary to provide the Stockholders’ Representative with the ability to reasonably review, comment on, and approve the Tax Returns provided to it pursuant to Section 10.1(b)), and (C) none of the Stockholders, the Stockholders’ Representative or any of their Affiliates shall have any rights with respect to any audit, examination, contest, Action or other Proceeding relating to Tax matters or any Tax Return of (I) Parent or any of its Affiliates (other than the Company and its Subsidiaries) or (II) a Parent Consolidated Group.
Section 10.2.    Transfer Taxes. Notwithstanding anything to the contrary herein, all real estate transfer, stock transfer, transfer, conveyance, documentary, sales, use, stamp, recording and other similar Taxes (including any related penalties, additions to Tax and interest) imposed in connection with the consummation of the transactions contemplated by this Agreement (such Taxes, “Transfer Taxes”), and all costs and expenses associated with the preparation and filing of any Tax Returns required with respect to Transfer Taxes, shall be borne 50% by the Stockholders and 50% by GDC America, Inc. The Party or any Stockholder that is, or whose Affiliate is, required by applicable Law to file any necessary Tax Returns or other documentation with respect to any Transfer Taxes shall file, or cause to be filed, such Tax Returns and other documentation, and the Parties (other than the Stockholders’ Representative) shall reasonably cooperate with respect to the preparation and filing of such Tax Returns, including if required by applicable Law, joining (or causing the relevant Affiliates to join) in the execution of any such Tax Returns and other documentation.

Section 10.3.    Tax Sharing Agreements. The Stockholders shall cause all Tax Sharing Agreements between the Company and/or any of its Subsidiaries on the one hand, and any Stockholders and/or any Affiliates of any Stockholders on the other hand, shall be terminated effective on or prior to the Closing so as to cause there to be no continuing Liability on the part of the Company or any of its Subsidiaries following such termination.
Section 10.4.    Allocation of Taxes with Respect to Straddle Periods. For purposes of this Agreement, (i) in the case of any Taxes and Tax Liabilities that are withholding Taxes or are imposed on or with respect to income, gains, receipts, sales and use for a Straddle Period, the portion of such Tax related to the Pre-Closing Tax Period shall be determined as though the taxable year of the relevant entity ended as of the end of such date based on an interim closing of the books as of the end of the Closing Date and (ii) the amount of any other Taxes for a Straddle Period related to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period prior to and including the Closing Date, and the denominator of which is the number of days in such Straddle Period; provided, that all permitted allowances, credits, exemptions and deductions that are normally computed on an annual or periodic basis (such as depreciation and amortization deductions) shall be treated as accruing on a daily basis and shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period to the extent permitted by applicable Law.
Section 10.5.    Tax Contests. Following the Closing, Parent will have the sole right (but not the obligation) to conduct and control any audit, assessment, proposed adjustment, deficiency, action, suit, court or administrative proceeding, investigation or dispute or similar Proceeding, claim or event with respect to any Tax matter that affects the Company or any of its Subsidiaries (“Tax Contest”). In case after the Closing, if Parent or the Company or any of its Subsidiaries receives notice of any pending or threatened Tax Contests with respect to any Pre-Closing Tax Period which any of the Parent Indemnified Parties could seek reimbursement from or indemnification against the Stockholders pursuant to this Agreement (“Pre-Closing Tax Contest”), Parent shall promptly notify in writing the Stockholders’ Representative of such matter; provided, however, no delay or failure on the part of Parent to comply with such notice requirements under this Section 10.5 shall relieve any Stockholder from any liability or obligation under this Agreement unless such delay or failure materially prejudices the Stockholders. Parent will have the sole right to lead the response and defense of any such Pre-Closing Tax Contest; provided, that the Stockholders’ Representative shall have the right (but not the obligation) to participate in the defense of such Pre-Closing Tax Contest and to employ counsel, at its own expense, separate from the counsel employed by Parent; provided, further, that Parent shall not settle any Pre-Closing Tax Contest in a manner that would give rise to an indemnification obligation to the Stockholders pursuant to this Agreement without the prior written consent of the Stockholders’ Representative (such consent not to be unreasonable withheld, conditioned or delayed). Parent’s reasonable costs and expenses in connection with the defense, settlement or resolution of any Pre-Closing Tax Contest shall constitute Damages whether or not it is ultimately determined that the Pre-Closing Tax Contest results in an indemnification obligation under Section 9.1. In the event of any conflict between the provisions of this Section 10.5 and any other provision of this Agreement, this Section 10.5 shall control to the extent of such conflict.
Section 10.6.    Cooperation. Parent, the Company and its Subsidiaries, and the Stockholders’ Representative, will reasonably cooperate with each other, as and to the extent reasonably requested by the other parties, in connection with the preparation of Tax Returns of the Company and its Subsidiaries pursuant to this Article X, and any audits, examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company and its Subsidiaries, including the furnishing or making available during normal business hours of records, books of account, or other materials reasonably relevant and necessary for the preparation of such Tax Returns or the conduct of any such audit, examinations or other proceeding and making personnel (as reasonably required) available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder; provided, however, that (a) the provision of any information or access pursuant to this Section 10.6 will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested by the auditors in connection with the sharing of work papers and (b) nothing in this Section 10.6 will require any Party to disclose information that is subject to attorney-client privilege.
Section 10.7.    Transaction Tax Deductions; Associated Tax Return Positions.
(a)    The Parties agree to elect to treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all applicable Income Tax purposes to the extent permitted by applicable Law. The Parties acknowledge that any applicable Tax Returns shall elect the safe harbor with respect to any applicable Transaction Tax Deductions that are success-based fees in accordance with Internal Revenue Service Rev. Proc. 2011-29, 2011-18 I.R.B. 746. Any Transaction Tax Deductions shall be reported by the Company and its Subsidiaries on applicable Income Tax Returns as arising in a Pre-Closing Tax Period to the maximum extent permitted by applicable Law at a “more likely than not” or greater level of confidence, and all allocations under Section 10.4 shall be made consistent therewith (notwithstanding anything in Section 10.4 to the contrary). The Parties acknowledge and intend that the Company and its Subsidiaries will become members of a consolidated group together with GDC America, Inc. effective as of the date after the Closing Date and that the taxable year of the Company and its Subsidiaries will end as of the end of the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1). Parent and its Affiliates (including, after the Closing, the Company and its Subsidiaries) will (x) not take any position on any Tax Return that any transaction occurring on or prior to the Closing Date (including payment or accrual for Tax purposes of the Company Transaction Expenses or items of Closing Indebtedness) should be treated as occurring at the beginning of the day following the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or cause the Company or its Subsidiaries to make any election under Treasury Regulations Section 1.1502-76(b)(2)(ii) or Treasury Regulations Section 1.1502-76(b)(2)(iii) to ratably allocate items incurred by the Company or its Subsidiaries for any taxable period ending on or prior to the Closing Date and (y) determine any limitations under Section 382 of the Code on the GDC America, Inc.’s and its Subsidiaries’ use of Pre-Closing NOL Carryforwards in the 2025 Tax Year by applying the “338 Approach” as described in IRS Notice 2003-65, in each case without the prior written consent of the Stockholders’ Representative (not to be unreasonably withheld, conditioned or delayed). The Parties shall prepare all Tax Returns consistently with this Section 10.7 except to the extent required by a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding provision of state or local Law).
(b)    Parent shall cause GDC America, Inc. to pay, without duplication, to the Stockholders any Transaction Tax Benefit within twenty (20) Business Days of realizing such Transaction Tax Benefit through the filing of the Income Tax Returns (other than any Tax Return with respect to estimated Tax payments) of GDC America, Inc. and its Subsidiaries for the taxable year ending December 31, 2025 (the “2025 Tax Year”); provided, that the cumulative amount of Transaction Tax Benefits payable pursuant to this Section 10.7(b) shall not be in excess of the amount set forth on Schedule 10.7(b). For this purpose, a “Transaction Tax Benefit” means any reduction in the cumulative cash Income Tax liability of GDC America, Inc. and its Subsidiaries for the 2025 Tax Year resulting from the utilization of the net operating loss carryforwards generated solely as a result of Transaction Tax Deductions taken in a Pre-Closing Tax Period, which deductions shall be reported consistently with Section 10.7(a) (such carryforwards, “Pre-Closing NOL Carryforwards”). A Transaction Tax Benefit will be deemed to be realized in the 2025

Tax Year only if, and to the extent that, calculated on a “with” and “without” basis, GDC America, Inc.’s and its Subsidiaries’ cumulative liability for cash Income Taxes for the 2025 Tax Year measured at the end of such taxable year (thus not including reductions for estimated Tax payments), calculated by excluding Pre-Closing NOL Carryforwards, exceeds GDC America, Inc.’s and its Subsidiaries’ cumulative liability for cash Income Taxes for the 2025 Tax Year, calculated by including Pre-Closing NOL Carryforwards and treating such Pre-Closing NOL Carryforwards as the last items claimed for the 2025 Tax Year (thus by taking into account all other applicable items of income, gain, deduction or loss, and any other available net operating loss carryforwards and other Tax attributes (not otherwise attributable to the Pre-Closing NOL Carryforwards) before Pre-Closing NOL Carryforwards). Any Transaction Tax Benefit paid pursuant to this Section 10.7(b) shall be paid net of any costs and expenses incurred to obtain a Transaction Tax Benefit, including preparing computations, schedules or other documents in connection with determining the amount of Transaction Tax Benefits realized. If any Taxes are imposed on Parent, GDC America, Inc. or their respective Affiliates as a result of a disallowance or reduction of any Transaction Tax Benefit for which the Stockholders received payment pursuant to this Section 10.7(b), the Stockholders shall pay to GDC America, Inc. an amount equal to such Tax within fifteen (15) days of receipt of notice by Parent or GDC America, Inc. of such disallowance or reduction. All determinations required to be made in connection with this Section 10.7(b) shall be made by Parent in its reasonable discretion and shall be conclusive and binding on Parent, GDC America, Inc., and the Stockholders.
Section 10.8.    Certain Post-Closing Covenants. Without the prior written consent of the Stockholders’ Representative (not to be unreasonably withheld, conditioned or delayed), none of Parent or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) shall, to the extent relating solely to the Company or any of its Subsidiaries, (a) file any amended Tax Return for any Pre-Closing Tax Period or (b) make any election or any change to any Tax election that has retroactive effect to, any Pre-Closing Tax Period (including, without limitation, any election under Section 338 of the Code), other than any Tax election made in connection with the Tax Return preparation procedures under Section 10.1(b), in each case of clauses (a) and (b) solely to the extent such action would reasonably be expected to give rise to or increase an indemnification obligation for the Stockholders under Article IX.
Section 10.9.    Intended Tax Treatment.
(a)    The Parties intend that the Merger contemplated hereunder shall be treated as a taxable sale of the Common Stock pursuant to Section 1001(a) of the Code, other than any portions of any Performance Amount, Escrow Amount, Holdback Amount, and any adjustment payable under Article III treated as imputed interest under applicable Law (including pursuant to Sections 483 or 1274 of the Code or any similar provisions of state, local or non-U.S. Tax Laws). Other than payments to Optionholders with respect to its Company Options received in connection with the performance of services for the Company or any of its Subsidiaries, no payment to any Stockholder shall be treated, or reported, as a payment of compensation or wages. Additionally, the Parties acknowledge that the stockholders of Parent are not contributing capital to Parent on or around the time of transactions contemplated by this Agreement (including pursuant to a plan to make a contribution to capital of Parent in conjunction with effecting the transactions contemplated by this Agreement) and that the transactions contemplated herein are not intended to be governed by Section 351 of the Code.
(b)    Unless otherwise required by applicable Law, subject to Section 10.9(a), the Parties agree that (i) any adjustments to the Purchase Price made pursuant to Article III, (ii) any indemnification payment made pursuant to Article IX of this Agreement, and (iii) any amount payable pursuant to Section 10.1(b), in each case of clauses (i) through (iii) shall be treated as a purchase price adjustment for all applicable Tax purposes (with the applicable portion of any such adjustment treated as imputed interest to the extent required by applicable Law, including pursuant to Sections 483 or 1274 of the Code (or any similar provisions of state, local or non-U.S. Tax Laws), as applicable).
(c)    Each Party hereto shall prepare all applicable Tax Returns consistently with this Section 10.9 except to the extent required by a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding provision of state or local Law).
ARTICLE XI.

MISCELLANEOUS
Section 11.1.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery); or (c) on the date sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto). Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)    if to Parent, Merger Sub or the Surviving Corporation:
Gambling.com Group Limited
The Station at LoSo
3600 South Boulevard
Suite 200
Charlotte, NC 28209
Attention: Michael J. Stein, Esq., Senior Vice President & General Counsel
Email: michael.stein@gdcgroup.com

with a copy to (which shall not constitute notice):
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Ross E. Sturman, Esq.; Joseph F. Rosati, Esq.
Email: ross.sturman@whitecase.com; joseph.rosati@whitecase.com
(b)    if, prior to the Closing, to the Company:
Odds Holdings, Inc.
1104 West Broad Street, #1075
Falls Church, VA 22046
Attention: Ankit Goyal
Email: ankit@oddsjam.com

with a copy to (which shall not constitute notice):
Cruz-Abrams Seigel LLC
600 17th Street, Suite 2800 South,
Denver, Colorado 80202
Attention: Carlos Cruz-Abrams, Esq.; Sherry Liu, Esq.
Email: carlos@caslawfirm.com; sherry@caslawfirm.com
if to any Stockholder (after the Closing) or to the Stockholders’ Representative:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO, 80202
Attention: Managing Director
Email: deals@srsaqcuiom.com
Section 11.2.    Interpretation. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (a) to “$” and “dollars” are to the currency of the United States and to the extent any amounts are not referenced in the currency of the United States, such amounts shall be calculated on an as-converted basis to the currency of the United States using the spot exchange rate as of the close of business on the Closing Date and (b) to “days” shall be to calendar days unless otherwise indicated. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit, Annex or Schedule. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, U.S.A., unless otherwise specified. Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any Contract, instrument or statute shall be deemed to refer to such Contract, instrument or statute, as amended, as of such date, and (y) any rules or regulations promulgated under any such statute, in each case, as of such date). Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect, and nothing set forth in any provision herein will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision hereof. References to “this Agreement” shall include the Company Disclosure Schedules. The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. The phrases “provided to Parent” or “made available to Parent” (and any similar phrases) means the posting by the Company, the Stockholders or their respective Representatives of the various materials, documents and information produced by or on behalf of the Company or the Stockholders throughout Parent’s due diligence review process to the Virtual Data Room up until one (1) Business Day prior to the date of this Agreement. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The terms “will” and “shall” are to be interpreted to have the same meaning.
Section 11.3.    Company Disclosure Schedules. All section headings in the Company Disclosure Schedules correspond to the sections of this Agreement, but the disclosure of any matter in the Company Disclosure Schedules shall be deemed to be disclosed with respect to any other Section of the Company Disclosure Schedules as and to the extent that the relevance of such matter to such other Section is reasonably apparent to Parent on its face. The disclosure of any matter in the Company Disclosure Schedules is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by the Company or any Stockholder not expressly set out in this Agreement, nor to be treated as adding to or extending the scope of any of the Company’s representations and warranties in this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any Company Disclosure Schedule is intended to imply that that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material, are or are not in the ordinary course of business or are or are not required to be disclosed on the Company Disclosure Schedules, and no Party shall use the fact that such amount, item or matter has been set forth in any Company Disclosure Schedule in any dispute or controversy between the Parties as to whether any amount, item or matter not described herein or included in any Company Disclosure Schedule is or is not material or is or is not in the ordinary course of business, or is or is not required to be disclosed on the Company Disclosure Schedules, in each case for purposes of this Agreement. Unless the context otherwise requires, all capitalized terms used in the Company Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. No disclosure in the Company Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. No disclosure in the Company Disclosure Schedules shall be deemed to create any rights in any third party.
Section 11.4.    Counterparts. This Agreement may be executed and delivered (including via scanned pdf image or other electronic means) in two or more counterparts, each of which shall be deemed to be an original instrument, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 11.5.    Entire Agreement. This Agreement (including the Ancillary Agreements, the exhibits and schedules hereto and the other instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
Section 11.6.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Each of the Parties hereto hereby consents to the jurisdiction of the state and federal courts located in the State of Delaware, to the exclusion of any other jurisdiction, for the purposes of all legal Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (including any Letter of Transmittal or Option Termination Agreement delivered by a Stockholder). Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection which he or it may now or hereafter have to the laying of venue in any such court or that any such Proceeding which is brought in accordance with this Section has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. EACH PARTY HERETO EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO RECOVER PUNITIVE DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LETTER OF TRANSMITTAL OR OPTION TERMINATION AGREEMENT DELIVERED BY A STOCKHOLDER). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.
Section 11.7.    Specific Performance. Each of the Parties acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching Party may be irreparably and immediately harmed and may not be made whole by monetary damages. It is accordingly agreed that the Parties (a) shall be entitled to seek, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in accordance with any action instituted in accordance with Section 11.6 and (b) will waive, in any action for specific performance, the defense of the adequacy of a remedy at law. Notwithstanding the foregoing, it is explicitly agreed that the right of a Party to seek specific performance or other equitable remedies shall be subject to the requirements that all of the conditions to Closing set forth in Article XI were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing would have been required to occur but for the breach alleged by the non-breaching Party.
Section 11.8.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, provided, that the prior written consent of the Stockholders’ Representative shall only be required after the Closing, provided further, however, that Parent, Merger Sub or the Surviving Corporation may assign its rights hereunder to (x) one or more of its Affiliates without the written consent of any other Party at any time and (y) after the Effective Time, to any Person, subject to the restrictions set forth in Section 2.6(e) and (z) for collateral security purposes, to any lender providing financing to Parent or its Affiliates (including, for the avoidance of doubt, in connection with the Debt Commitment Letter and the documentation related to the Debt Financing).
Section 11.9.    Amendment. This Agreement may not be amended prior to the Effective Time except by an instrument in writing signed on behalf of each of Parent, Merger Sub, the Company and the Stockholders’ Representative; provided that no amendment or waiver to Section 11.8, this Section 11.9 or Section 11.22 (or any defined term used therein (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Sections or defined terms used therein)) that is adverse to any Debt Financing Source Related Party shall be effective as to such Debt Financing Source Related Party without the written consent of the Debt Financing Sources. This Agreement may not be amended after the Effective Time except by an instrument in writing signed on behalf of Parent and the Stockholders’ Representative.
Section 11.10.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.11.    Confidentiality.
(a)    The terms of the Confidentiality Agreement shall continue in full force and effect up to the Effective Time in accordance with its terms (and any information shared under Section 6.2 shall be subject to the Confidentiality Agreement) and are incorporated by reference herein. Except as required by applicable Law or any listing agreement with any national securities exchange, each party hereto shall maintain the confidentiality of the terms of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect. For the avoidance of doubt, Parent and Merger Sub shall, and shall cause its and their Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to Section 6.2.
(b)    The Stockholders’ Representative acknowledges that the success of the Company and its Subsidiaries after the Effective Time depends upon the continued preservation of the confidentiality of information regarding the business, operations and affairs of the Company and its Subsidiaries (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, Intellectual Property and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”) accessed or possessed by the Stockholders’ Representative and its Affiliates and that the preservation of the confidentiality of such information by the Company and its Subsidiaries (before the Effective Time), the Stockholders, the Stockholders’ Representative and their respective Affiliates is an essential premise of the transactions contemplated by this Agreement. The Stockholders’ Representative shall hold, and shall cause its Representatives to hold, in confidence and not disclose to any other Person or use (other than for the purposes of performing the obligations of the Stockholders’ Representative under this Agreement, or enforcing the rights of the Stockholders’ Representative or the Stockholders under this Agreement and the Ancillary Agreements), any Confidential Information. Notwithstanding the foregoing, any such Person may disclose Confidential Information as and to the extent required by applicable Law, so long as the disclosing party (x) provides prior written notice thereof (to the extent legally permissible) to the party whose information will be disclosed and (y) uses commercially reasonable efforts to seek a protective order (in the case of the Stockholders’ Representative, such protective order shall be at Parent’s expense) causing such information so disclosed to be kept confidential. Notwithstanding anything herein to the contrary, following Closing, the Stockholders’ Representative shall be permitted to disclose information to advisors and representatives of the Stockholders’ Representative and to the Stockholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.
Section 11.12.    [Reserved].
Section 11.13.    Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of all other Parties (in the case of the Company (before the Closing) and in the case of the Stockholders’ Representative (after the Closing); provided, however, that any Party may make any public disclosure that is required by Law or, in the case of Parent, pursuant to the requirements set forth in its or its subsidiaries’ debt documents or in accordance with the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or the NASDAQ Stock Market (in which case the disclosing Party will advise the other Parties as promptly as practicable prior to making the disclosure and will consider in good faith any suggestions with respect to the content thereof); provided, further, that Parent may issue a press release upon each of the signing of this Agreement and Closing announcing such signing or closing, as applicable, and describing the Merger and the transactions related thereto, in each case upon prior delivery of a draft to the Company (before the Closing) and the Stockholders’ Representative (after the Closing) and considering in good faith any comments of the Company (before the Closing) and the Stockholders’ Representative (after the Closing) but without the prior written approval of any Party. In addition, none of the Company, the Stockholders, any Subsidiary of the Company or the Stockholders’ Representative shall make any communication to any suppliers, lenders, creditors, distributors, employees, customers, other contracting parties or others having business or financial relationships with the Company or any of its Subsidiaries pertaining to this Agreement and the transactions contemplated herein without the prior written approval of Parent. For the avoidance of doubt, nothing in this Section 11.13 shall prevent a Party from having contact or communications with such suppliers, lenders, creditors, distributors, employees, customers or other contracting parties in the ordinary course of business and unrelated to this Agreement or the transactions contemplated hereby. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, the Stockholders’ Representative shall be permitted to announce that it has been engaged to serve as the Stockholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.
Section 11.14.    No Third-Party Beneficiaries. This Agreement constitutes an agreement solely among the Parties hereto and is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable, including any right of employment, on any Person (including any employee or former employee of the Company or any Subsidiary of the Company) other than the Parties hereto, GDC America, Inc. and their respective successors or permitted assigns, or otherwise constitute any

Person a third-party beneficiary under or by reason of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall constitute the Parties hereto partners or participants in a joint venture.
Section 11.15.    Expenses.
Except as otherwise expressly provided herein or in any Ancillary Agreement, all (i) Company Transaction Expenses shall be the responsibility of the Stockholders and (ii) fees, costs and expenses incurred by Parent or Merger Sub in connection with the drafting, negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the fees and disbursements of legal counsel, financial advisors and accountants, shall be paid by Parent; provided, however, that all Company Transaction Expenses incurred by the Company shall be paid by the Company at or prior to the Closing. Any Company Transaction Expenses incurred by the Company and unpaid at or prior to the Closing, however arising, shall be paid by the Stockholders without contribution by the Company, the Surviving Corporation, Merger Sub or Parent (i) through an adjustment to the Closing Date Purchase Price, or (ii) by the Stockholders in cash by wire transfer of immediately available funds, to an account designated in writing by Parent.
Section 11.16.    Receipt of Payments. From and after the Closing, if any Stockholder shall receive any payment in respect of the Business (other than as to Merger Consideration or payments for indemnification under Article IX), then such Stockholder shall promptly, and in any event no later than 10 Business Days, following the date such Stockholder became aware of its receipt of such payment, notify Parent of such payment and remit such payment to Parent or GDC America, Inc. by wire transfer of immediately available funds, to an account designated by Parent, without set-off or deduction of any kind (except as required by applicable Law). Each Stockholder agrees that it shall hold any amounts received by it to which Parent is entitled under this Section 11.16 in trust and agrees that it shall have no right, title or interest whatsoever in such amounts.
Section 11.17.    Stockholders’ Representative.
(a)    For purposes of this Agreement and the Ancillary Agreements, the Company and each Stockholder by virtue of the adoption and approval of this Agreement and approval of the Merger and/or acceptance of any consideration pursuant to this Agreement or by signing the Stockholder Consent, the Letter of Transmittal, or the Option Termination Agreement and receiving the benefits thereof, each of the Stockholders have constituted, appointed and empowered effective from and after the Closing, Shareholder Representative Services LLC, as the Stockholders’ Representative, for all purposes in connection with this Agreement, and any related agreements, and for the benefit of the Stockholders and the exclusive agent and attorney-in-fact to act on behalf of each Stockholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority to: (i) execute this Agreement, the Ancillary Agreements and other agreements, documents and certificates pursuant to such agreements, including all amendments to such agreements, and take all actions required or permitted to be taken under such agreements, (ii) authorize delivery to Parent of all or any portion of the Escrow Fund, in satisfaction of purchase price adjustment claims, indemnification claims or other claims contemplated by this Agreement or as provided in the Escrow Agreement or Paying Agent Agreement, (iii) negotiate, execute and deliver such waivers, consents and amendments as the Stockholders’ Representative, in its sole discretion, may deem necessary or desirable; (iv) enforce and protect the rights and interests of the Stockholders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement or the Ancillary Agreements and the transactions provided for herein and therein, and to take any and all actions which the

Stockholders’ Representative believes are necessary or appropriate under this Agreement or the Ancillary Agreements for and on behalf of the Stockholders, including consenting to, compromising or settling any such claims, conducting negotiations with Parent, the Company and their respective Representatives regarding such claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Company or any other Person, or by any Governmental Entity against the Stockholders’ Representative (on behalf of the Stockholders) and/or any of the Stockholders, and receive process on behalf of any or all Stockholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Stockholders’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the Ancillary Agreements; (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Stockholders’ Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions; and (F) use the Holdback Amount to satisfy any expenses incurred by the Stockholders’ Representative in connection with fulfilling its obligations hereunder from and after the Closing Date (including the fees and expenses of any Independent Auditor pursuant to Article III or Article X; (v) refrain from enforcing any right of the Stockholders arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Stockholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Stockholders’ Representative or by the Stockholders unless such waiver is in writing signed by the waiving party or by the Stockholders’ Representative; (vi) make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement; (vii) engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Stockholders in connection with any matter arising under this Agreement; and (viii) collect, hold and disburse the Holdback Amount and any other amounts due and payable to the Stockholders’ Representative for the benefit of the Stockholders, in accordance with the terms of this Agreement or the Ancillary Agreements.
(b)    By virtue of the adoption and approval of this Agreement and approval of the Merger or by signing the Stockholder Consent, Letter of Transmittal, or the Option Termination Agreement and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Stockholder grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the specific and limited matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Stockholders’ Representative may lawfully do or cause to be done by virtue hereof. Each Stockholder further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Stockholders’ Representative of any documents executed by the Stockholders’ Representative pursuant to this Section 11.17, such Stockholder shall be bound by such documents as fully as if such Stockholder had executed and delivered such documents. No bond shall be required of the Stockholders’ Representative. Any and all actions taken by the Stockholders’ Representative on behalf of the Stockholders shall be deemed to be facts ascertainable outside this Agreement and shall be binding on all of the Stockholders. The Stockholders shall cooperate with the Stockholders’ Representative and any accountants, attorneys or other agents whom the Stockholders’ Representative may retain to assist in carrying out the Stockholders’

Representative duties hereunder. The Parties acknowledge that the Stockholders’ Representative obligations under this Section 11.17 are solely as a representative of the Stockholders as set forth in this Agreement. All notices, counter notices, or other instruments or designations delivered by any Stockholder or the Stockholders’ Representative shall not be effective unless, but shall be effective if, signed by the Stockholders’ Representative, and if not, such document shall have no force and effect whatsoever hereunder and Parent and any other Person may proceed without regard to any such document. The Stockholders’ Representative may resign at any time.
(c)    The Stockholders’ Representative shall be entitled to (a) receive reimbursement from the Stockholders for all expenses and charges incurred by the Stockholders’ Representative in connection with the performance of their duties and the fulfillment of their obligations under this Agreement, and (b) be indemnified by the Stockholders. The Stockholders’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders shall indemnify the Stockholders’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholders’ Representative from (i) the funds in the Holdback Amount and (ii) any other funds that become payable to the Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Stockholders; provided, that while the Stockholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.
(d)    All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.
(e)    The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder and (ii) shall survive the consummation of the transactions contemplated by this Agreement, and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Stockholder notwithstanding any contrary action of or direction from such Stockholder and no Stockholder shall have any right to object, dissent, protest or otherwise contest the same, except for actions or omissions of the Stockholders’ Representative constituting willful misconduct. The provisions of this Section 11.17 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Stockholder, and any references in this Agreement to a Stockholder shall mean and include the successors to the rights of such Stockholder (as applicable) hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
(f)    Parent acknowledges and agrees that the Stockholders’ Representative is a party to this Agreement solely to perform certain functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of Parent and Merger Sub acknowledges and agrees that the Stockholders’ Representative shall have no liability to, and shall not be liable for any losses of, any of Parent or Merger Sub in connection with any obligations of the Stockholders’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except (i) to the extent such losses shall be proven to be the direct result of willful misconduct by the Stockholders’ Representative in connection with the performance of its obligations hereunder.
Section 11.18.    Actions of the Stockholders’ Representative. A decision, act, consent or instruction of the Stockholders’ Representative hereunder shall constitute a decision of all of the Stockholders and shall be final, binding and conclusive upon each and every Stockholder, and the Paying Agent, the Escrow Agent, Parent, Merger Sub and the Company may rely upon any decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every Stockholder. The Escrow Agent, the Paying Agent, Parent, Merger Sub and the Company are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Representative. Parent and any other Person are hereby expressly authorized to rely on the genuineness of the signature of the Stockholders’ Representative.
Section 11.19.    Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Stockholder, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Stockholder, and its officers, directors, partners, employees, members, managers, trustees, successors and assigns of each of them (but, for clarity, excluding the Company) (the “Releasing Persons”), hereby releases and discharges the Company and its Subsidiaries and their respective Affiliates, officers, directors, employees, stockholders (including Parent), members, managers, trustees, successors and assigns (collectively, the “Released Persons”) from and against all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had, or may hereafter have against the Released Persons arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Released Persons, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or cause to be commenced, any Action of any kind against the Released Persons, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Agreement.
Section 11.20.    No Other Representations. Except as expressly set forth in Article IV (including the related portions of the Company Disclosure Schedules) and the certificate required to be delivered pursuant to Section 7.2(d) or a representation or warranty set forth in any other Ancillary Agreement, neither the Company nor any other Person makes any representation or warranty, written or oral, express or implied, at law or in equity, by statute or otherwise. Any such other representations or warranties are hereby expressly disclaimed, including, without limitation, any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or as to the accuracy or completeness of any information, documents or materials regarding the Company or its Subsidiaries furnished or made available to Parent and its Representatives, the future revenue, profitability or success of the Company or its Subsidiaries, or any other representation or warranty arising from statute or otherwise in Law. Except as expressly set forth in Article V and the certificate required to be delivered pursuant to Section 7.3(c) or a representation or warranty set forth in any other Ancillary Agreement, none of Parent, Merger Sub nor any other Person makes any representation or warranty, written or oral, express or implied, at law or in equity, by statute or otherwise. Any such other representations or warranties are hereby expressly disclaimed including, without limitation, any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or as to the accuracy or completeness of any information, documents or materials regarding Parent furnished or made available to the Company and its Representatives, the future revenue, profitability or success of Parent, or any other representation or warranty arising from statute or otherwise in Law.
Section 11.21.    Conflicts and Privileges. Each of Parent and Merger Sub acknowledges that each of Cruz-Abrams Seigel LLC, Blais Halpert Tax Partners LLP, Catlow Law and Ifrah Law PLLC (collectively, “Company Counsel”) has acted as counsel for the Company, its Subsidiaries and the Stockholders in connection with the negotiation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby that, in the event of any post-Effective Time matters or disputes between the parties, the Stockholders reasonably anticipate that Company Counsel will represent them in such matters or disputes. Parent consents to, and agrees to cause the Surviving Corporation to consent to, Company Counsel’s representation of the Stockholders in any such post-Effective Time matter or dispute concerning this Agreement or the Ancillary Agreements or any transaction contemplated hereby or thereby, including one in which the interests of the Parent and the Surviving Corporation, on the one hand, and the Stockholders, on the other hand, are adverse, whether or not such matter or dispute is substantially related to a matter in which Company Counsel may have previously advised the Company, its Subsidiaries and the Stockholders. All communications between Company Counsel, on the one hand, and the Company, its Subsidiaries, the Stockholders’ Representative and/or any Stockholder, or any of their respective directors, officers, employees or other representatives, on the other hand, that directly relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or any dispute arising under this Agreement or the Ancillary Agreements (collectively, the “Deal Communications”) shall belong to and be controlled by the Stockholders and shall not pass to or be claimed by the Parent or the Surviving Corporation. All Deal Communications that are attorney-client privileged shall remain privileged after the Effective Time and the attorney-client privilege, attorney work-product protection, and expectation of client confidence relating thereto shall belong to and be controlled by the Stockholders and may be waived only by the Stockholders’ Representative, and shall not pass to be claimed or used by the Parent or the Surviving Corporation.
Section 11.22.    Debt Financing Matters.
Notwithstanding anything in this Agreement to the contrary, the Parties hereto hereby: (a) agree that any action, suit or proceeding in any court or before any Governmental Entity, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Related Party, arising out of or relating to, this Agreement, any Debt Financing or any of the agreements (including the Debt Commitment Letter) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or in respect of any oral representations made or alleged to have been made in connection herewith or therewith shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action, suit or proceeding to the exclusive jurisdiction of such court and hereby agrees that it will not bring or support any such suit, action or proceeding in any other forum, (b) any such claims or causes of action in such action, suit or proceeding shall be exclusively governed by, and construed and interpreted in accordance with, the domestic laws of the State of New York (without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York), except as otherwise provided in any Debt Commitment Letter, (c) agrees that service of process upon the Company in any such action, suit or proceeding shall be effective if given by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court, (e) WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE RELATED PARTY IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, ANY DEBT FINANCING, THE DEBT COMMITMENT LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR PERFORMANCE OF ANY SERVICES THEREUNDER, and (f) agrees that no Debt Financing Source Related Party will have any liability to the Company, or any of its Affiliates, relating to or arising out of this Agreement, any Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (g) the Company (in each case on behalf of itself and its Affiliates and Representatives) (i) hereby waives any claims or rights against any Debt Financing Source Related Party relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Debt Financing Source Related Party in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source Related Party by or on behalf of the Company or any of its Affiliates or any Representative thereof in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated and (h) agrees that the Debt Financing Source Related Parties are express third-party beneficiaries of, and may enforce, any of the provisions of Section 11.8, Section 11.9 and this Section 11.22, and that such provisions or any defined term used in this Section 11.22 (or any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Sections or defined terms used therein) shall not be amended in any way materially adverse to any Debt Financing Source Related Party without the prior written consent of the Debt Financing Sources.
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IN WITNESS WHEREOF, the Parties have signed in their individual capacities or have caused this Agreement to be signed by their respective authorized signatories thereunto duly authorized as of the date first written above, as applicable.
GAMBLING.COM GROUP LIMITED,
as Parent
By:        /s/ Charles Gillespie
Name:    Charles Gillespie
Title:    Chief Executive Officer
ODYSSEY MERGER CORP.,
as Merger Sub
By:        s/ Michael Stein
Name:    Michael Stein
Title:     Assistant Secretary
    [Signature Page to Agreement and Plan of Merger]

ODDS HOLDINGS, INC.,
as the Company
By:        /s/ Ankit Goyal
Name: Ankit Goyal
Title: President
    [Signature Page to Agreement and Plan of Merger]

Shareholder Representative Services LLC,
solely in its capacity as the Stockholders’ Representative
By:        /s/ Corey Quinlan
Name:    Corey Quinlan
Title:     Director, Deal Intake

    [Signature Page to Agreement and Plan of Merger]